Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SOLARCITY CORPORATION,

ZOOM ACQUISITION CORPORATION,

ZOOM ACQUISITION LLC,

ZEP SOLAR, INC.,

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS SHAREHOLDER REPRESENTATIVE, AND

WITH RESPECT TO ARTICLE VIII, IX AND X ONLY

U.S. BANK NATIONAL ASSOCIATION, AS ESCROW AGENT

Dated as of October 8, 2013

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Key Employee Non-Competition and Non-Solicitation Agreement
Exhibit B	Form of Voting Agreement
Exhibit C	Form of Joinder Agreement
Exhibit D	Form of Option Cancellation Agreement
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of Director and Officer Resignation Letter
Exhibit G	Form of Charter Amendment
Exhibit H	Form of Key Employee Offer Letter
Exhibit I	Form of Legal Opinion of Counsel to the Company
Exhibit J	Form of Escrow Sale Instruction Letter
Exhibit K	U.S. Bank Money Market Deposit Account Terms
Exhibit L	U.S. Bank Security Procedures

Schedules

Schedule I	Designated Securityholders
Schedule 1.1(p)	Company Core Hardware Products
Schedule 1.1(vv)	Specified Indebtedness
Schedule 1.1(yy)	Key Employees
Schedule 1.1(zz)	Knowledge Persons
Schedule 2.7(f)(i)	Assumed Options
Schedule 2.7(f)(ii)	Unvested Option Cashout
Schedule 5.2	Parent Individuals
Schedule 5.2(ff)	Prohibited Option Bonus Agreement Payments
Schedule 6.7(b)	Agreements Requiring Notices
Schedule 6.7(c)	Agreements to be Modified
Schedule 6.7(d)	Agreements to be Cancelled
Schedule 6.7(e)	Agreements to be Terminated
Schedule 6.22	Deliveries Under Commercial Agreement
Schedule 6.23(a)	Indemnification Schedule
Schedule 6.24	Option Bonus Agreement
Schedule 7.2(f)(i)	Agreements Requiring Consents, Waivers and Approvals
Schedule 7.2(f)(ii)	Agreements Requiring Modification
Schedule 7.2(f)(iii)	Agreements Requiring Termination
Schedule 7.2(f)(iv)	Agreements Requiring Cancellation
Schedule 7.2(f)(v)	Required Notices
Schedule 7.2(h)(ii)	Key Employees Executing Key Employee Non-Competition and Non-Solicitation Agreements
Schedule 7.2(l)	Liens Required to be Released
Schedule 8.2(a)(ix)	Designated Indemnification Matters
Schedule 10.11	Authorized Representatives for Disbursements

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 8, 2013 (the “Agreement Date”) by and among SolarCity Corporation, a Delaware corporation (“Parent”), Zoom Acquisition Corporation, a California corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub One”) Zoom Acquisition LLC, a California limited liability company and a wholly-owned direct subsidiary of Parent (“Merger Sub Two” and together with Merger Sub One, the “Merger Subs”), Zep Solar, Inc., a California corporation (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as shareholder representative (the “Shareholder Representative”), and with respect to Articles VIII, IX and X, U.S. Bank National Association, as Escrow Agent (the “Escrow Agent”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.

RECITALS

A. The boards of directors of each of Parent, Merger Subs and the Company have determined it is advisable and in the best interests of each corporation and their respective stockholders or shareholders, as the case may be, that Parent and the Company enter into a business combination transaction in accordance with the California Corporation Code (the “CCC”) pursuant to which, among other things, Merger Sub One will merge with and into the Company (the “First Step Merger”), and, in furtherance thereof, have approved this Agreement and the Merger. As soon as practicable following the First Step Merger, and as part of a single integrated transaction, Parent will cause the Company, as the surviving entity in the First Step Merger, to merge with and into Merger Sub Two, with Merger Sub Two continuing as the surviving entity (the “Second Step Merger” and, taken together with the First Step Merger, the “Merger”). For U.S. federal income Tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement will be, and is hereby, adopted as a “plan of reorganization” within the meaning of Section 1.368 2(g) of the U.S. Income Tax Regulations promulgated under the Code (the “Treasury Regulations”).

B. Pursuant to the First Step Merger, among other things, and upon the terms and subject to the conditions of this Agreement, (i) the Company will be the surviving corporation of the First Step Merger, (ii) Merger Sub One will be the merged corporation and shall cease to exist in accordance with the CCC, (iii) all issued and outstanding Company Capital Stock will be converted into the right to receive a portion of the Merger Consideration as set forth herein and (iv) certain issued and outstanding Company Options will be assumed and certain issued and outstanding Company Options will be cancelled.

C. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and Merger Subs to enter into this Agreement, (i) each of the Key Employees listed on Schedule 7.2(h)(ii) shall enter into a non-competition and non-solicitation agreement with Parent, in substantially the form attached hereto as Exhibit A (collectively, the “Key Employee Non-Competition and Non-Solicitation Agreements”), and (ii) each Key Employee shall execute an offer letter (collectively, the “Key Employee Offer Letters”), each to be effective as of the Effective Time.

D. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and Merger Subs to enter into this Agreement, certain holders of shares of Company Capital Stock or Company Options set forth in Schedule I (each, a “Designated Securityholder”) shall execute and deliver to Parent and Merger Subs (i) Voting Agreements, in substantially the form attached hereto as Exhibit B (each, a “Voting Agreement” and collectively, the “Voting Agreements”) and (ii) Joinder and Waiver Agreements, in substantially the form attached hereto as Exhibit C (each, a “Joinder Agreement” and collectively, the “Joinder Agreements”).

E. The Company, on the one hand, and Parent and Merger Subs, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Affiliate” shall mean with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

(b) “Affiliated Group” shall mean an affiliated, consolidated, combined, unitary or similar group for Tax purposes, including any arrangement for group or consortium relief or similar arrangement.

(c) “Antitrust Law” shall mean any Law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(d) “Base Escrow Amount” shall mean $15,800,000; provided, however, that if, prior to the Effective Time, any Person initiates a Claim against the Company, any of the Company’s Subsidiaries, any of the officers or directors of the Company or its Subsidiaries or any Key Employee, in their capacity as such, or their respective affiliates related to the matters referenced on Schedule 8.2(a)(ix) following the Agreement Date and prior to the Effective Time, the Base Escrow Amount shall be increased by $2,000,000 (the “Additional Escrow Amount”) to an aggregate amount equal to $17,800,000.

(e) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

(f) “China ROHS” shall mean China’s Management Methods on the Control of Pollution Caused by Electronic Information Products, as amended, and any and all implementing Laws.

(g) “Claim” shall mean any cause of action or suit (whether in contract, tort or otherwise), action, claim, written demand, charge, hearing, complaint, litigation (whether at law or in equity, whether civil or criminal), assessment, controversy or audit by or before any Governmental Entity, arbitration, proceeding or investigation by any Governmental Entity or any other Person.

(h) “Closing Cash” shall mean the aggregate amount of cash in bank accounts of the Company and its Subsidiaries immediately prior to the Effective Time.

(i) “Closing Indebtedness” shall mean the aggregate amount of any and all Indebtedness of the Company and its Subsidiaries as of immediately prior to the Effective Time.

(j) “Closing Price” shall mean the volume-weighted sales price per share rounded to four decimal places of Parent Common Stock on the NASDAQ Global Market for the consecutive period of ten (10) Business Days beginning at 9:30 a.m. New York time on the tenth (10th) Business Day immediately preceding the Effective Time and concluding at 4:00 p.m. New York time on the first (1st) Business Day immediately preceding the Effective Time, as calculated by Bloomberg Financial LP under the function “SCTY US Equity.”

(k) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(l) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(m) “Commercial Agreement” shall mean that certain Master Procurement Agreement, dated as of August 2, 2012, by and between Parent and the Company, as amended, restated, supplemented or otherwise modified from time to time.

(n) “Company Capital Stock” shall mean the Company Common Stock, Company Preferred Stock and any other shares of capital stock of the Company.

(o) “Company Common Stock” shall mean shares of common stock, par value $0.0001 per share, of the Company.

(p) “Company Core Hardware” shall mean those products set forth on Schedule 1.1(p) and all prior versions thereof.

(q) “Company Employee Plan” shall mean any plan, program, policy, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, compensatory stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans.

(r) “Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance, condition or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, (i) that is or would reasonably be expected to be or become materially adverse to the condition (financial or otherwise), business, assets (including intangible assets), liabilities, operations or results of operations of the Company and its Subsidiaries, or (ii) that would reasonably be expected to materially impede the authority or ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law, except in each case to the extent that any such Effect proximately results from any of the following: (A) changes in general economic conditions or changes affecting the industry generally in which the Company operates (provided that such changes do not affect the Company disproportionately as compared to other companies operating in the same industries or geographies as the Company); (B) natural disasters, acts of war, armed hostility or terrorism, or any worsening thereof or actions taken in response thereto, or other national or international calamity, crisis or emergency occurring within or outside the United States (provided that such acts do not affect the Company disproportionately as compared to other companies operating in the same industries or geographies as the Company); (C) any changes in applicable Law or GAAP (provided that such changes do not affect the Company disproportionately as compared to other companies operating in the same industries or geographies as the Company); (D) compliance with this Agreement or other actions taken by the Company at the written request of Parent (provided, in each case, that prior to taking, or refraining from taking, an action, as applicable, the Company notifies Parent in writing if the Company believes that such action or inaction, as applicable, would or would reasonable likely result in a Company Material Adverse Effect without giving effect to this clause (D)); (E) the pendency or announcement of the transactions contemplated by this Agreement; or (F) any failure to achieve any earnings, revenue or other financial projections (provided that such exclusion shall not apply to any underlying Effect that may have caused such failure to achieve such earnings, revenue or other financial projections).

(s) “Company Option” shall mean any issued and outstanding option (but excluding Company Warrants) to purchase or otherwise acquire shares of Company Capital Stock (whether or not vested).

(t) “Company Preferred Stock” shall mean shares of the Series A Preferred Stock, par value $0.0001 per share, of the Company.

(u) “Company Products” shall mean all products, technologies or service offerings of the Company and its Subsidiaries that have been owned, made, marketed, provided, imported for resale, sold, licensed, or distributed by or on behalf of the Company and its Subsidiaries since its inception, and including any such products or services under development that form the basis, in whole or in part, of any revenue projection made available by Company in connection with the negotiation of this Agreement.

(v) “Company Restricted Stock” shall mean shares of Company Capital Stock that are unvested or are subject to a repurchase option, substantial risk of forfeiture or other similar condition (in each case giving effect to any acceleration of vesting or lapse of such option, risk or condition due to the consummation of the transactions contemplated by this Agreement) under any applicable restricted stock purchase agreement or other similar agreement with the Company.

(w) “Company Securityholder” shall mean any Company Shareholder, any holder of Company Options and any holder of Company Warrants, in each case as of immediately prior to the Effective Time.

(x) “Company Shareholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time (after giving effect to the exercise, conversion, cancellation or termination of each Company Option and each Company Warrant pursuant to Section 2.7(f) and Section 2.7(g), respectively, immediately prior to the Effective Time).

(y) “Company Warrant” shall mean any issued and outstanding warrant (other than Company Options) to purchase or otherwise acquire shares of Company Capital Stock.

(z) “Continuing Employee” shall mean each Employee who (i) for U.S. Employees, is offered at-will employment with Parent or any of its Subsidiaries, accepts such offer of at-will employment prior to the Effective Time and remains an employee of Parent or any of its Subsidiaries as of immediately after the Effective Time, or (ii) for non-U.S. Employees, is an employee of the Company or any of its Subsidiaries as of immediately prior to the Effective Time, and, in each case, remains an employee of the Interim Surviving Entity or one of its Subsidiaries or becomes an employee of Parent or one of its Subsidiaries as of immediately after the Effective Time.

(aa) “Contract” shall mean any written or oral contract, agreement, instrument, legally binding commitment or undertaking of any nature (including any lease, mortgage, indenture, note, guarantee, covenant, letter of intent, insurance policy, permit, concession, franchise, license, sublicense, subcontract, purchase order or other legally binding arrangement, obligation, understanding or commitment), including in each case any contingent or springing obligations and any amendments, supplements, or other modifications thereto.

(bb) “Covered SEC Costs” shall mean the Company’s actual out of pocket and documented costs incurred with respect to the Financials, in an aggregate amount not to exceed $50,000.

(cc) “Covered Severance Costs” shall mean, for each Employee of the Company or Subsidiary of the Company that the Company terminates prior to the Closing at the written request of Parent, the greater of (i) an amount equal to two (2) weeks of severance pay for such Employee so terminated (at such Employee’s regular rate of pay) plus one (1) week of pay (at such Employee’s regular rate of pay) for every full year such Employee was employed by the Company or Subsidiary of the Company, provided that, for the avoidance of doubt, an Employee’s regular rate of pay is exclusive of any bonuses or commissions that have been paid, are payable, or may become payable to such Employee, or (ii) the amount of any severance that is required to be paid by the Company or any of its Subsidiaries by applicable Law to non-U.S. Employees.

(dd) “DOL” shall mean the United States Department of Labor.

(ee) “Employee” shall mean any current or former employee (including any such individual engaged through a third party agency), consultant, independent contractor or director of the Company or any ERISA Affiliate.

(ff) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other employment-related Contract between the Company or any ERISA Affiliate and any Employee.

(gg) “Environmental Laws” shall mean any and all Laws which prohibit, regulate or control protection of the environment and worker health and safety, any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Occupational Safety and Health Act, WEEE, ROHS, and China ROHS, and all as amended from time to time.

(hh) “Environmental Permit” shall mean any approval, permit, registration, certification, license, clearance or consent required to be obtained from any private person or any Governmental Entity with respect to a Hazardous Material Activity which is or was conducted by the Company and its Subsidiaries.

(ii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any official guidance promulgated thereunder.

(jj) “ERISA Affiliate” shall mean each Subsidiary of the Company and any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(kk) “Escrow Amount” shall mean that number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the Base Escrow Amount by (ii) the Closing Price (rounded down to the nearest whole share of Parent Common Stock).

(ll) “Estimated Third Party Expenses” shall mean the amount of Third Party Expenses anticipated to be incurred or payable by the Company or any of its Subsidiaries or Parent upon or after the Closing (including amounts incurred or payable prior to the Closing which remain unpaid as of immediately prior to the Closing), as estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date.

(mm) “Expense Escrow Amount” shall mean that number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the Expense Fund Amount by (ii) the Closing Price (rounded down to the nearest whole share of Parent Common Stock).

(nn) “Expense Fund Amount” shall mean $300,000.

(oo) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(pp) “Frame License Agreement” means the Company’s standard license agreement pursuant to which the Company grants licenses under its patents to frame and component manufacturers to manufacture products that are compatible with the Company’s Zep Compatible™ platform (as further described on the Company’s website at www.zepsolar.com/index.php/zep-compatible).

(qq) “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(rr) “Governmental Entity” shall mean any U.S. federal, state, municipal, local or foreign government, or, in each case, any political subdivision thereof, or any authority, agency, board, commission, department or other regulatory entity or body, entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or other governmental power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

(ss) “Hazardous Material” shall mean any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, biohazardous, a medical waste, or otherwise a potential danger to health, reproduction or the environment.

(tt) “Hazardous Material Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, labeling, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required payment of waste fees or charges (including so called e-waste fees) and compliance with any recycling, packaging, product take back or product content requirements (including but not limited to ROHS, WEEE, and China ROHS).

(uu) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

(vv) “Indebtedness” shall mean, without duplication, (i) all Liabilities (including any applicable accrued and unpaid penalties (including with respect to any prepayment thereof), accrued and unpaid interest and premiums) of the Company or any of its Subsidiaries relating to the following: (A) for borrowed money, (B) evidenced by notes, bonds, debentures or other similar instruments, (C) for the deferred purchase price of goods or services (excluding trade payables incurred in the ordinary course of business consistent with past practice), (D) as lessee under leases that have been recorded as capital leases, in accordance with GAAP, (E) under acceptances, letters of credit or similar facilities for drawn amounts, (F) under conditional or installment sale or other title retention Contracts relating to purchased property, and (G) all guarantees of any of the foregoing of another Person; and (ii) all amounts set forth on Schedule 1.1(vv).

(ww) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement, whether written or unwritten, that has been established, adopted, or maintained by the Company or any ERISA Affiliate, or contributed to or required to be contributed to, by the Company or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

(xx) “IRS” shall mean the United States Internal Revenue Service.

(yy) “Key Employees” shall mean the employees of the Company listed in Schedule 1.1(yy).

(zz) “Knowledge” shall mean (i) with respect to any Person, the actual knowledge of such Person, and (ii) with respect to the Company, (A) the actual knowledge of the Persons identified in Schedule 1.1(zz)(X) and the knowledge that such Person would reasonably be expected to have obtained if such persons had made reasonable inquiry of (1) those current employees of the Company who directly report to such persons and that have administrative or operational responsibility for the matter that is the subject of such inquiry and (2) those professional legal and accounting advisors to the Company listed on Schedule 1.1(zz)(Y) who performed services on the matter that is the subject of such inquiry, and (B) the actual knowledge of the directors of the Company in their capacities as directors of the Company.

(aaa) “Law” shall mean any statutes, rules, codes, regulations, restrictions, resolutions, ordinances, orders, decrees, approvals, guidance, promulgations, directives, judgments, injunctions, writs, awards, decrees or other similar legal requirements having the force or effect of law, issued by, adopted, promulgated, or put into effect by any Governmental Entity.

(bbb) “Liabilities” shall mean all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or order of any Governmental Entity and those arising under any Contract.

(ccc) “Lien” shall mean, with respect to any asset, any lien, pledge, charge, adverse title claim, mortgage, deed of trust, security interest, defect in title, preemptive right, vesting limitation, right of first offer or refusal, transfer restriction of any kind or other encumbrance of any sort in respect of such asset.

(ddd) “Merger Consideration” shall mean the number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the Final Adjusted Merger Consideration by (ii) the Closing Price (rounded down to the nearest whole share of Parent Common Stock).

(eee) “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(fff) “Parent Common Stock” shall mean the common stock, par value $0.0001 per share of Parent.

(ggg) “Parent Material Adverse Effect” shall mean any Effect, individually or when taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Parent Material Adverse Effect, (i) that is or would reasonably be expected to be or become materially adverse to the condition (financial or otherwise), business, assets (including intangible assets), liabilities, operations or results of operations of Parent, taken as a whole, or (ii) that would reasonably be expected to materially impede the authority or ability of Parent to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law, except in each case to the extent that any such Effect directly results from any of the following: (A) changes in general economic conditions or changes affecting the industry generally in which Parent operates (provided such changes do not affect Parent disproportionately as compared to other companies operating in the same industries or geographies as Parent); (B) natural disasters, acts of war, armed hostility or terrorism or any worsening thereof or actions taken in response thereto, or other national or international calamity, crisis or emergency occurring within or outside the United States (provided that such acts do not affect Parent disproportionately as compared to other companies operating in the same industries or geographies as Parent); (C) any changes in applicable Law or GAAP (provided that such changes do not affect Parent disproportionately as compared to other companies operating in the same industries or geographies as such entity); or (D) any change in the trading volume or trading price of Parent Common Stock on the NASDAQ Global Market, or any failure to meet published analyst estimates (provided that such exclusion shall not apply to any underlying Effect that may have caused such change in trading volume or trading price or such failure to meet such estimates).

(hhh) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(iii) “Per Share Merger Consideration” shall mean, for each share of Company Capital Stock outstanding immediately prior to the Effective Time, the quotient obtained by dividing (i) the Merger Consideration by (ii) the Total Outstanding Shares.

(jjj) “Permits” shall mean all notifications, licenses, permits (including construction and operation permits), franchises, concessions, certificates, consents, grants, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

(kkk) “Permitted Liens” shall mean (i) Liens for Taxes that are not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (ii) non-exclusive licenses (other than occupancy rights) granted by the Company in the ordinary course of business, (iii) mechanics’, carriers’, workers’, repairers’, and other similar Liens imposed by Law arising or incurred in the ordinary course of business for obligations that are not yet past due, (iv) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) liens in favor of customs and revenue authorities arising as a matter of Law to secure payments of customs duties in connection with the importation of goods, and (vi) zoning regulations, restrictive covenants and easements or other encumbrances that do not detract in any material respect from the value of the Company’s leasehold estates and do not materially and adversely affect, impair or interfere with the use by the Company of any property affected thereby.

(lll) “Permitted Purchase Orders” shall mean (A) purchase orders from customers of the Company or its Subsidiaries entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practice, provided that such purchase orders are in the standard form for such customer, the forms of which are attached as Sections 3.13(a)(xx)(A) through Sections 3.13(a)(xx)(H) of the Disclosure Schedule, and (B) any purchase orders from Parent or its Affiliates.

(mmm) “Person” shall mean an individual or entity, including a company, partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, a proprietorship, unincorporated association, organization or enterprise or other business entity, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(nnn) “Plan” shall mean the Company’s 2010 Equity Incentive Plan.

(ooo) “Pre-Closing Taxes” shall mean (i) any Taxes of the Company or any Subsidiary of the Company for (A) any taxable period ending on or before the Closing Date and (B) any taxable period beginning on or before the Closing Date and ending after the Closing Date, determined in the case of property Taxes and similar ad valorem Taxes by multiplying the amount of such Taxes for the entire taxable period by a fraction, the numerator of which is the number of calendar days of such taxable period in the pre-closing portion and the denominator of which is the number of calendar days in the entire taxable period, and in the case of all other Taxes, determined as though the taxable year of the Company (or Subsidiary of the Company) terminated at the close of business on the Closing Date, and (ii) any Taxes attributable to the transactions contemplated by this Agreement, including any Transaction Payroll Taxes (but excluding any employer-side employment or payroll Taxes for services performed after the Closing or Taxes attributable to vesting after the Closing Date).

(ppp) “Pro Rata Portion” shall mean, with respect to each Company Shareholder, an amount equal to the quotient obtained by dividing (x) the amount of Estimated Adjusted Merger Consideration payable pursuant to Section 2.7 hereof in respect of the shares of Company Capital Stock owned by such Company Shareholder as of immediately prior to the Effective Time, by (y) the aggregate amount of Estimated Adjusted Merger Consideration payable to all Company Shareholders pursuant to Section 2.7 hereof in respect of the shares of Company Capital Stock owned by such Company Shareholders as of immediately prior to the Effective Time.

(qqq) “Product Liability” shall mean any liability arising in whole or in part out of a breach of any express or implied product warranty, strict liability in tort, negligent manufacture of product, negligent provision of services, product recall, or any other allegation of liability arising from the design, testing, manufacture, packaging, labeling (including instructions for use), distribution or sale of Company Products (whether for commercial use or otherwise).

(rrr) “Reciprocal Confidentiality Agreement” shall mean the mutual nondisclosure agreement dated May 16, 2012, between the Company and Parent.

(sss) “Related Agreements” shall mean (i) the Reciprocal Confidentiality Agreement, (ii) the 280G Waivers, (iii) the Joinder Agreements, (iv) the Voting Agreements, and (v) all other agreements, instruments and certificates entered into by or on behalf of the Company in connection with the transactions contemplated herein.

(ttt) “Required Shareholder Approval” shall mean the approval of the holders of a type and number of shares of Company Capital Stock sufficient to adopt and approve this Agreement and approve the Merger and the transactions contemplated hereby, in each case as required under applicable Law, the Company’s Charter Documents, and any applicable agreements between the Company, on the one hand, and any holders of Company Capital Stock, on the other hand.

(uuu) “Return” shall mean all U.S. federal, state, provincial, local, and non-U.S. returns, estimates, information statements, notifications, elections and forms relating to Taxes, including any attachments or addenda thereto or amendments thereof filed or required to be filed with a Governmental Entity.

(vvv) “ROHS” shall mean the European Union Directives 2011/65/EU and 2002/95/EC on the Restriction on the Use of Hazardous Substances, and any and all implementing Laws.

(www) “SEC” shall mean the United States Securities and Exchange Commission.

(xxx) “Shareholder Written Consent” shall mean the form of written consent of shareholders in form and substance reasonably acceptable to Parent.

(yyy) “Subsequent Escrow Amount” shall mean the sum of (i) either (A) $9,900,000, if the Additional Escrow Amount was deposited into the Escrow Fund, or (B) $7,900,000, if the Additional Escrow Amount was not deposited into the Escrow Fund, plus (ii) the amount of any Unresolved Claims (as of the date that is twelve (12) months after the Closing Date).

(zzz) “Subsidiary” shall mean with respect to any Person, any corporation or other organization or Person, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership), or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

(aaaa) “Total Outstanding Shares” shall mean the sum of (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, and (ii) the aggregate number of shares of Company Common Stock that are issuable upon full exercise, exchange or conversion of all Company Options, Company Warrants, Company Preferred Stock, convertible notes and any other rights (whether vested or unvested) outstanding immediately prior to the Effective Time that are convertible into, exercisable for or exchangeable for, shares of Company Capital Stock, calculated on an as converted to Company Common Stock basis (after giving effect to any cancellation of Company Options that are not Assumed Options and Company Warrants to occur prior to Closing).

(bbbb) “Transaction Payroll Taxes” shall mean any employer-side employment or payroll Taxes with respect to any change of control payments or other bonuses or other compensatory payments in connection with the transactions contemplated by this Agreement, including any employer-side payroll Taxes or any withholding obligations in connection with the Unvested Option Cashout (but excluding any Taxes for services performed after the Closing or Taxes attributable to vesting after the Closing Date), whether payable by Parent, Merger Subs, the Company or any Subsidiary of the Company.

(cccc) “Unvested Company Options” shall mean those Company Options that both (A) are unvested as of immediately prior to the Effective Time pursuant to the terms of the Plan and applicable agreements governing such Company Options (after giving effect to any acceleration of vesting that occurs at or prior to the Effective Time or otherwise in connection with the consummation of the Merger) and (B) are terminated and cancelled pursuant to Section 2.7(f)(ii).

(dddd) “Vested Company Options” shall mean those Company Options (or portion thereof) that are vested as of immediately prior to the Effective Time or vest as a result of the occurrence of the First Step Merger at the Effective Time.

(eeee) “WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

(ffff) “WEEE” shall mean the European Union Directives 2012/12/EU and 2002/96/EC on Waste Electrical and Electronic Equipment and any and all implementing Laws.

(gggg) “WF Line of Credit” shall mean the line of credit facility of the Company under that certain Revolving Line of Credit Note, dated as of October 10, 2012, from the Company to Wells Fargo Bank, National Association.

1.2 Additional Defined Terms. The following capitalized terms shall have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such respective term below:

Capitalized Term	Section
280G Approval	6.9
280G Waiver	7.2(g)
401(k) Plan	6.12(a)
Action of Divestiture	6.6
Actual Closing Net Working Capital	2.9(c)(iii)
Actual Closing Net Working Capital Statement	2.9(c)(i)
Agent Indemnification Expenses	8.7(f)(vii)
Agent Interpleader Expenses	8.7(f)(vi)
Agreement	Preamble
Agreement Date	Preamble
Agreement of Merger	2.3(a)
Agreements of Mergers	2.3(b)
Anticorruption Laws	3.21(c)
Assumed Options	2.7(f)(i)
Audited Financials	3.6(a)
Base Merger Consideration	2.9(a)(i)
California Commissioner	6.1(a)
California Permit	6.1(a)
Cancellation Notices	6.7
CCC	Recitals
Certificates	8.1(a)
Change of Control Fees	6.7

Capitalized Term	Section
Charter Amendment	6.25
Claim Certificate	8.5(a)
Claim Date	8.5(a)
Closing	2.2
Closing Date	2.2
Communications Plan	6.5
Company	Preamble
Company Auditors	3.6(a)
Company Authorizations	3.15(a)
Company Copyrights	3.11(a)(i)
Company Indemnitees	6.23(a)
Company Intellectual Property Assets	3.11(a)(ii)
Company Marks	3.11(a)(iii)
Company Patents	3.11(a)(iv)
Company Privacy Policy	3.11(a)(v)
Company Registered IP	3.11(a)(vi)
Company Representatives	5.3(a)
Company Shareholders’ Meeting	6.1(h)
Company Stock Certificates	2.10(c)(ii)
Company Trade Secrets	3.11(a)(vii)
Company Treasury Stock	2.7(b)
Compensation Schedule	3.19(a)
Conflict	3.4(a)
Consent and Modification Fees	6.7
Convertible Notes	5.2(f)
Copyrights	3.11(a)(x)
Credit Line Advance Amount	6.22
Current Balance Sheet	3.6(a)
Customer Information	3.11(a)(ix)
Designated Securityholder	Recitals
Director and Officer Resignation Letter	6.10(b)
Disclosure Schedule	Article III
Dissenting Share Payments	2.8(c)
Dissenting Shares	2.8(a)
Effective Time	2.3
Election Notice	6.1(d)
End Date	9.1(b)
Escrow Agent	Preamble
Escrow Fund	8.7(a)
Escrow Period	8.7(b)(i)
Estimated Adjusted Merger Consideration	2.9(a)(iii)
Estimated Closing Net Working Capital	2.9(b)
Estimated Closing Net Working Capital Statement	2.9(b)
Excess Expenses and Fees	6.8(a)
Exchange Documents	2.10(c)(ii)
Expense Escrow Fund	8.8(b)
Export Approvals	3.21(b)(i)
Fairness Hearing Law	6.1(a)
Final Adjusted Merger Consideration	2.9(a)(iv)
Final Surviving Entity	2.1(b)
Financials	3.6(a)
FIRPTA Compliance Certificate	6.15

Capitalized Term	Section
First Step Merger	Recitals
Fundamental Representations	7.2(a)(ii)
Hearing	6.1(a)
Indemnifiable Matters	8.2(a)
Indemnified Parties	8.2(a)
Indemnified Party	8.2(a)
Indemnifying Party	8.2(a)
Independent Accounting Firm	2.9(c)(iii)(B)
Information Statement	6.1(b)
Intellectual Property Assets	3.11(a)(x)
Interim Financials	3.6(a)
Interim Surviving Entity	2.1(a)
Key Employee Non-Competition and Non-Solicitation Agreements	Recitals
Key Employee Offer Letters	Recitals
Lease Agreements	3.10(b)
Leased Real Property	3.10(a)
Letter of Transmittal	2.10(c)(i)
Licenses In	3.11(a)(xi)
Licenses Out	3.11(a)(xii)
Loss	8.2(a)
Losses	8.2(a)
Marks	3.11(a)(x)
Material Contract	3.13(a)
Material Contracts	3.13(a)
Merger	Recitals
Merger Sub One	Preamble
Merger Sub Two	Preamble
Merger Subs	Preamble
Minimum Permit Period	6.1(d)
Notice	6.1(a)
Notice of Dispute	2.9(c)(ii)
Offered Employees	6.11
Objection Deadline	8.5(b)(i)
Objection Notice	8.5(b)(i)
Option Bonus Agreement	6.24
Option Bonus Agreement Amounts	6.7
Option Cancellation Agreement	2.7(f)(ii)
Parent	Preamble
Parent SEC Reports	4.8
Patents	3.11(a)(x)
PEO Arrangement	6.12(b)
Permit Application	6.1(a)
Permit Filing Date	6.1(a)
Personal Data	3.11(a)(xiv)
Restrictive Contracts	3.11(h)
Second Step Merger	Recitals
Section 280G Payments	6.9
Section 409A	3.9(e)
Securities Act	3.2(g)
Shareholder Notice	6.1(h)
Shareholder Representative	Preamble
Shareholder Representative Certificate	8.8(b)

Capitalized Term	Section
Shareholder Representative Expenses	8.8(b)
Shortfall Amount	2.10(d)
Soliciting Materials	6.1(g)
Specified Bonuses	3.19(a)
Spreadsheet	6.14
Stand-down Period	8.6
Standard Sales Agreements	3.11(a)(xii)
Standards Body	3.11(a)(xv)
Statement of Expenses	6.8(a)
Survival Date	8.1(a)
Systems	3.11(a)(xvi)
Tail Policy	6.23(b)
Target Working Capital Amount	2.9(a)(v)
Tax	3.9(a)
Tax Contest	6.16(d)
Tax Incentive	3.9(b)(xv)
Tax Service Provider	6.16(d)
Taxes	3.9(a)
Terminated Agreements	6.7
Third Party Claim	8.6
Third Party Expenses	6.8(a)
Third Party IP Assets	3.11(c)(v)
Threshold	8.3(b)
Trade Secrets	3.11(a)(xvii)
Transfer Taxes	6.16(c)
Treasury Regulations	Recitals
Unobjected Claim	8.5(b)(ii)
Unresolved Claims	8.7(b)(iii)
Unvested Option Cashout	2.7(f)(ii)
User Data	3.11(a)(xviii)
Voting Agreement or Voting Agreements	Recitals
Working Capital Memorandum	2.9(c)(iii)(A)

1.3 Interpretations.

(a) When a reference is made in this Agreement to an Exhibit or a Schedule, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated.

(b) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(c) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to the Company shall mean and refer to the Company and its direct and indirect Subsidiaries.

(f) All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(g) Unless otherwise specifically provided, all references in this Agreement to monetary amounts or dollars shall mean and refer to United States denominated dollars.

(h) Documents or other information and materials shall be deemed to have been “made available” by the Company if and only if the Company has posted such documents and information and other materials to a virtual data room managed by the Company at https://shareroom.fenwick.com/clients/30609/00201/default.aspx at least forty-eight (48) hours prior to the execution and delivery of this Agreement by the parties hereto.

(i) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the CCC, at the Effective Time, Merger Sub One shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub One shall cease and the Company shall continue as the surviving corporation of the First Step Merger and as a wholly owned subsidiary of Parent. The Company as the surviving corporation of the First Step Merger is referred to herein as the “Interim Surviving Entity.”

(b) As part of a single integrated plan, as soon as practicable following the First Step Merger, upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the CCC, the Interim Surviving Entity shall be merged with and into Merger Sub Two in the Second Step Merger, the separate corporate existence of the Interim Surviving Entity shall thereupon cease and Merger Sub Two shall continue as the surviving entity of the Second Step Merger and as a wholly owned Subsidiary of Parent. Merger Sub Two, as the surviving entity of the Second Step Merger, is referred to herein as the “Final Surviving Entity.”

2.2 The Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the First Step Merger (the “Closing”) shall take place at 10:00 a.m., California time, on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and in any event following the later of (a) the first Business Day following December 2, 2013 and (b) the date within three (3) Business Days following satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California, 94304, unless another time, date or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

2.3 The Effective Time.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the parties hereto shall cause the First Step Merger to become effective by filing an agreement of merger in customary form (the “Agreement of Merger”) with the Secretary of State of the State of California in accordance with the relevant provisions of the CCC. The actual time of acceptance of such filing by the Secretary of State of the State of California (or any later time as may be mutually agreed upon in writing by Parent and the Company and expressly designated as the effective time of the Merger in the Agreement of Merger) is referred to herein as the “Effective Time.”

(b) As soon as practicable after the First Step Merger, Parent shall cause the Second Step Merger to be consummated under the CCC by filing an agreement of merger in customary form (which together with the Agreement of Merger are, the “Agreements of Mergers”) in customary form and substance with the Secretary of State of the State of California in accordance with the applicable provisions of the CCC.

2.4 General Effects of the Merger.

(a) At the Effective Time, the effect of the First Step Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub One shall be vested in the Interim Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub One shall be the debts, liabilities and duties of the Interim Surviving Entity.

(b) At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in the applicable provisions of the CCC. Without limiting the generality of the foregoing (and subject thereto), at the effective time of the Second Step Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving Entity shall vest in the Final Surviving Entity, and all debts, liabilities and duties of the Interim Surviving Entity and Merger Sub Two shall become the debts, liabilities and duties of the Final Surviving Entity.

2.5 Organizational Documents.

(a) Interim Surviving Entity. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time (i) the articles of incorporation of the Company, as amended and in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read identically to the articles of incorporation of Merger Sub One as in effect immediately prior to the Effective Time, except that the name of the Interim Surviving Entity as stated in such articles of incorporation as so amended and restated shall be “Zep Solar, Inc.”, whereupon such articles of incorporation as so amended and restated shall be the articles of incorporation of the Interim Surviving Entity until thereafter amended in accordance with the CCC and such articles of incorporation; and (ii) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub One as in effect immediately prior to the Effective Time, except that the name of the Interim Surviving Entity as stated in such bylaws as so amended and restated shall be “Zep Solar, Inc.”, whereupon such bylaws as so amended and restated shall be the bylaws of the Interim Surviving Entity until thereafter amended in accordance with the CCC, the articles of incorporation of the Interim Surviving Entity and such bylaws.

(b) Final Surviving Entity. Unless otherwise determined by Parent prior to the Effective Time, (i) the certificate of formation of Merger Sub Two as in effect immediately prior to the effective time of the Second Step Merger shall be the certificate of formation of the Final Surviving Entity in the Second Step Merger until thereafter amended in accordance with the applicable provisions of the CCC and such certificate of formation; provided, however, that at the effective time of the Second Step Merger, the certificate of formation of the Final Surviving Entity shall be amended so that the name of the Final Surviving Entity shall be “Zep Solar LLC”; and (ii) the limited liability company agreement of Merger Sub Two as in effect immediately prior to the effective time of the Second Step Merger shall be the limited liability company agreement of the Final Surviving Entity until thereafter amended in accordance with the applicable provisions of the CCC, the certificate of formation of the Final Surviving Entity and such limited liability company agreement.

(c) Corporate Records. At the Closing, the Company shall deliver or cause to be delivered to Parent the original stock books, stock ledgers, minute books and corporate seal, if any, of the Company and each of its Subsidiaries and any controlled affiliates.

2.6 Directors and Officers.

(a) Interim Surviving Entity. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time (i) the directors of Merger Sub One immediately prior to the Effective Time shall be the directors of the Interim Surviving Entity until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal; and (ii) the officers of Merger Sub One immediately prior to the Effective Time shall be the officers of the Interim Surviving Entity until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b) Final Surviving Entity. At the effective time of the Second Step Merger, (i) the directors of the Interim Surviving Entity shall become the managers of the Final Surviving Entity, each to hold the office in accordance with the certificate of formation and limited liability company agreement of the Final Surviving Entity until their respective successors are duly elected and qualified; and (ii) the officers of the Interim Surviving Entity immediately prior to the effective time of the Second Step Merger shall become the officers of the Final Surviving Entity, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Final Surviving Entity until their respective successors are duly appointed.

2.7 Effect of First Step Merger on the Capital Stock of the Constituent Corporations. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the First Step Merger and without any action on the part of Parent, Merger Subs, the Company, or the holders of any shares of Company Capital Stock:

(a) Merger Sub One Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub One or the Company, upon the terms and subject to the conditions set forth in this Agreement, each share of common stock of Merger Sub One that is outstanding immediately prior to the Effective Time shall be converted into and become, and shall thereupon represent, one fully paid and nonassessable share of common stock of the Interim Surviving Entity, with the same rights, powers and privileges as each share so converted, and shall thereupon constitute the only outstanding shares of capital stock of the Interim Surviving Entity.

(b) Company Treasury Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub One or the Company, notwithstanding anything to the contrary in this Section 2.7 each share of Company Capital Stock that is outstanding and owned by the Company as of immediately prior to the Effective Time (“Company Treasury Stock”) shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall thereupon cease to exist.

(c) Dissenting Shares of Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, Dissenting Shares shall be treated in accordance with the terms of Section 2.8.

(d) Company Capital Stock Generally. On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any Company Shareholder, at the Effective Time each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Company Treasury Shares and (ii) Dissenting Shares, and following conversion of the Company Preferred Stock as contemplated pursuant to Section 2.7(e)), will be, by virtue of the First Step Merger and without further action on the part of Parent, Merger Subs, the Company or any Company Shareholder, canceled, extinguished and converted into the right to receive, upon surrender of the certificate representing such share of Company Capital Stock, a number shares (or fraction thereof) of Parent Common Stock equal to the Per Share Merger Consideration.

(e) Preferred Stock Conversion. Immediately prior to the Effective Time, the issued and outstanding shares of the Company Preferred Stock shall be converted into shares of Company Common Stock pursuant to the approval of the Company Shareholders as set forth in the Shareholder Written Consent and section 3.1(d) of the Company’s Articles of Incorporation.

(f) Treatment of Company Options.

(i) On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each Vested Company Option set forth in Schedule 2.7(f)(i) that is outstanding and unexercised as of immediately prior to the Effective Time and that is held by a Continuing Employee shall be assumed by Parent and converted into an option to purchase Parent Common Stock (collectively, the “Assumed Options”). Except as otherwise set forth in this Agreement, each such Assumed Option will continue to have, and be subject to, the same terms and conditions set forth in the Plan and the agreements evidencing the grant thereof immediately prior to the Effective Time, including the vesting schedule thereof, except that (A) each such Assumed Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product obtained by multiplying (1) the number of shares of Company Common Stock that were issuable upon exercise of such Assumed Option immediately prior to the Effective Time by (2) the Per Share Merger Consideration and rounded down to the nearest number of whole shares of Parent Common Stock, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of each such Assumed Option shall be equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by (y) the Per Share Merger Consideration, rounded up to the nearest whole cent; provided, however, that the exercise price of the Assumed Options, the number of shares purchasable pursuant to such Assumed Option and the terms and conditions of exercise of such Assumed Option shall be determined in order to comply with Section 409A, and in the case of any Assumed Options to which Code Section 421 applies by reason of its qualification under Code Section 422, Code Section 424.

(ii) On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each Company Option that is not set forth on Schedule 2.7(f)(i) that is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled effective as of immediately prior to the Effective Time. Holders of Unvested Company Options that are terminated and cancelled pursuant to this Section 2.7(f)(ii) shall be entitled to receive the payment of cash consideration, less applicable Tax withholding, in exchange for the cancellation of such options in connection with the consummation of the First Step Merger as set forth in Schedule 2.7(f)(ii) (such cash consideration, the “Unvested Option Cashout”). The Company shall use its commercially reasonable efforts to obtain from each such holder an executed Option Cancellation Agreement in substantially the form attached hereto as Exhibit D (an “Option Cancellation Agreement”). To the extent that, Parent, the Interim Surviving Entity or the Final Surviving Entity pays to the Holders of Unvested Options pursuant to such holder’s Option Cancellation Agreement following the Effective Time such portion of the Unvested Option Cashout not paid by the Company prior to the Effective Time, such portion of the Unvested Option Cashout so payable by Parent, the Interim Surviving Entity or the Final Surviving Entity (together with any employer-side Tax obligations attributed thereto) shall be deemed to be Change of Control Fees.

(iii) Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by Section 2.7(f)(i) and 2.7(f)(ii) under the Plan and all Company Option agreements and any other applicable plan or arrangement of the Company (whether written or oral, formal or informal), including adopting all resolutions and giving all requisite notices to each holder of Company Options. Materials to be submitted to the holders of Company Options in connection with any notice required under this Section 2.7(f)(iii) shall be subject to review and approval by Parent, such approval not to be unreasonably withheld.

(g) Treatment of Company Warrants. No outstanding Company Warrants, if any, shall be assumed by Parent, and the Company shall cause each such Company Warrant to be either (i) exercised by the holder of such Company Warrant in full or (ii) to the extent not exercised in full, terminated, cancelled or automatically converted into shares of Company Common Stock or Company Preferred Stock as of immediately prior to the Closing, either pursuant to its terms or pursuant to an agreement with the holder thereof.

(h) Tax Consequences. No party hereto shall take any action, or fail to take any action (including after the Closing Date), which is inconsistent with the intent that the Merger qualify as a “reorganization,” unless required by any applicable legal requirement. Notwithstanding the foregoing, Parent makes no representations or warranties to the Company or to any holder of Company Capital Stock regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any holder of Company Capital Stock of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the holders of Company Capital Stock are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

(i) Withholding of Taxes. The Company, Parent, the Interim Surviving Entity, the Final Surviving Entity and the Escrow Agent shall be entitled to deduct and withhold from any Merger Consideration payable pursuant to this Agreement to any holder or former holder of Company Capital Stock, a Company Option or a Company Warrant such amounts as are required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax law. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

(j) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the First Step Merger, but in lieu thereof, each Company Securityholder that would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Company Stock Certificate(s) or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.14, receive from Parent an amount of cash (rounded up to the nearest whole cent), without interest, less the amount of any withholding Taxes as contemplated by Section 2.7(g) which are required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the Closing Price.

2.8 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a Company Shareholder who has not effectively withdrawn or lost such Company Shareholder’s dissenters’ rights under applicable Law (any such shares, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable Merger Consideration for such Company Shareholder’s shares of Company Capital Stock set forth in Section 2.7, but in lieu thereof, such Company Shareholder shall be entitled to such rights as are provided by applicable Law.

(b) Notwithstanding the provisions of Section 2.8(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights under applicable Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration for Company Capital Stock, as applicable, set forth in Section 2.7 and upon surrender of the certificate representing such shares in accordance with the terms of Section 2.10.

(c) The Company shall give Parent (i) prompt notice of any demand for dissenters’ rights or other payment received by the Company pursuant to the applicable provisions of applicable Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such demands or offer to settle or settle any such demands. Any written communication to be made by the Company to any Company Shareholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Shareholder prior to the Company receiving Parent’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, to the extent that Parent, the Interim Surviving Entity, the Final Surviving Entity or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the value of the Merger Consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement (except for cash payments paid by the Company (using the Company’s cash) in compliance with the provisions of this Section 2.8 prior to the Effective Time in respect thereof) or (ii) incurs any Losses (including attorneys’ and consultants’ fees, and out of pocket costs and expenses, and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares and excluding any such Losses incurred and paid by the Company (using the Company’s cash) prior to the Effective Time) ((i) and (ii) together “Dissenting Share Payments”), Parent shall be entitled to recover, under the terms of Article VIII, the amount of such Dissenting Share Payments.

2.9 Determination of Estimated and Final Adjusted Merger Consideration.

(a) Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(i) “Base Merger Consideration” shall mean (A) $158,000,000 minus (B) the sum of (x) the aggregate amount of any and all Third Party Expenses that have not been paid by the Company (using the Company’s cash) prior to the Closing, (y) the aggregate amount of any and all Change of Control Fees that have not been paid by the Company (using the Company’s cash) prior to the Closing (whether payable at or after the Closing), and (z) Closing Indebtedness plus (C) the sum of (x) the aggregate exercise price of the Assumed Options, (y) the aggregate amount of Closing Cash and (z) the Covered Severance Costs.

(ii) “Closing Net Working Capital” shall mean an amount equal to (i) all current assets (other than cash) of the Company and its Subsidiaries (taken as a whole) including all accounts receivable (net of all related reserves) minus (ii) all current liabilities of the Company and its Subsidiaries (taken as a whole) (including any Pre-Closing Taxes and any liability associated with any form of deferred revenue), in each case calculated in accordance with GAAP using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the Interim Financials; provided that Closing Net Working Capital shall exclude (A) Third Party Expenses, Change of Control Fees, Closing Indebtedness, Closing Cash and Covered Severance Costs, in each case to the extent such amounts are used to determine the Base Merger Consideration as provided in Section 2.9(a)(i) and (B) Covered SEC Costs.

(iii) “Estimated Adjusted Merger Consideration” shall mean the Base Merger Consideration minus the amount, if any, by which Estimated Closing Net Working Capital (as determined pursuant to Section 2.9(b)) is less than the Target Working Capital Amount.

(iv) “Final Adjusted Merger Consideration” shall mean:

(A) If the Actual Closing Net Working Capital (as determined pursuant to Section 2.9(a)(ii)) is equal to or greater than the Estimated Closing Net Working Capital (as determined pursuant to Section 2.9(b)), then “Final Adjusted Merger Consideration” shall mean (x) if the Estimated Closing Net Working Capital was less than the Target Working Capital Amount, the Estimated Adjusted Merger Consideration plus the lesser of (1) the amount by which the Actual Closing Net Working Capital is greater than the Estimated Closing Net Working Capital and (2) the amount by which the Target Working Capital Amount is greater than the Estimated Closing Net Working Capital and (y) if the Estimated Closing Net Working Capital was equal to or greater than the Target Working Capital Amount, the same amount as the Estimated Adjusted Merger Consideration.

(B) If the Actual Closing Net Working Capital (as determined pursuant to Section 2.9(c)) is less than the Estimated Closing Net Working Capital (as determined pursuant to Section 2.8(b)), then “Final Adjusted Merger Consideration” shall mean the Estimated Adjusted Merger Consideration minus (x) if the Estimated Closing Net Working Capital is equal to or less than the Target Working Capital Amount, the amount by which Actual Closing Net Working Capital is less than Estimated Closing Net Working Capital and (y) if the Estimated Closing Net Working Capital is greater than the Target Working Capital Amount, the amount by which Actual Closing Net Working Capital is less than the Target Working Capital Amount.

(v) “Target Working Capital Amount” shall mean negative Four Million Three Hundred Thousand Dollars (-$4,300,000.00).

(b) Calculation of Estimated Closing Net Working Capital. At least seven (7) Business Days prior to the close of business on the Closing Date, the Company shall prepare and deliver to Parent a draft of an estimated unaudited balance sheet of the Company as of the close of business on the Closing Date, which shall include a statement setting forth the Company’s estimate of the Closing Net Working Capital (the “Estimated Closing Net Working Capital Statement”). At least three (3) Business Days prior to the close of business on the Closing Date, the Company shall prepare and deliver to Parent the final Estimated Closing Net Working Capital Statement. The Estimated Closing Net Working Capital Statement shall fairly and accurately present the Company’s good faith best estimate (based on reasonable assumptions) of the Closing Net Working Capital without giving effect to the consummation of the First Step Merger and the other transactions contemplated by this Agreement. The estimated Closing Net Working Capital set forth in the Estimated Closing Net Working Capital Statement shall be referred to herein as the “Estimated Closing Net Working Capital.”

(c) Calculation of Actual Closing Net Working Capital.

(i) Within ninety (90) days following the Closing Date, Parent may prepare (or cause to be prepared) and deliver to the Shareholder Representative a statement setting forth Parent’s calculation of the Closing Net Working Capital (the “Actual Closing Net Working Capital Statement”). If Parent does not deliver the Actual Closing Net Working Capital Statement within such ninety (90) day period, the Actual Closing Net Working Capital shall mean the Estimated Closing Net Working Capital.

(ii) The Shareholder Representative may dispute any item or amount set forth in the Actual Closing Net Working Capital Statement within forty-five (45) calendar days following receipt of the Actual Closing Net Working Capital Statement, by delivering to Parent a written notice of such dispute (a “Notice of Dispute”) setting forth, in reasonable detail and to the extent practicable, (A) each item or amount so disputed by the Shareholder Representative, (B) the Shareholder Representative’s calculation of each such disputed item or amount, and (C) the Shareholder Representative’s calculation of the Closing Net Working Capital of the Company after giving effect to the Shareholder Representative’s calculation of each such disputed item or amount.

(iii) If Parent shall not receive a Notice of Dispute from the Shareholder Representative delivered pursuant to and in accordance with Section 2.9(c)(ii) within the time period set forth therein, then (A) the Shareholder Representative shall be deemed to have irrevocably consented and agreed to each item and amount set forth in the Actual Closing Net Working Capital Statement delivered by Parent pursuant to Section 2.9(c)(i), and (B) for all purposes of and under this Agreement, the term “Actual Closing Net Working Capital” shall mean the Closing Net Working Capital as set forth in the Actual Closing Net Working Capital Statement delivered by Parent pursuant to Section 2.9(c)(i). If Parent shall receive a Notice of Dispute from the Shareholder Representative delivered pursuant to and in accordance with Section 2.9(c)(ii) within the time period set forth therein, then Parent and the Shareholder Representative shall use their respective commercially reasonable efforts to resolve all disputed items and amounts set forth in the Notice of Dispute pursuant to good faith negotiations. In the event that Parent and the Shareholder Representative shall reach agreement, within sixty (60) calendar days following Parent’s receipt of a Notice of Dispute, on all disputed items and amounts set forth in such Notice of Dispute, then for all purposes of and under this Agreement, the Actual Closing Net Working Capital shall mean the Closing Net Working Capital as agreed upon by Parent and the Shareholder Representative and any such resolution shall be final and binding on the parties for purposes of this Section 2.9(c) and Article VIII. In the event that Parent and the Shareholder Representative are unable to reach agreement, within sixty (60) calendar days following Parent’s receipt of a Notice of Dispute, on all of the disputed items or amounts set forth in a Notice of Dispute, then:

(A) Parent and the Shareholder Representative shall execute a memorandum (the “Working Capital Memorandum”) setting forth (1) the resolved items and/or amounts, if any, and (2) the items or amounts that remain in dispute following such good faith negotiations;

(B) At the request of either Parent or the Shareholder Representative, Parent and the Shareholder Representative shall submit all remaining disputed items and amounts set forth in the Working Capital Memorandum to Grant Thornton LLP or another nationally recognized accounting firm that has not performed work for, and is otherwise independent of, each of Parent, the Company and the Shareholder Representative and that is mutually acceptable to Parent and the Shareholder Representative (the “Independent Accounting Firm”), for resolution in accordance with the terms and conditions hereof. Each of the parties to this Agreement shall, and shall cause their respective affiliates and representatives to, provide full cooperation to the Independent Accounting Firm, including the provision of all relevant information, books, records and any work papers relating to the disputed items and amounts and all other items reasonably requested by the Independent Accounting Firm. The Independent Accounting Firm shall (1) act in its capacity as an expert and not as an arbitrator, (2) consider only those items and amounts identified in the Working Capital Memorandum as being in dispute between Parent and the Shareholder Representative, (3) be instructed to reach its conclusions regarding any such dispute within thirty (30) calendar days after its appointment and provide a written explanation of its decision, and (4) not (x) determine any liability claimed by the Shareholder Representative or asset claimed by Parent in an amount less than that claimed by such party, or (y) determine any asset claimed by the Shareholder Representative or liability claimed by Parent in an amount in excess of the amount claimed by such party. All expenses relating to the engagement of the Independent Accounting Firm shall be shared by the Shareholder Representative (for and on behalf of the Company Shareholders) and Parent in inverse proportion to the relative amount by which the disputed amounts are determined to be for the account of Parent, on the one hand, and the Company Shareholders, on the other hand. The Independent Accounting Firm shall determine all disputed items and amounts and its decision in respect thereof shall be final and binding upon Parent and the Shareholder Representative; and

(C) for all purposes of and under this Agreement, the Actual Closing Net Working Capital shall mean the Closing Net Working Capital based upon (1) all amounts agreed upon by Parent and the Shareholder Representative in respect of any disputed items or amounts, as set forth in the Working Capital Memorandum and (2) all other amounts determined by the Independent Accounting Firm pursuant to Section 2.9(c)(iii)(B).

(iv) During the period of time from and after the date of the delivery of the Actual Closing Net Working Capital Statement to the Shareholder Representative until the Final Adjusted Merger Consideration has been finally determined pursuant to and in accordance with this Section 2.9(a)(iv), Parent shall provide the Shareholder Representative and his, her or its representatives (including accountants and counsel) (subject to the execution and delivery by the Shareholder Representative of a confidentiality agreement in form and substance reasonably acceptable to Parent) with reasonable access during normal business hours (or such other times as Parent and the Shareholder Representative may agree) to the books and records of the Interim Surviving Entity (or after the Second Step Merger, the Final Surviving Entity) and the working papers used by Parent (or accountants and counsel retained by it) and access to such personnel or representatives of Parent and/or the Interim Surviving Entity (or after the Second Step Merger, the Final Surviving Entity) as the Shareholder Representative may reasonably require for the purposes of review of, or resolving any disputes relating to, or responding to any matters or inquiries concerning, Parent’s calculation of the Closing Net Working Capital, the Actual Closing Net Working Capital Statement, and preparation of any Notice of Dispute, and Parent shall use its commercially reasonable efforts to respond to inquiries from the Shareholder Representative regarding the Actual Closing Net Working Capital Statement.

2.10 Closing Payment Procedures.

(a) Escrow Amount Deposit. As soon as practicable following the Effective Time, and in any event within one (1) Business Day thereof, Parent shall deposit the Escrow Amount, out of the Merger Consideration otherwise deliverable pursuant to Section 2.7, with the Escrow Agent.

(b) Expense Escrow Deposit. As soon as practicable following the Effective Time, and in any event within one (1) Business Day thereof, Parent shall deposit the Expense Escrow Amount, out of the Merger Consideration otherwise deliverable pursuant to Section 2.7, with the Escrow Agent.

(c) Closing Payments.

(i) Prior to the Closing Date, after consultation with Parent and in compliance with applicable Law, the Company shall mail a letter of transmittal in substantially the form attached hereto as Exhibit E (the “Letter of Transmittal”) to each Company Shareholder at the address set forth opposite each such Company Shareholder’s name on the Spreadsheet.

(ii) Upon surrender of a certificate that formerly represented their respective shares of Company Capital Stock (the “Company Stock Certificates”) for cancellation to Parent or its agent, together with the Letter of Transmittal, Form W-9 or the appropriate series of Form W-8 and any other instruments that Parent or its agent reasonably requests (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from Parent or its agent in exchange therefor, that portion of the Merger Consideration into which the shares of Company Capital Stock represented by such Company Stock Certificate have been converted pursuant to Section 2.7 (determined, solely for purposes of this Section 2.10(c), as if the Final Adjusted Merger Consideration required to determine the Merger Consideration in accordance with the definition thereof was the Estimated Adjusted Merger Consideration), less the sum of (A) such Company Shareholder’s Pro Rata Portion of the Escrow Amount contributed with the Escrow Agent pursuant to Section 2.10(a) and (B) such Company Shareholder’s Pro Rata Portion of the Expense Escrow Amount contributed with the Escrow Agent pursuant to Section 2.10(b). Parent or its agent shall deliver such consideration (which, for the avoidance of doubt, may be delivered in a book-entry or similar position through The Depository Trust & Clearing Corporation or any other depository or similar functionary, credited to an account for the benefit of such Company Shareholder) specified in the preceding sentence to a Company Shareholder promptly following the receipt by Parent or its agent of such Company Shareholder’s Company Stock Certificates and Exchange Documents, duly completed and validly executed in accordance with the instructions thereto. Upon the surrender of any such Company Stock Certificate, the Company Stock Certificate so surrendered shall thereupon be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the portion of the Merger Consideration into which such shares of Company Capital Stock shall have been converted pursuant to Section 2.7.

(iii) Notwithstanding the foregoing in this Section 2.10(c) and subject to the Company’s timely compliance with Section 6.14, in the event that any Company Shareholder delivers Company Stock Certificates and duly completed and executed Exchange Documents for his, her or its shares of Company Capital Stock to Parent at least five (5) Business Days prior to the Closing Date, Parent shall deliver or cause to be delivered the applicable consideration for such shares of Company Capital Stock to such Company Shareholders in accordance with Section 2.10(c)(ii) within one (1) Business Day after the Closing Date.

(d) As promptly as practicable (and in any event within three (3) Business Days) following the determination of the Final Adjusted Merger Consideration pursuant to Section 2.9(a)(iv), (i) in the event that the Final Adjusted Merger Consideration is less than the Estimated Adjusted Merger Consideration (such difference, the “Shortfall Amount”), Parent and the Shareholder Representative shall instruct the Escrow Agent to promptly release from the Escrow Fund and deliver to Parent either (A) if a portion of the Escrow Fund is comprised of shares of Parent Common Stock, such number of shares of Parent Common Stock as is equal to the Shortfall Amount divided by the Closing Price or (B) if the Escrow Fund is comprised solely of cash, an amount in cash equal to the Shortfall Amount, or (ii) in the event that the Final Adjusted Merger Consideration is greater than the Estimated Adjusted Merger Consideration (such excess, the “Excess Amount”), Parent or its agent shall deliver to the Company Shareholders, in accordance with each such Company Shareholder’s Pro Rata Portion, an aggregate amount in cash equal to the Excess Amount.

2.11 No Further Ownership Rights in Company Capital Stock. All consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of Interim Surviving Entity of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Interim Surviving Entity or the Final Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article II.

2.12 No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Subs, the Interim Surviving Entity, the Final Surviving Entity or any party hereto shall be liable to a holder of any shares of Company Capital Stock for any shares transferred or amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar law. At any time following the last day of the six (6) month period following the Effective Time, Parent shall be entitled to require its agent to deliver to Parent or its designated successor or assign all Merger Consideration that has been deposited with such agent pursuant to this Agreement, and not disbursed pursuant to Section 2.7, and thereafter the Company Shareholders shall be entitled to look only to Parent for their claims, as general creditors thereof, with respect to shares of Parent capital stock and any and all cash amounts that may be payable to such Persons pursuant to Section 2.7 or Section 2.10. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 2.12 and which are subsequently delivered to the Company Shareholders.

2.13 Transfers of Ownership. If any payments are to be made to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

2.14 Surrender of Company Stock Certificates; Lost, Stolen or Destroyed Company Stock Certificates. No portion of the Merger Consideration shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall have surrendered such Company Stock Certificate and the Exchange Documents pursuant hereto. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Parent or its agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.7; provided, however, that Parent or its agent may, in its discretion and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificates to either (a) deliver a bond in such amount as it may reasonably direct, or (b) provide an indemnification agreement in a form and substance acceptable to Parent or its agent, against any Claim that may be made against Parent or its agent with respect to the certificates alleged to have been lost, stolen or destroyed.

2.15 Additional Adjustments to Merger Consideration. The applicable portion of the Merger Consideration payable to holders of Company Capital Stock hereunder, and any other applicable numbers or amounts, shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Capital Stock occurring or having a record date on or after the Agreement Date and prior to the Effective Time.

2.16 Further Assurances. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Interim Surviving Entity and after the Second Step Merger, the Final Surviving Entity, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Subs, and the officers and directors of the Company, Parent and Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Subs, subject to such exceptions as are disclosed in the disclosure letter (dated and executed by the Company as of the Agreement Date and delivered to Parent and Merger Subs concurrently with the parties’ execution of this Agreement (the “Disclosure Schedule”) (it being agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate and appropriate section and subsection references that correspond to the sections and subsections of this Article III to which such information relates and (ii) the information set forth in each section or subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section of this Article III and (B) any other representations and warranties set forth in this Article III if and solely to the extent that it is reasonably apparent upon reading such disclosure without independent knowledge on the part of the reader regarding the matter disclosed that such disclosure is responsive to such other section or subsection of this Article III or if the items are expressly cross-referenced), on the Agreement Date and as of the Effective Time, as though made at the Effective Time (other than representations and warranties made as of a specific date, which are made as of such date), as follows:

3.1 Organization of the Company.

(a) Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its Subsidiaries has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company has delivered a true, correct and complete copy of its articles of incorporation, as amended to date (the “Articles of Incorporation”), its bylaws, as amended to date, each in full force and effect on the Agreement Date (collectively, the “Charter Documents”), and the articles or certificate of incorporation and bylaws of each of its Subsidiaries, each as amended to date and each in full force and effect on the Agreement Date, to Parent. The board of directors of the Company has not approved or proposed any amendment to any of the Charter Documents.

(b) Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Company Material Adverse Effect. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(c) Section 3.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company and its Subsidiaries currently has employees or facilities or otherwise conducts its business since inception (specifying the existence of Employees or facilities or the conduct of business in each such state or foreign jurisdiction).

(d) Section 3.1(d) of the Disclosure Schedule lists the directors and officers of the Company and each of its Subsidiaries as of the Agreement Date.

3.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of an aggregate of 28,770,000 shares of Company Capital Stock, consisting of an aggregate of 21,500,000 shares of Company Common Stock and an aggregate of 7,270,000 shares of Company Preferred Stock. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. As of the Agreement Date, (i) an aggregate of 8,934,803 shares of Company Common Stock are issued and outstanding, none of which are Company Restricted Stock, (ii) an aggregate of 7,196,176 shares of Company Preferred Stock are issued and outstanding, and (iii) no shares are held in the treasury of the Company. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by Law, the Charter Documents, or any Contract to which the Company is a party or by which it is bound. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. As of the Agreement Date, the Company Capital Stock is held by the Persons as set forth on Section 3.2(a) of the Disclosure Schedule, which sets forth for each such shareholder (i) the address of such shareholder on record with the Company and, to the extent known by the Company, the electronic mail address of such shareholder; (ii) the number, class and series of shares held by stock certificate number; (iii) the date of purchase of such shares; (iv) the purchase price of such shares; (v) whether such shares were acquired pursuant the exercise of an incentive stock option (as defined in Section 422 of the Code); (vi) any vesting schedule and repurchase price, if any, applicable to such shares (including whether the vesting of such Company Restricted Stock is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events); (vii) whether any of such shares were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares and, to the Knowledge of the Company, whether such election under Section 83(b) of the Code was timely made; and (viii) the percentage held by such shareholder relative to each class or series of shares such shareholder owns and the total issued and outstanding shares of Company Capital Stock as of the Agreement Date. The Company has reserved an aggregate of 3,556,789 shares of Company Common Stock for issuance under the Plan, of which (i) an aggregate of 2,765,449 shares are issuable, as of the Agreement Date, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 748,912 shares of Company Common Stock have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding as of the Agreement Date, and (iii) 42,428 shares remain available for future grant. The Company has not issued (i) any Company Restricted Stock or (ii) any Company Option (or other right to acquire any shares of Company Capital Stock) which may provide for the issuance of any Company Restricted Stock prior to the Effective Time (other than as set forth in Section 3.2(d) of the Disclosure Schedule). The Company has reserved a sufficient number of authorized and unissued shares of Company Capital Stock to allow for the issuance of all shares of Company Capital Stock issuable upon exercise and conversion of all outstanding Company Preferred Stock, Company Options and Company Warrants. Except as set forth in this Section 3.2(a), the Company has no other capital stock authorized, issued or outstanding.

(b) All currently and formerly outstanding shares of Company Capital Stock, Company Options and Company Warrants have been issued (or repurchased, in the case of shares that were outstanding and repurchased by the Company) in compliance in all material respects with all applicable Laws, including U.S. federal and non-U.S. securities laws and any applicable state securities or “blue sky” laws, and were issued, transferred (and repurchased in the case of shares that were outstanding and repurchased by the Company) in accordance with any right of first refusal or similar right or limitation in the Charter Documents or any other agreements or arrangements to which the Company is a party. The Company has not repurchased any Company Capital Stock, Company Options or Company Warrants since its inception. No Company Shareholder has exercised any right of redemption, if any, provided in the Articles of Incorporation with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Company Shareholder intends to exercise such rights.

(c) The Plan has been duly authorized, approved and adopted by the board of directors of the Company and the shareholders of the Company and is in full force and effect. Except for the Plan, neither the Company nor any of its Subsidiaries maintains and has never adopted, sponsored or maintained: (i) any stock option plan or any other plan providing for equity compensation to any Person; or (ii) any other arrangement or agreement providing for equity compensation to any Person that has not been fully satisfied.

(d) Section 3.2(d) of the Disclosure Schedule sets forth for each outstanding Company Option and Company Warrant, (A) the name of the holder of such option or warrant, (B) the type of entity of such holder, including, to the extent the Company has Knowledge thereof, any ultimate parent entity of such holder, if not an individual, (C) the address of such holder, (D) the number and class or series of shares of Company Capital Stock issuable upon the exercise of such option or warrant, (E) the exercise price of such option or warrant, (F) the date of grant of such option or warrant, (G) the vesting schedule for such option or warrant, including the extent vested to date and whether the vesting of such option or warrant is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a summary description of any such acceleration provisions), (H) whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code, and (I) whether such option is early exercisable. True, correct and complete copies of all form agreements and instruments relating to the Plan have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented, and there are no Contracts to amend, modify or supplement such Contracts from the forms thereof made available to Parent.

(e) All holders of Company Options are Employees. All Company Options have been granted or issued at an exercise price greater than or equal to the fair market value of the underlying Company Common Stock, as determined by the board of directors of the Company at the date of grant or issuance, and none of the Company Options constitute “deferred compensation” under Section 409A of the Code.

(f) There are no outstanding loans made by the Company to any Company Securityholder.

(g) Except for the Company Options listed on Section 3.2(d) of the Disclosure Schedule, and except for the Company Warrants listed on Section 3.2(g) of the Disclosure Schedule, there are no authorized or outstanding options, warrants, calls, rights, convertible securities, commitments, subscriptions or Contracts of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, profit interest or other similar rights with respect to the Company. There are no Contracts to which the Company is a party relating to the acquisition (including Contracts relating to rights of first refusal or first offer or anti-dilution or pre-emptive rights), disposition (including co-sale rights), registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or voting (including voting trusts, proxies or “drag-along” rights) of any Company Capital Stock. As a result of the First Step Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(h) The allocation of the Merger Consideration set forth in Section 2.7(d) is consistent with the Articles of Incorporation.

(i) The information set forth in the Spreadsheet will be true, complete and correct as of immediately prior to the Effective Time.

3.3 Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and any Related Agreements to which the Company is a party and, subject to the adoption of this Agreement by the Company Shareholders, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party and the transactions contemplated hereby and thereby, subject only to the adoption of this Agreement by the Company Shareholders. The board of directors of the Company has (i) unanimously resolved that the First Step Merger is advisable and fair to and in the best interests of the Company and its shareholders, (ii) unanimously approved this Agreement, the Merger and the transactions contemplated hereby in accordance with the provisions of the CCC and the Charter Documents, (iii) directed that this Agreement and the Merger be submitted to the Company Shareholders for their approval and adoption; and (iv) resolved to recommend that the Company Shareholders vote in favor of the approval and adoption of this Agreement and the Merger. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors or similar laws affecting creditors’ rights generally, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies (regardless of whether considered in a proceeding at law or in equity).

(b) The vote required to approve this Agreement and the First Step Merger by the holders of Company Capital Stock is set forth in Section 3.3(b) of the Disclosure Schedule.

3.4 No Conflict.

(a) The execution and delivery by the Company of this Agreement and any Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, or require any consent from any Person pursuant to (any such event, a “Conflict”) (i) any provision of the Charter Documents of the Company, as amended, (ii) any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (iii) any Law (in any material respect) applicable to the Company or any of its Subsidiaries or any of their properties or assets (whether tangible or intangible).

(b) Section 3.4(b) of the Disclosure Schedule sets forth all necessary consents, notices, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the First Step Merger or the Second Step Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Effective Time, and after the Second Step Merger is effective, other than as may be necessary as a result of any factors or circumstances relating solely to Parent or any of its Affiliates.

(c) The execution and delivery by the Company of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby or thereby will not, because of any Contract to which the Company is a party, result in the Interim Surviving Entity or Final Surviving Entity being obligated to pay any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

3.5 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Agreements of Mergers with the Secretary of State of the State of California, (b) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under U.S. or foreign Laws applicable to mergers or acquisitions, (c) the procuring of the California Permit, (d) the filing of a registration statement on Form S-8 with the SEC after the Effective Time covering the shares of Parent Common Stock issuable pursuant to Assumed Options, and (e) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not be material to the Company or materially adversely affect the ability of the parties hereto to consummate the First Step Merger or the Second Step Merger within the time frame in which the First Step Merger or Second Step Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing.

3.6 Company Financial Statements.

(a) Section 3.6 of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheet as of December 31, 2012, December 31, 2011 and December 31, 2010, and the related consolidated statements of income, cash flow and shareholders’ equity for the twelve (12) month periods then ended (the “Audited Financials”), and (ii) unaudited consolidated balance sheet as of July 31, 2013 (the “Balance Sheet Date”) and the related unaudited consolidated statements of income, cash flow and shareholders’ equity for the seven (7) month period then ended (the “Interim Financials” and, together with the Audited Financials, the “Financials”), which Audited Financials have been audited by Frank, Rimerman + Co. LLP, the Company’s independent auditors (the “Company Auditors”). The Financials have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except to the extent disclosed therein and subject, in the case of the Interim Financials, to normal year-end adjustments and except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials are true, correct and complete in all material respects and present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet contained in the Interim Financials is referred to hereinafter as the “Current Balance Sheet.” The Company has not had any disagreement (as such term is defined in Item 304 of Regulation S-K) with the Company Auditors or any of its other auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The Company is not a party to, nor does it have any commitment to become a party to, any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K). The Company has identified all uncertain Tax positions contained in all Returns filed by the Company, and has established adequate reserves and made appropriate disclosures in the Financials in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.

(b) The Company has in place systems and processes (including the maintenance of proper books and records) that are customary for a company at the same stage of development as the Company designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financials. The Company has made available to Parent a copy of the most recent management rep letter delivered by the Company’s auditors to the Company. Neither the Company nor the Company Auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (B) any fraud, whether or not material, that involves the Company management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (C) any Claim or allegation regarding any of the foregoing.

3.7 No Undisclosed Liabilities. Neither the Company nor or any of its Subsidiaries has any Liability whether or not required to be reflected in financial statements prepared in accordance with GAAP, except for (a) those which have been reflected in the Current Balance Sheet, (b) current Liabilities that have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date, (c) current Liabilities that, individually or in the aggregate, have not or would not reasonably be expected to be material to the Company, (d) Liabilities for professional fees incurred in connection with this Agreement and (e) Liabilities that are executory performance obligations to be performed after the Agreement Date pursuant to agreements of the Company and its Subsidiaries disclosed in the Disclosure Schedule or entered into after the Agreement Date in compliance with Section 5.2.

3.8 No Changes. Since the Balance Sheet Date, except as expressly permitted under, required or specifically consented to by Parent pursuant to Article V, the Company and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practices and there has not been, occurred or arisen any:

(a) modifications, amendments or changes to the Charter Documents;

(b) payment, discharge, waiver or satisfaction, in any amount in excess of $50,000 in any one case, or $100,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business or with respect to liabilities reflected or reserved against in the Current Balance Sheet or with respect to liabilities incurred in the ordinary course of business since the Balance Sheet Date;

(c) expenditure, transaction or commitment exceeding $50,000 individually or $100,000 in the aggregate, excluding the fulfillment of Permitted Purchase Orders;

(d) destruction of, damage to, or loss of any material assets (whether tangible or intangible) of the Company or any of its Subsidiaries (whether or not covered by insurance) or the loss of any material customer;

(e) material employment dispute, including claims or matters raised by any individual, Governmental Entity, works council, employee or workers’ representatives, group of employees, bargaining unit, union or other labor organization, regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries;

(f) adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries other than as required by GAAP;

(g) adoption of or change in any election or accounting method in respect of Taxes, any entry into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, or any agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(h) revaluation by the Company or any of its Subsidiaries of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable, for accounting purposes;

(i) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(j) (i) except as reflected in the Compensation Schedule, increase in or decrease in or other change to the salary, wage rates, bonuses or fringe benefits or other compensation (including equity based compensation) payable or to become payable by the Company or any of its Subsidiaries to any Employees, (ii) declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity or otherwise) by the Company or any of its Subsidiaries (with the exception of payments contemplated by this Agreement) of a severance payment, change of control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation), in each case to any of its Employees, other than the Specified Bonuses and Option Bonus Agreement Amounts to be paid by the Company prior to the Effective Time or (iii) promise to pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee other than the Specified Bonuses or Option Bonus Agreement Amounts to be paid by the Company prior to the Effective Time;

(k) any termination, extension, amendment or modification of the terms of any material Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its assets are bound;

(l) sale, lease, license or other disposition of any material assets (whether tangible or intangible) or properties of the Company or any of its Subsidiaries (other than in the ordinary course of business), including the sale of any accounts receivable of the Company or any of its Subsidiaries, or any creation of any security interest in such assets or properties;

(m) loan by the Company or any of its Subsidiaries to any Person (except for reasonable advances to current employees for travel and business expenses in the ordinary course of business consistent with past practices), or forgiveness by the Company or any of its Subsidiaries of any loan to any Person, or purchase by the Company or any of its Subsidiaries of any debt securities of any Person or amendment to the terms of any outstanding loan agreement relating to any loan from the Company or any of its Subsidiaries to any Person;

(n) incurring by the Company or any of its Subsidiaries of any Indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company or any of its Subsidiaries of any Indebtedness, or the issuance or sale of any debt securities of the Company or any of its Subsidiaries;

(o) waiver or release of any material right or claim of the Company or any of its Subsidiaries, including any waiver, release or other compromise of any account receivable of the Company or any of its Subsidiaries;

(p) issuance, grant, delivery, sale or purchase of, or proposal or Contract to issue, grant, deliver, sell or purchase by the Company, of (i) any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or (ii) any subscriptions, warrants, options, rights or securities to acquire any of the foregoing, except for issuances of Company Options or Company Capital Stock upon the exercise of Company Options issued under the Plan and set forth in Section 3.2(d) of the Disclosure Schedule;

(q) change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed any Third Party IP Assets to the Company or any of its Subsidiaries;

(r) agreement or modification to any Contract pursuant to which any other party is or was granted marketing, distribution, development, delivery, manufacturing or similar rights of any type or scope with respect to any Company Products or Company Intellectual Property Assets, other than any Contract that is disclosed in Section 3.13(a) of the Disclosure Schedule;

(s) a Company Material Adverse Effect;

(t) purchase or sale of any interest in real property, granting of any security interest in any real property, entry into or renewal, amendment or modification of any lease, license, sublease or other occupancy of any Leased Real Property or other real property by the Company or any of its Subsidiaries;

(u) acquisition by the Company or any of its Subsidiaries of, or agreement by the Company or any of its Subsidiaries to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the Company’s business;

(v) adoption, termination or amendment of any Company Employee Plan or collective bargaining agreement or other agreement with any works council, union, employee or workers’ representatives, group of employees or other labor organization, except as required by applicable Law;

(w) increase in the rights to indemnification of any Employees;

(x) waiver of any stock repurchase rights or rights of first refusal, acceleration, amendment or change to the period of exercisability of options, restricted stock or any other equity or similar incentive awards (including any long term incentive awards), or repricing options granted under any employee, consultant, director or other stock plans or authorizing any cash or equity exchange for any options granted under any of such plans other than the Unvested Option Cashout;

(y) execution, termination or amendment of any Employee Agreement (other than as contemplated by this Agreement or the execution of the Company standard at will offer letter (or any standard employment agreement of any Subsidiary as required by Law), the form of which has been made available to Parent) with any Employee providing for annual base compensation in excess of $125,000;

(z) execution of any strategic alliance, affiliate or joint marketing arrangement or agreement by the Company or any of its Subsidiaries;

(aa) any action to accelerate the vesting schedule or extend the post-termination exercise period of any Company Options or any Company Common Stock or any similar equity awards;

(bb) hiring (including any change of status from an independent contractor to an employee), promotion, demotion or termination or any other change to the employment status or title of any employee;

(cc) alteration of any interest of the Company in any of its Subsidiaries or any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(dd) cancellation, amendment or renewal of any insurance policy of the Company or any of its Subsidiaries;

(ee) issuance, or agreement to issue, any refunds, credits, allowances or other concessions to customers with respect to amounts collected by or owed to the Company or any of its Subsidiaries in excess of $25,000 individually or $100,000 in the aggregate; or

(ff) agreement by the Company or any of its Subsidiaries to do any of the things described in the preceding clauses (a) through (ee) of this Section 3.8 (other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

3.9 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, provincial, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions, installments and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, capital and value added goods and services, ad valorem, transfer, franchise, withholding, payroll, fringe benefit, recapture, employment, escheat, church, excise and property taxes as well as public imposts, fees and social security charges (including unemployment, workers’ compensation, medicare and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.9(a) as a result of being or having been a member of an Affiliated Group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.9(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

(b) Tax Returns and Audits.

(i) The Company has (A) prepared and timely filed all required Returns relating to any and all Taxes for the Company and its Subsidiaries or their operations, and such Returns are true, correct and complete in all material respects and have been completed in substantial accordance with applicable Law and (B) timely paid all Taxes required to be paid, whether or not shown to be due on such Returns. The Company has made available to Parent copies of all income, franchise and other material Returns for the Company and its Subsidiaries filed for all periods for which the applicable statute of limitations has not expired.

(ii) The Company and its Subsidiaries have registered with all appropriate Tax authorities and has reported, withheld and remitted, as applicable, with respect to their Employees, shareholders and other third parties and from any other Person, all U.S. federal, state, local, provincial and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be reported, withheld and remitted, as applicable, and has timely paid over such withheld amounts to the appropriate authorities.

(iii) The Company and its Subsidiaries have not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or, to the Company’s Knowledge, proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries or executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Liens and Liens for Taxes not yet due and payable.

(iv) Neither the Company nor any of its Subsidiaries has been notified in writing of any audit or other examination of any Return of the Company or any of its Subsidiaries. No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any of their representatives. No Claim has ever been made that the Company or any of its Subsidiaries is or may be subject to taxation by a jurisdiction in which it does not file a Return.

(v) The Company and its Subsidiaries do not have any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise. The Company has identified all uncertain tax positions contained in all Returns filed by the Company and its Subsidiaries and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.

(vi) No assets of the Company or any of its Subsidiaries are treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(vii) The Company has not (A) ever been a member of an Affiliated Group (other than an Affiliated Group of which the Company is the common parent), (B) ever been a party to any Tax sharing, indemnification or allocation agreement or arrangement, nor does the Company owe any amount pursuant to such an agreement or arrangement, (C) any liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law, and including any arrangement for group or consortium relief or similar arrangement) other than any member of an Affiliated Group of which the Company is the common parent, as a transferee or successor, by Contract, by operation of Law or otherwise and (D) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(viii) Neither the Company nor any of its Subsidiaries have been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix) Neither the Company nor any of its Subsidiaries have constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(x) Neither the Company nor any of its Subsidiaries are engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4, or any similar transaction under any provision of applicable Law.

(xi) The Company is and has at all times been resident for Tax purposes in its country of incorporation or formation, and is not and has not been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation). The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a branch, permanent establishment, place of business in that country. The Company is not liable for any Tax as the agent of any other Person, business or enterprise or constitutes a permanent establishment or other place of business of any other Person, business or enterprise for any Tax purpose. No claim has ever been made by an authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that jurisdiction.

(xii) Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period or portion thereof after the Closing as a result of (A) any change in method of accounting made prior to the Closing, (B) closing agreement under Section 7121 of the Code executed prior to the Closing, (C) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (B) and (C), under any similar provision of applicable Law), (D) installment sale or open transaction disposition consummated prior to the Closing, or (E) prepaid amount received prior to the Closing.

(xiii) The Company (A) has not agreed to and is not required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of and has no Knowledge or received any notice that the IRS or any other taxing authority has proposed any such adjustment or change in accounting method, or has an application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company and (B) has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. Law with respect to the Company.

(xiv) The tax basis of the Company in its assets for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on its Tax books and records.

(xv) The Company has made available to Parent all documentation relating to, and the Company and each of its Subsidiaries are in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order with respect to the Company or any of its Subsidiaries as applicable (each a “Tax Incentive”).

(xvi) The Company and its Subsidiaries are in substantial compliance with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.

(xvii) The Company has in its possession official foreign receipts for any Taxes paid to it by any foreign Tax authorities for which receipts were provided.

(xviii) The Company has disclosed on its federal income Tax Returns all positions taken therein which could give rise to understatement of Tax within the meaning of Section 6662 of the Code.

(xix) To the Company’s Knowledge, no shareholder of the Company holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code and, to the Company’s Knowledge, with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any Company Shareholder of any portion of the Merger Consideration payable pursuant to this Agreement will result in compensation or other income to such Company Shareholder with respect to which Parent or the Company would be required to deduct or withhold any Taxes.

(c) Loss of Compensation Deduction. There is no Contract to which the Company or any ERISA Affiliate is a party, including the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any material amount that would not be deductible pursuant to Section 404 of the Code.

(d) Section 280G. None of the Company or any ERISA Affiliate has made any payments to any Employee and none is a party to a Contract, plan or arrangement with any Employee to make payments individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or that could not be deductible under Section 280G of the Code. There is no Contract by which the Company or any of its ERISA Affiliates is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code. Section 3.9(d) of the Disclosure Schedule lists all Employees reasonably believed by the Company to be “disqualified individuals” (within the meaning of Section 280G of the Code) as determined as of the Agreement Date.

(e) Section 409A. Section 3.9(e) of the Disclosure Schedule lists each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company or any of its Subsidiaries. Each such nonqualified deferred compensation plan has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and any state law equivalent (“Section 409A”). No compensation shall be includable in the gross income of any Employee as the result of the operation of Section 409A with respect to any arrangements or agreements in effect prior to the Closing. Each Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (1) has an exercise price that that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted, (2) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, (3) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is

“service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto), and (4) has been properly accounted for in accordance with GAAP in the Financials.

3.10 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) Neither the Company nor any of its Subsidiaries owns any real property or has ever owned any real property and is not party to any Contract to purchase any real property. Section 3.10(a) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto.

(b) The Company has made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements affecting the Leased Real Property or to which the Company or any of its Subsidiaries is bound, other than those identified in Section 3.10(a) of the Disclosure Schedule. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing material default, or event of default (or event which with notice or lapse of time, or both, would constitute a material default), and no rentals are past due. The Company has not received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Company or any of its Subsidiaries currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finder’s fees with respect to any such Leased Real Property or is a party to any Contract or subject to any Claim that may require the payment of any real estate broker commissions. The Company has performed in all material respects all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing material liability with respect to such terminated agreements.

(c) The Leased Real Property is in good operating condition and repair in all material respects, and is suitable for the conduct of the business as presently conducted. Neither the operations of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement, ordinance, rule, regulation or statute relating to such property or operations thereon, and any such non-violation is not dependent on so called non-conforming use exceptions. There is not existing, the Company has not received any written notice of, and to the Knowledge of the Company, there is not presently contemplated or proposed, any eminent domain, condemnation or similar action, or, to the Company’s Knowledge, zoning action or proceeding, with respect to any portion of the Leased Real Property. To the Company’s Knowledge, (i) there are no Laws now in existence which would require the tenant of any Leased Real Property to make any material expenditure to modify or improve such Leased Real Property to bring it into compliance therewith, and (ii) the Company shall not be required to expend more than $50,000 in the aggregate under all Lease Agreements to restore the Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property at the end of the term is the same as of the Agreement Date and as of the Closing).

(d) The Company or its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens or as reflected in the Current Balance Sheet.

(e) The equipment owned or leased by the Company or its Subsidiaries (i) are adequate for the conduct of the Company’s business as currently conducted, and (ii) are in good operating condition in all material respects, subject to normal wear and tear.

(f) Notwithstanding the foregoing, the representations and warranties in this Section 3.10 do not apply to Company Intellectual Property Assets which are covered exclusively by the representations and warranties of the Company in Section 3.11.

3.11 Intellectual Property.

(a) Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(i) “Company Copyrights” shall mean all registered and unregistered Copyrights owned by the Company or used or held for use by the Company.

(ii) “Company Intellectual Property Assets” shall mean all Intellectual Property Assets owned by the Company or used or held for use by the Company, and all Products. “Company Intellectual Property Assets” includes the Products, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

(iii) “Company Marks” shall mean all registered and unregistered Marks owned by the Company or used or held for use by the Company.

(iv) “Company Patents” shall mean all Patents owned by the Company or used or held for use by the Company.

(v) “Company Privacy Policy” shall mean any external or internal, past or present privacy policy of the Company, including any policy relating to: (A) the privacy of users of any Company Product or of any website of the Company, (B) the collection, storage, disclosure, and transfer of any User Data or Personal Data, or (C) any Employee information.

(vi) “Company Registered IP” shall mean all Company Intellectual Property Assets owned by or exclusively licensed to the Company that have been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world.

(vii) “Company Trade Secrets” shall mean all Trade Secrets owned by the Company or used or held for use by the Company.

(viii) “Copyrights” shall have the meaning specified in the definition of “Intellectual Property.”

(ix) “Customer Information” shall mean all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to the Company’s current and former customers.

(x) “Intellectual Property Assets” shall mean any and all of the following, as they exist throughout the world: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (F) goodwill, franchises, licenses, and claims of infringement and misappropriation against third parties.

(xi) “Licenses In” shall mean all licenses, sublicenses or other agreements under which the Company is granted rights by others in Company Intellectual Property Assets.

(xii) “Licenses Out” shall mean all licenses, sublicenses or other agreements under which the Company has granted rights to others in Company Intellectual Property Assets (other than customer and distributor agreements entered into in the ordinary course of business substantially in the form of the Company’s form of customer and distributor agreement, copies of which have been made available to Parent (“Standard Sales Agreements”)).

(xiii) “Patents” shall have the meaning specified in the definition of “Intellectual Property Assets.”

(xiv) “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debit card number or customer or account number, or any other piece of information that allows the identification of a natural person.

(xv) “Standards Body” shall mean any standards-setting organizations, industry bodies or consortia, or other multi-party special interest groups or activities.

(xvi) “Systems” shall mean the computer, information technology and data processing systems, facilities and services used by the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company.

(xvii) “Trade Secrets” shall have the meaning specified in the definition of “Intellectual Property Assets.”

(xviii) “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company from users of any Company Product or website of the Company.

(b) Section 3.11(b) of the Disclosure Schedule contains a true, correct and complete list of all (i) Company Registered IP, (ii) Company Products, (iii) Licenses In (other than non-exclusive licenses for open source software that are either listed in Section 3.11(c)(xiii) of the Disclosure Schedule or are internally used and not distributed and licenses for commercial, off the shelf software in executable code form used in the Company’s business that is generally commercially available at a fee of less than $10,000 per year per user), and (iv) Licenses Out. In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (iii) or (iv), except as expressly set forth in Section 3.11(b) of the Disclosure Schedule no such license, sublicense or other agreement is exclusive.

(c) Except as set forth on the relevant subsections of Section 3.11(c) of the Disclosure Schedule: with respect to the Company Intellectual Property Assets (A) purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property Assets and, without payment to a third party, possesses adequate and enforceable rights to such Intellectual Property Assets as necessary for the operation of the Company’s business as currently conducted, and (B) licensed to the Company by a third party, such Company Intellectual Property Assets are the subject of a written license or other agreement; in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens other than Permitted Liens;

(ii) all Company Registered IP are currently in compliance with formal legal requirements (including, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and, to the Company’s Knowledge, all Company Intellectual Property Assets owned by or exclusively licensed to the Company are valid and enforceable;

(iii) none of the Company Registered IP is subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date;

(iv) none of the Company Registered IP is subject to any proceedings or actions before any court or tribunal (including the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent authority anywhere in the world) to which the Company is a party or in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered IP (including any interference, reissue, re-examination or opposition proceeding); to the Company’s Knowledge, there is no patent or patent application of any third party that potentially interferes with a Company Patent;

(v) there are no pending or threatened claims against the Company or, to the Company’s Knowledge, any of its employees alleging that any of the operation of the Company’s business as currently conducted, or any activity by the Company, or use, offering, provision, research, development, commercialization and/or other exploitation of any Company Product or the subject matter of any Company Intellectual Property Assets infringes, violates or misappropriates (or in the past infringed, violated or misappropriated) the rights of others in or to any Intellectual Property Assets or the subject matter thereof (collectively, “Third Party IP Assets”) or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(vi) neither the operation of the Company’s business, as currently conducted, nor any activity by the Company, nor use, offering, provision, research, development, commercialization and/or other exploitation of any Company Product infringes, violates or misappropriates, or in the past infringed, violated or misappropriated, any Third Party IP Asset;

(vii) the Company does not have any obligation to compensate any person for the use of any Intellectual Property Assets; except pursuant to Standard Sales Agreements for the Company Products, the Company has not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property Assets; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (A) restrict the Company’s rights to use any Intellectual Property Asset(s), (B) restrict the Company’s business, as currently conducted, in order to accommodate a third party’s Intellectual Property Assets, or (C) permit third parties to use any Company Intellectual Property Assets;

(viii) all former and current employees, consultants and contractors of the Company have executed valid and enforceable written instruments with the Company that assign to the Company all rights, title and interest in and to any and all (A) inventions, improvements, ideas, discoveries, writings, other works of authorship and other technology, intellectual property and information relating to the business of the Company or any of the Company Products (including any of the same that may be used with any Company Products) and (B) Intellectual Property Assets relating thereto; in each case where any Company Registered IP is held by Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office, U.S. Copyright Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

(ix) the Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business;

(x) to the Knowledge of the Company, there is no, nor has there been any, infringement, violation or misappropriation by any person or entity of any of the Company Intellectual Property Assets or the Company’s rights therein or thereto or the subject matter thereof;

(xi) the Company has taken all industry standard security measures to protect the secrecy, confidentiality and value of all Company Trade Secrets, including requiring each Company employee and consultant and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been made available to Parent, and, to the Company’s Knowledge, there has not been any material breach by any party to such confidentiality agreements;

(xii) (A) the Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code relating to any of the Company Products, and (B) the Company has not provided or disclosed any source code relating to any Company Product or any algorithms used or held for use by the Company to any person or entity;

(xiii) (A) Section 3.11(c)(xiii) of the Disclosure Schedule contains a true, correct and complete list of all open source software distributed by the Company as part of any Company Products, the licenses governing the use of such open source software and a general description of how such open source software is used, and (B) such Company Products do not incorporate, link or otherwise use (and in the past have not incorporated, linked or otherwise used) any open source software in a manner that (1) obligates (or obligated) the Company to disclose, make available, license, offer or deliver any portion of the source code related to the Company Products or the subject matter of any other Company Intellectual Property Assets to any third party other than the applicable open source software, or (2) imposes (or imposed) any restriction on the consideration to be charged for the distribution of any Company Products or the subject matter of any other Company Intellectual Property Assets.

(xiv) each Company Product performs in all material respects in accordance with any applicable express warranty issued by the Company to any third party and any other documented specifications or descriptions for such Company Product made available by the Company to customers or distributors;

(xv) the Systems are reasonably sufficient for the existing and currently anticipated future needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner; the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company; all Systems (to the extent dedicated to the Company), other than software that is duly and validly licensed to the Company pursuant to a valid and enforceable Contract, are owned and operated by, and or are under the control of, the Company;

(xvi) the Company is not currently participating in and has not participated in the past in any Standards Body; no Standards Body has imposed or purported to impose, or will impose, any obligations on the Company or any of its affiliates with respect to licensing or granting of rights in any Company Intellectual Property Assets;

(xvii) no government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any of the subject matter of the Company Intellectual Property Assets; and

(xviii) immediately following the Effective Time, the Interim Surviving Entity will have the same rights and privileges in the Company Intellectual Property Assets and Personal Data as the Company had in the Company Intellectual Property Assets and Personal Data immediately prior to the Effective Time.

(d) Section 3.11(d)(i) of the Disclosure Schedule contains the current version of the Company Privacy Policy, and the Company has made available to Parent all prior versions of the Company Privacy Policy. The Company has complied with all applicable Laws and all applicable Company Privacy Policies. Section 3.11(d)(ii) of the Disclosure Schedule identifies and describes each database containing any Personal Data maintained by or for Company at any time, the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. No breach or violation of any Company security policy with respect to any such database has occurred and there has been no unauthorized or illegal use of or access to any of the data in any of such databases. None of the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, nor Parent’s or the Interim Surviving Entity’s or the Final Surviving Entity’s possession or use of any Personal Data will result in any violation of any law or Company Privacy Policy.

(e) Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 3.11(e) of the Disclosure Schedule (and Standard Sales Agreements entered into in connection with the sale of Company Products and related support and maintenance agreements and warranties implied by law), neither the Company nor any of its Subsidiaries has given any representations, warranties (including representations or warranties regarding performance, availability, reliability, or security or confidentiality of data transmission or communications) or indemnities relating to products or technology sold or licensed or services rendered by the Company.

(f) Except for rights held by individual customers in their own information, the Company has sole and exclusive ownership, free and clear of any Liens, of all Customer Information. No person other than the Company possesses any claims or rights with respect to use of the Customer Information.

(g) There is no Contract (non-competition or otherwise) or Law to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business, to conduct any business activities, or to compete with any Person. Without limiting the generality of the foregoing, the Company has not entered into any Contract under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

(h) No Contract between Company and any third party (i) grants any right or license to, contains terms that would result in the survival of any grant of a right or license to, or otherwise permits or authorizes such third party to, manufacture or have manufactured, or to continue to manufacture or have manufactured, as the case may be, any Company Products (or similar product) or component thereof, or otherwise licenses or continues to license, to such third party any Company Intellectual Property Assets, in each case, upon or following the termination or expiration, in whole or in part, of such Contract for any reason, or (ii) restricts or will restrict either the Company’s, or, following the Closing, Parent’s or any of its Affiliates’, right or ability to make, have made, acquire, or use solar panels or other components that are compatible with Company Products, from any third party (collectively “Restrictive Contracts”).

(i) The Company has not granted to any third party any present or future right or license, and the Company is not under any obligation to grant any present or future right or license, express or implied, to manufacture or have manufactured Company Core Hardware.

3.12 Products. All of the Company Products that the Company or any of its Subsidiaries has distributed, sold or otherwise provided or made available are free from material defects in design, specifications, processing, manufacture, material or workmanship, suitable for the purpose for which they were sold, and conform in all material respects to any express warranties issued by the Company or any of its Subsidiaries with respect thereto. Neither the Company nor any of its Subsidiaries has ever received a material claim based upon alleged Product Liability, and, to the Knowledge of the Company, no such claim has been threatened. The Company has no Knowledge that any Company Product has been used in violation of any Law or the rights of any Person, and the Company has no Knowledge of any past or present claim alleging that a Company Product has been used in any such violation.

3.13 Material Contracts.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts as of the Agreement Date to which the Company or any of its Subsidiaries is a party or otherwise bound (any such Contract of a nature described below (whether or not set forth in Section 3.13(a) of the Disclosure Schedule) to which the Company or any of its Subsidiaries is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):

(i) any (A) Employee Agreement granting any bonus, severance benefits, change of control benefits, or termination pay (in cash or equity or otherwise) to any Employee with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, and (B) contractor or consulting Contract, or Contract with any third party agency for the provision of services, in each case with a firm or other organization or with an individual if the amount to be paid by the Company thereunder, is in excess of $50,000 annually, determinable on its face;

(ii) any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, or any plan providing similar equity awards, for which any benefits will be increased or for which vesting of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (or any events related to this Agreement) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any (A) lease of personal property involving future annual payments in excess of $50,000 individually, or $100,000 in the aggregate, determinable on its face or (B) lease of real property;

(v) any Contract of indemnification or guaranty with respect to the Liabilities of any other Person (other than (A) indemnification agreements entered into with directors and officers of the Company or any of its Subsidiaries, (B) indemnities granted by the Company or any of its Subsidiaries with respect to Intellectual Property matters in the ordinary course of business, and (C) indemnities included in the Company’s sales, licensing and distribution agreements for the Company Products);

(vi) any Contract that restricts or prohibits the Company or any of its Subsidiaries from hiring any individual to perform employment or consulting services for the Company or any of its Subsidiaries;

(vii) any Contract relating to capital expenditures and involving future payments in excess of $50,000 individually, or $100,000 in the aggregate, determinable on its face;

(viii) any Contract relating to the disposition or acquisition of any interest in any business enterprise, material assets of the Company or any of its Subsidiaries that is outside the ordinary course of the business of the Company;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x) any purchase order or Contract for the purchase of materials involving future payments in excess of $50,000 individually, or $100,000 in the aggregate, determinable on its face;

(xi) any real estate construction Contracts;

(xii) any Contracts that contain “most favored nation” or similar preferred pricing provisions;

(xiii) any dealer, distribution, joint marketing, strategic alliance or development Contract;

(xiv) any Contract to alter the Company’s interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xv) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for distribution by another Person of Company Products;

(xvi) any nondisclosure, confidentiality or similar Contract, other than those entered into with any actual or prospective customer or vendor in the ordinary course of business consistent with past practices which limits, or purports to limit, the ability of Parent or the Interim Surviving Entity or the Final Surviving Entity to disclose any information relating to the Company or any of its Subsidiaries;

(xvii) any other Contract not disclosed in response to the other subsections of this Section 3.13(a) that involves future payments to or from the Company or any of its Subsidiaries of amounts in excess of $50,000 individually, or $100,000 in the aggregate, determinable on its face, that is not cancelable without penalty within sixty (60) days;

(xviii) any Contract limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any other Person, or any Contract granting exclusive sales, distribution or marketing rights to any Person;

(xix) any Contract that contains warranties and indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries, other than non-exclusive licenses, sales, distribution and related agreements with respect thereto (including maintenance and support agreements) for Company Products pursuant to a written Contract that has been entered into in the ordinary course of business;

(xx) any Contract for the purchase by customers of products or services, except for Permitted Purchase Orders;

(xxi) any Contract with any current or former shareholder, employee, officer or director of the Company or any of its Subsidiaries, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act) (any of the foregoing, a “Related Party”), including any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, or from, any Related Party, but excluding (A) agreements with respect to the grant of Company Options to, or the exercise of Company Options by, any Employee, officer or director and (B) employment agreements entered into with any such Persons in the ordinary course of business; and

(xxii) any Contract relating to the acquisition, use, transfer, development, sharing or license of any Intellectual Property other than non-exclusive licenses, sales, distribution and related agreements with end users (including maintenance and support agreements) for Company Products pursuant to a written Contract that has been entered into in the ordinary course of business.

(b) Each Material Contract and Permitted Purchase Order to which the Company or any of its Subsidiaries is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement, enforceable against the Company or any of its Subsidiaries and, to the Company’s Knowledge, each of the other parties thereto, in accordance with its terms, and is in full force and effect subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. The Company and its Subsidiaries are in compliance in all material respects with and have not in any material respect breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Material Contract or Permitted Purchase Order, nor to the Knowledge of the Company is any party obligated to the Company or any of its Subsidiaries pursuant to any such Material Contract or Permitted Purchase Order subject to any material breach, violation or default thereunder, nor does the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a material breach, violation or default by the Company, any of its Subsidiaries or any such other party. True, correct and complete copies of each Material Contract and Permitted Purchase Order (in each case whether or not set forth in the Disclosure Schedule) have been made available to Parent.

(c) The Company and its Subsidiaries have fulfilled all material obligations required to have been performed by the Company or its Subsidiaries prior to the Agreement Date pursuant to each Contract to which the Company or any of its Subsidiaries is a party or any of their properties or assets (whether tangible or intangible) are bound, and to the Knowledge of the Company, without giving effect to the First Step Merger, the Company and its Subsidiaries will fulfill, when due, all of their obligations under such Contracts that remain to be performed after the Agreement Date.

(d) The Contracts, to which the Company and its Subsidiaries are a party or any of their properties or assets (whether tangible or intangible) are subject, which constitute licenses of goods, services or rights from third parties that are incorporated in any products, services or rights and which the Company or its Subsidiaries sublicenses to their customers, are fully sublicensable without any further payment to any Person.

(e) No royalties, fees, honoraria, volume-based, milestone or other payments are payable by the Company or any of its Subsidiaries to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Intellectual Property relating to the conduct or operation of the Company’s business or the delivery or provision of any products, services or rights delivered or provided thereby or thereunder, except for obligations relating solely to end-user operating systems and application software, the license of which is obtained with the acquisition or license thereof. Immediately following the Effective Time, the Interim Surviving Entity (and after the effective time of the Second Step Merger, the Final Surviving Entity) will be permitted to exercise all of its rights under the Contracts to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject without the payment of any additional amounts or consideration, other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to such Contracts had the transactions contemplated by this Agreement not occurred.

(f) Neither the Company nor any of its Subsidiaries has granted any other Person any exclusive right to manufacture, have manufactured, assemble, license, sublicense or sell any Company Products or proposed Company Products.

(g) All outstanding Indebtedness of the Company and any of its Subsidiaries may be prepaid without penalty.

3.14 Interested Party Transactions. No officer, director or, to the Knowledge of the Company, Employee or Company Shareholder (nor, to the Knowledge of the Company, any immediate family member of any such Persons or any trust, partnership or corporation in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (a) any pecuniary interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, or (b) any pecuniary interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services, or (c) any pecuniary interest in, or is a party to, any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be a “pecuniary interest in any entity” for purposes of this Section 3.14.

3.15 Governmental Authorization; Government Funding.

(a) Government Authorizations. Each Permit (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) which is required for the operation of the business of the Company or any of its Subsidiaries, each as currently conducted or currently contemplated to be conducted, or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or any of its Subsidiaries except where the failure to obtain or have any such Company Authorization would not reasonably be expected to be material to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have at all times been in compliance in all material respects with all Company Authorizations. The Company has made available to Parent true, correct and complete copies of each Company Authorization. Neither the Company nor any of its Subsidiaries have received any written notice or other communication from any Person regarding (A) any actual or possible violation of Law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization, or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the entering into by the Company of this Agreement or the consummation of the transactions contemplated hereby. The Company Authorizations are in full force and effect.

(b) Government Funding. Neither the Company nor any of its Subsidiaries has applied for or received any financial assistance from any supranational, national, local or foreign authority or government agency.

3.16 Litigation.

(a) There is no Claim of any nature pending, nor to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries or any of their properties or assets (tangible or intangible) or any of their officers or directors (in their capacities as such). There is no investigation, audit or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, any of their properties or assets (tangible or intangible) or any of their officers or directors (in their capacities as such) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct its operations as presently or previously conducted or as currently contemplated to be conducted. To the Knowledge of the Company, there is no Claim of any nature pending or threatened, against any Person who has a contractual right or a right pursuant to applicable Law to indemnification from the Company or any of its Subsidiaries related to facts and circumstances existing prior to the Effective Time. There is no Claim of any nature pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries which challenges or seeks to enjoin any of the transactions contemplated by this Agreement.

(b) There are no pending nor, to the Knowledge of the Company, threatened, claims for indemnification that have been made by any officer or director of the Company or any of its Subsidiaries.

3.17 Environmental Matters.

(a) Condition of Property. As of the Closing, except in compliance in all material respects with Environmental Laws and in a manner that would not reasonably be expected to subject the Company or any of its Subsidiaries to any material liability, no Hazardous Materials are present in, on, or under any Leased Real Property or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries. There are no underground storage tanks, aboveground storage tanks, asbestos, or polychlorinated biphenyls present on any Leased Real Property or on any other real property as a consequence of the actions of the Company or any of its Subsidiaries or their agents.

(b) Hazardous Materials Activities. The Company and each of its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. The Hazardous Material Activities of the Company and each of its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or would reasonably be expected to cause an adverse health effect to any such person.

(c) Environmental Permits. Section 3.17(c) of the Disclosure Schedule accurately describes all of the Environmental Permits currently held by the Company or any of its Subsidiaries and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Company as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. The Company and each of its Subsidiaries have complied with all covenants and conditions of any Environmental Permit. No circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non renewable upon payment of the permit fee. All Environmental Permits and all other consents and clearances required by any Environmental Law or any Contract by which the Company or any of its Subsidiaries are bound as a condition to the performance of this Agreement, have been obtained or will be obtained prior to Closing at no cost to Parent.

(d) Environmental Liabilities. Neither the Company nor any of its Subsidiaries is aware of any fact which would result in any environmental liability that would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement that would require the Company or any of its Subsidiaries to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any of its Subsidiaries.

(e) Reports and Records. The Company has delivered to Parent all material records in the Company’s custody, possession or control concerning the Hazardous Materials Activities of the Company and each of its Subsidiaries and all environmental audits and environmental assessments.

3.18 Brokers’ and Finders’ Fees; Third Party Expenses.

(a) Neither the Company nor any of its Subsidiaries have incurred, nor will the Company or any of its Subsidiaries incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent, the Interim Surviving Entity or the Final Surviving Entity incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries.

(b) Section 3.18(b) of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses expected to be incurred by the Company and each of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, and all such Third Party Expenses have been paid or will be paid on or prior to the Closing Date or otherwise accounted for in the calculation of the Base Merger Consideration.

3.19 Employee Benefit Plans and Compensation.

(a) Schedule. Section 3.19(a)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement. Section 3.19(a)(ii) of the Disclosure Schedule sets forth an accurate and complete table which provides, for each Employee currently performing services for the Company or any of its Subsidiaries, next to each current Employee’s name as of the Agreement Date: (1) the full-time or part-time status of such Employee; (2) the current salary, wage, actual bonus and/or target bonus opportunity, and/or commission rate, as applicable, for such Employee (the “Compensation Schedule”); (3) accrued vacation/paid-time off for such Employee; (4) the date of hire for such Employee; (5) the location where such Employee regularly performs services; and (6) the amount of any unpaid bonus to which such Employee is entitled (the “Specified Bonuses”). To the Knowledge of the Company, as of the Agreement Date, no Employee listed on Section 3.19(a)(ii) of the Disclosure Schedule intends to terminate his or her employment for any reason. Section 3.19(a)(iii) of the Disclosure Schedule contains an accurate and complete list of all non-vendor independent contractors and Persons that have a consulting or advisory relationship with the Company.

(b) Documents. The Company has made available to Parent true, correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the two (2) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS or equivalent non-U.S. Tax authority determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL, or their non-U.S. equivalents, with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; and (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan.

(c) Employee Plan Compliance. The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in material default or violation of, and have no knowledge of any material default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of

ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than ordinary notice and administration requirements and expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(e) International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Laws that are applicable to such International Employee Plan. Furthermore, to the Knowledge of the Company, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

(f) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability of the Company or its ERISA Affiliate to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Employee for any reason, except as may be required by COBRA, and the Company or its ERISA Affiliate have never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits following termination of employment, except to the extent required by COBRA or other applicable Law.

(g) Health Care Compliance. Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(i) Employment Matters.

(i) The Company and each of its Subsidiaries are in material compliance with all applicable Laws, collective bargaining agreements and other agreements or arrangements with any works council, employee representative or other labor organization or group of employees, extension orders and binding customs respecting labor and employment, including Laws, its own policies, practices, handbooks, work rules and internal regulations relating to fair employment practices, terms and conditions of employment, discrimination, disability, fair labor standards, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours (including overtime wages), worker classification, equal opportunity, pay equity, meal and rest periods, and employee terminations, and in each case, with respect to any Employee (i) have withheld and reported and remitted all amounts required by Law or by agreement to be withheld and reported and remitted with respect to wages, salaries and other payments to employees, (ii) are not liable for any: arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material actions, suits, claims or administrative matters pending or, to the Knowledge of the Company, threatened against the Company or any of its employees relating to any employee or Employee Agreement. There are no pending or, to the Knowledge of the Company, threatened claims or actions against the Company or any Company trustee under any worker’s compensation policy. The Company is not a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Entity with respect to employment practices. The services provided by each of the Company’s and each ERISA Affiliate’s employees in the U.S. are terminable at will, and outside the U.S., each ERISA Affiliate’s employees are terminable in compliance with applicable Laws, and any such termination would result in no liability to the Company or any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has current direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer or any Employee currently or formerly classified as exempt from overtime wages or the equivalent under applicable Law.

(ii) The Company and each of its Subsidiaries have properly paid all wages and salaries and employment Taxes (including social security taxes and other payroll taxes owed by the Company or any of its Subsidiaries or required to have been withheld by the Company or any of its Subsidiaries from the compensation paid to Employees) and is not liable for any penalties.

(j) Labor Matters. Neither the Company nor any of its Subsidiaries are a party to any collective bargaining or other agreements with any union, works council, employee representative or other labor organization or group of employees. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened. The Company has no Knowledge of any activities or proceedings of any labor union, works council, employee representative or other labor organization or group of employees to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or to the Knowledge of the Company, threatened relating to any labor matters involving any Employee, including charges of unfair labor practices or the equivalent under applicable Law. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar legislation, whether domestic or foreign. Neither the Company nor any of its Subsidiaries is presently, nor has the Company or any of its Subsidiaries in the past been, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees, and no collective bargaining agreement is being negotiated by the Company. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law.

(k) The Company’s Employees are authorized and have appropriate documentation to work in each jurisdiction in which they are working. Section 3.19(k) of the Disclosure Schedule sets forth an accurate and complete list of (i) all U.S.-based employees of the Company or its ERISA Affiliates who are not U.S. citizens or permanent residents and (ii) all employees of the Company or its Subsidiaries based outside of the United States that are not citizens or permanent residents of the jurisdiction in which they perform services.

(l) No Interference or Conflict. To the Knowledge of the Company, no director, officer, employee or consultant of the Company is obligated under any Contract or agreement or subject to any judgment, decree, or order of any court or administrative agency that would materially interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company’s business as presently conducted or proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract or agreement under which any of such officers, directors, employees or consultants is now bound.

3.20 Insurance. Section 3.20 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no Claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending Claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds and such policies and bonds remain in full force and effect. The Company has no Knowledge of threatened termination of, or material premium increase with respect to, any of such policies. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in or contributed to any self insurance plan.

3.21 Compliance with Laws.

(a) The Company and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any written notices of violation with respect to, any Law.

(b) The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance in all material respects with (i) all applicable U.S. export and re export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company and its Subsidiaries conducts business. Without limiting the foregoing:

(i) The Company and each of its Subsidiaries have obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (1) the export and re export of products, services, software and technologies and (2) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(ii) The Company and each of its Subsidiaries are in compliance in all material respects with the terms of all applicable Export Approvals;

(iii) There are no pending or, to the Company’s Knowledge, threatened Claims against the Company or any of its Subsidiaries with respect to such Export Approvals; and

(iv) To the Company’s Knowledge, no Export Approvals for the transfer of export licenses to Parent, the Interim Surviving Entity or the Final Surviving Entity are required, or such Export Approvals can be obtained expeditiously without material cost.

(c) The Company (including each of its Subsidiaries, officers, directors, agents, Employees or other Person associated with or acting on its or their behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder (together with any other applicable United States or foreign anti-corruption or anti-bribery law or regulations such as the U.K. Bribery Act of 2010, the “Anticorruption Laws”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, to any person, or taken any action which would cause it to be in violation of the Anticorruption Laws. Neither the Company, its Subsidiaries, nor any director, officer, employee or agent of the Company or its Subsidiaries has used any corporate funds to maintain any funds not reflected in the Company’s books and records or engage in any transactions not reflected in the Company’s books and records related to the type of conduct outlined in this Section 3.21. There are no pending or, to the Company’s Knowledge, any prior threatened Claims, charges, investigations (internal or government-initiated), violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to the Anticorruption Laws.

3.22 Substantial Customers and Suppliers.

(a) Section 3.22(a) of the Disclosure Schedule lists the ten (10) largest customers of the Company and its Subsidiaries on the basis of revenues for the twelve (12) month period ending on the Balance Sheet Date.

(b) Section 3.22(b) of the Disclosure Schedule lists the ten (10) largest suppliers of the Company and its Subsidiaries on the basis of cost of goods or services purchased by the Company and its Subsidiaries during the twelve (12) month period ending on the Balance Sheet Date.

(c) No such customer or supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company or its Subsidiaries since the beginning of such twelve (12) month period or (ii) to the Knowledge of the Company, threatened to cease or materially reduce such purchases or sales or provision of services.

3.23 Banking Relationships. Section 3.23 of the Disclosure Schedule sets forth a true, correct and complete list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account or a safe deposit box or other arrangement and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement. On or prior to the Closing Date, the Company will have provided Parent with the account numbers and on-line access to all such accounts. There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

3.24 Consent Solicitation. The Information Statement, Soliciting Materials and all information furnished on or in any document mailed, delivered or otherwise furnished or to be mailed, delivered or otherwise furnished to shareholders by the Company in connection with the solicitation of their consent to this Agreement, the First Step Merger and the transactions contemplated hereby, did not and will not, as the case may be, contain any untrue statement of a material fact and did not and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in any of the foregoing documents.

3.25 No Indebtedness. Neither the Company nor any of its Subsidiaries has any outstanding Indebtedness.

3.26 Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or anti-takeover provision in the Company Charter Documents is applicable to the Company, any shares of Company Capital Stock or other Company Securities, this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

3.27 Complete Copies of Materials. Without limiting the foregoing, the Company has made available to Parent or its counsel true, correct and complete copies of (a) all documents identified on the Disclosure Schedule, (b) the Company Charter Documents, as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and shareholders of the Company and each of its Subsidiaries, (d) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and each of its Subsidiaries, and (e) Permits and orders issued by any Governmental Entity under securities Law with respect to the Company and each of its Subsidiaries, or any securities of the Company or any of its Subsidiaries. The minute books of the Company and each of its Subsidiaries made available to Parent contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company or the respective Subsidiary through the Agreement Date, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company and each of its Subsidiaries (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, and (iii) accurately and fairly reflect the basis for the Financial Statements.

3.28 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.29 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Agreement or in any certificate furnished by the Company pursuant to this Agreement, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Parent, Merger Subs or their respective Affiliates or officers, directors, employees, agents, attorneys, accountants, advisors or other authorized representatives (the “Parent Representatives”) (including in any management presentation, opinion, information, memorandum, projection or advice that may have been provided to Parent or Merger Subs, their respective Affiliates or the Parent Representatives or made available through the data room process) by the Company, its Affiliates or the Company Representatives; provided that none of the Indemnified Party’s or Indemnified Parties’ equitable or legal claims arising out of fraud or intentional misrepresentation shall be limited or waived by provisions of or as a result of this Section 3.29.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Each of Parent, Merger Sub One and Merger Sub Two hereby represents and warrants to the Company that, on the Agreement Date and as of the Effective Time, as though made at the Effective Time, as follows:

4.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, Merger Sub One is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and Merger Sub Two is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Merger Subs has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted.

4.2 Authority. Each of Parent and Merger Subs has all requisite corporate power and authority to execute and deliver this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Subs of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Subs, and no further action is required on the part of Parent or Merger Subs to authorize this Agreement and any Related Agreements to which Parent or Merger Subs are a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which Parent and Merger Subs are parties have been duly executed and delivered by Parent and Merger Subs and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Merger Subs, enforceable against each of Parent and Merger Subs in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors or similar laws affecting creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (regardless of whether considered in a proceeding at law or in equity).

4.3 No Conflict. The execution and delivery by Parent and Merger Subs of this Agreement and any Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in a Conflict with any of the following in such a manner as to materially adversely affect the ability of Parent or Merger Subs to consummate the Merger: (a) any provision of the certificate or articles, as applicable, of incorporation and bylaws, or other equivalent organizational documents (as applicable) of either Parent or Merger Subs, as amended or (b) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Subs or any of their respective properties or assets (whether tangible or intangible).

4.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required by, or with respect to, Parent or Merger Subs in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Subs is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Agreements of Mergers with the Secretary of State of the State of California, (b) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under U.S. or foreign Laws applicable to mergers or acquisitions, including any set forth in Section 3.5 of the Disclosure Schedule, (c) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws or the rules and regulations of the NASDAQ Global Market, (d) the procuring of the California Permit, (e) the filing of a registration statement on Form S-8 with the SEC after the Effective Time covering the shares of Parent Common Stock issuable pursuant to Company Options assumed by Parent pursuant to the terms of this Agreement, and (f) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably expected to be, individually or in the aggregate, material to Parent or materially adversely affect the ability of Parent and Merger Subs to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.

4.5 Brokers’ and Finders’ Fees. Neither Parent nor Merger Subs has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will the Company or any Indemnifying Party incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Parent or Merger Subs.

4.6 Litigation. There is no material Claim or proceeding pending against Parent or Merger Subs or any of their respective properties or assets (tangible or intangible) or any of their officers, directors, members or managers. There is no material investigation, audit or other proceeding pending against Parent or Merger Subs or any of their respective properties or assets (tangible or intangible) or any of their officers, directors, members or managers by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of Parent to conduct its operations as presently or previously conducted or as currently contemplated to be conducted. There is no Claim of any nature pending against Parent or the Merger Subs which challenges or seeks to enjoin any of the transactions contemplated by this Agreement.

4.7 Parent Common Stock. The shares of Parent Common Stock to be issued to Company Shareholders pursuant to the First Step Merger have been duly authorized by all necessary corporate action on the part of Parent, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and non-assessable. Such Parent Common Stock, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Liens, other than restrictions on transfer created by applicable securities Laws and will not have been issued in violation of their respective properties or any preemptive rights or rights of first refusal or similar rights.

4.8 SEC Documents. Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including those that Parent may file subsequent to the Agreement Date until the Closing) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (a) were prepared in accordance and complied in all material respects with the requirements of the U.S. Securities Laws applicable to such Parent SEC Reports, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.

4.9 No Parent Material Adverse Effect. Since the date of the most recent Parent SEC Report prior to the Agreement Date, there has not been any Parent Material Adverse Effect.

4.10 Information Supplied. The information about Parent or Merger Subs provided by Parent or its representatives in writing to the Company expressly for the purposes of furnishing such information to the securityholders of the Company in any document mailed, delivered or otherwise furnished to the securityholders of the Company by the Company in connection with the solicitation of their approval and adoption of this Agreement and the transactions contemplated hereby, will not contain, at or prior to the time such document is mailed, delivered or otherwise furnished to the securityholders of the Company by the Company, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Subs makes any representation, warranty or covenant with respect to any information supplied by the Company which is contained in any of the foregoing documents.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Affirmative Conduct of Company Business.

(a) The Company shall (i) conduct the Company’s business (including the business of its Subsidiaries) in the ordinary course of business consistent with past practices, (ii) pay Indebtedness and Taxes of the Company when due (subject to good faith disputes over such Indebtedness or Taxes and subject to

Parent’s review and consent to the filing of any income, franchise or other material Tax Return, as set forth in Section 5.2(d) below), (iii) pay or perform other obligations consistent with past practice (subject to good faith disputes over such obligations), and (iv) use its commercially reasonable efforts to preserve intact the present business organizations of the Company and its Subsidiaries, keep available the services of the present officers and Employees of the Company and preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having material business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company and its Subsidiaries at the Effective Time.

(b) The Company shall promptly notify Parent of any event or occurrence which would reasonably be likely to result in a Company Material Adverse Effect.

5.2 Restrictions on Conduct of Company Business. From the time of the execution of this Agreement until the first to occur of the Effective Time or the termination of this Agreement pursuant to Section 9.1, the Company shall not, nor shall it permit its Subsidiaries to, except to the extent (i) expressly provided for in this Agreement, (ii) required by applicable Law or any changes in GAAP, (iii) as described in Section 5.2 of the Disclosure Schedule, or (iv) as consented to in writing by Parent (such consent not to be unreasonably withheld):

(a) cause or permit any modifications, amendments or changes to the Charter Documents;

(b) undertake (i) any expenditure, transaction or commitment exceeding $25,000 individually, or $50,000 in the aggregate, other than in the ordinary course of business consistent with past practice and other than pursuant to Permitted Purchase Orders, or (ii) any capital expenditure involving future payments in excess of $50,000 individually or $100,000 in the aggregate;

(c) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates, or revenue recognition policies) other than as required by GAAP;

(d) make or change any material Tax election, adopt or change any Tax accounting method in respect of Taxes, enter into any closing agreement in respect of Taxes, settle any Tax Claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment or file any income, franchise or other material Return unless a copy of such Return has been made available to Parent for review, a reasonable time prior to filing, and Parent has approved such Return;

(e) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable in an amount exceeding $25,000, for accounting purposes;

(f) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Common Stock pursuant to the exercise of outstanding Company Options and Company Capital Stock pursuant to the exercise of outstanding Company Warrants (including any amendments to such Company Options or Company Warrants agreements as are mutually agreed to by Parent and Company) or Company Common Stock upon conversion of any outstanding convertible promissory notes issued by the Company and outstanding as of the Agreement Date (the “Convertible Notes”);

(g) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Common Stock) except in accordance with the agreements evidencing Company Options;

(h) waive any stock repurchase rights or right of first refusal, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize any cash or equity exchange for any options granted under any of such plans except in connection with the Unvested Option Cashout;

(i) terminate any employee of the Company or any of its Subsidiaries, or knowingly encourage or otherwise cause any employee to resign from the Company or any of its Subsidiaries;

(j) (i) adopt, amend or terminate any Company Employee Plan; (ii) enter into, terminate or amend any Employee Agreement or collective bargaining agreement, (iii) pay (other than the payment of the Specified Bonuses) or promise to pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee, (iv) increase, decrease or otherwise change the salary, wage rates, bonuses, fringe benefits or other compensation from the salary, wage rates, bonuses, fringe benefits or other compensation set forth in the Compensation Schedule (including equity-based compensation) payable or to become payable by the Company or any of its Subsidiaries to any of its Employees, (v) make any declaration, promise, commitment or obligation of any kind for the payment by the Company or any of its Subsidiaries of severance, termination, change of control, or bonus pay (whether in cash or equity or otherwise), except (A) payments made pursuant to written agreements existing on the Agreement Date and disclosed in the Compensation Schedule or severance agreements disclosed in Section 3.13(a)(i) of the Disclosure Schedule, (B) the payment of any Covered Severance Costs or (C) the Option Bonus Agreement Amounts, (vi) increase rights to indemnification for any Employee, or (vii) take any action to accelerate the vesting or extend the post-termination exercise period of any Company Options or any other equity awards under the Plan;

(k) enter into any contractor or consulting Contract with any Person other than contractor or consulting Contracts that do not involve the payment in the aggregate of more than $50,000 on a monthly basis;

(l) other than entering into Frame License Agreements (for which written notice containing a summary of such proposed Frame License Agreement shall be delivered to Parent at least three (3) Business Days in advance of entering into such proposed Frame License Agreement) and other non-exclusive licenses and related agreements with end users with respect to the Company Products pursuant to written agreements in the ordinary course of business, (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company or any of its Subsidiaries, except for the sale of properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practices, or transfer to any Person any rights to any Company Intellectual Property Assets or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property Assets with any Person or with respect to any Intellectual Property of any Person; (ii) purchase or license any Intellectual Property of any other Person or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any other Person (other than, in each case, licenses for open source software and licenses for commercial, off the shelf software that is generally commercially available at a fee of less than $10,000 per year) or (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party;

(m) enter into, amend or modify any (i) Restrictive Contract or (ii) any Contract of indemnification or guaranty with respect to the Liabilities of any other Person (other than (x) indemnification agreements entered into with directors and officers of the Company or any of its Subsidiaries, (y) indemnities granted by the Company with respect to Intellectual Property matters in the ordinary course of business, and (z) indemnities included in the Company’s sales, licensing and distribution agreements for the Company Products);

(n) enter into, amend or modify any Contract (i) that restricts or prohibits the Company or any of its Subsidiaries from hiring any individual to perform employment or consulting services for the Company or any of its Subsidiaries; (ii) that contain “most favored nation” or similar preferred pricing provisions; (iii) limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any other Person, or any Contract granting exclusive sales, distribution or marketing rights to any Person; (iv) relating to the disposition or acquisition of any interest in any business enterprise, material assets of the Company or any of its Subsidiaries that is outside the ordinary course of the business of the Company; or (v) that contains warranties or indemnities relating to products or technology sold or services rendered by the Company and any of its Subsidiaries, other than non-exclusive licenses, sales, distribution and related agreements with respect thereto (including maintenance and support agreements) for Company Products pursuant to a written Contract that has been entered into in the ordinary course of business;

(o) enter into, amend or modify any nondisclosure, confidentiality or similar Contract, other than those entered into with any actual or prospective customer or vendor in the ordinary course of business consistent with past practices, which limits, or purports to limit, the ability of Parent or the Interim Surviving Entity or the Final Surviving Entity to disclose any information relating to the Company or any of its Subsidiaries;

(p) issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company and any of its Subsidiaries in excess of $25,000 individually or $100,000 in the aggregate;

(q) except for reasonable advances to employees for travel and business expenses in the ordinary course of business consistent with past practices, make any loan to any Person or purchase debt securities of any Person or forgive any loan owed to the Company or any of its Subsidiaries by any Person;

(r) (i) incur any Indebtedness (other than the obligation to reimburse employees for travel and business expenses, or Indebtedness incurred in connection with the purchase of goods and services in the ordinary course of business consistent with past practices, and the draw down of amounts under the WF Line of Credit), amend the terms of any outstanding loan agreement, guarantee any indebtedness of any Person, issue or sell any debt securities or guarantee any debt securities of any Person; or (ii) enter into, amend or modify any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(s) waive or release any right or claim of the Company or any of its Subsidiaries having material value, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries in an amount in excess of $25,000;

(t) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any of its Subsidiaries or relating to any of its business, properties or assets other than (i) with respect to the routine collection of bills, (ii) in connection with any breach of this Agreement by Parent or Merger Subs and (iii) the settlement of any such lawsuits, threats of any lawsuits or proceedings or other investigations that solely involves payment by the Company or any of its Subsidiaries of money damages not in excess of $100,000 in the aggregate;

(u) enter into any Contract to (i) purchase or sell any interest in real property, (ii) grant any security interest in any real property, (iii) lease, sublease, license or otherwise occupy any real property or (iv) amend or modify, in any material respect, or terminate any of the terms of, any Lease Agreement;

(v) enter into, amend or modify any real estate construction Contracts;

(w) enter into, amend or modify any lease of personal property other than entering into leases of personal property under which the aggregate amount payable by the Company or its Subsidiaries on a monthly basis does not exceed $10,000;

(x) terminate, amend or otherwise modify (or agree to do so), or violate in any material respect, the terms of, or make any payments resulting from agreed upon early termination of, any Material Contract; provided, however, that this provision shall not require the Company to seek or obtain Parent’s consent in order to operate in the ordinary course of business consistent with past practices; and provided further that this provision shall not require the Company to seek or obtain Parent’s consent in order to set or change the prices at which the Company sells Company Products to customers;

(y) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or any equity securities, that are material, individually or in the aggregate, to the Company’s business;

(z) enter into, amend or modify any dealer, distribution, strategic alliance, affiliate agreement or joint marketing arrangement or Contract, other than Frame License Agreements (for which written notice containing a summary of such proposed Frame License Agreement shall be delivered to Parent at least three (3) Business Days in advance of entering into such proposed Frame License Agreement);

(aa) enter into, amend or modify any Contract pursuant to which the Company or any of its Subsidiaries or any third party is granted marketing, distribution, development, delivery, manufacturing or similar rights of any type or scope with respect to any third party’s products or Company Products, respectively, other than Frame License Agreements (for which written notice containing a summary of such proposed Frame License Agreement shall be delivered to Parent at least three (3) Business Days in advance of entering into such proposed Frame License Agreement);

(bb) enter into, amend or modify any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(cc) cancel or amend in any material respect (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or renew any insurance policy of the Company or any of its Subsidiaries;

(dd) enter into, amend or modify any purchase order or Contract for the (i) purchase by the Company or any Subsidiary of materials, except in the ordinary course of business consistent with past practice or (ii) the purchase by customers of products or services, except for Permitted Purchase Orders and pursuant to Frame License Agreements (for which written notice containing a summary of such proposed Frame License Agreement shall be delivered to Parent at least three (3) Business Days in advance of entering into such proposed Frame License Agreement);

(ee) enter into, amend or modify any Contract with any Related Party, including any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, or from, any Related Party;

(ff) notwithstanding anything herein to the contrary, make any payment under an Option Bonus Agreement to those Person(s) set forth on Schedule 5.2(ff);

(gg) enter into or amend any fidelity or surety bond or completion bond; or

(hh) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(gg).

If the Company desires to take an action which would be prohibited pursuant to the foregoing Sections 5.2(a) through 5.2(gg) without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an electronic mail or facsimile to the individuals listed on Schedule 5.2 hereto with a copy to counsel for Parent and counsel to the Company. Parent shall either deliver to the Company written consent or a denial notification within five (5) Business Days after Parent receives a written request by the Company pursuant to this Section 5.2. If no such written consent or denial notification is received by the Company within five (5) Business Days of its request in accordance with this Section 5.2, Parent shall be deemed to have granted its prior written consent to such action(s) requested by the Company.

5.3 No Solicitation.

(a) The Company shall (and shall cause each of its Subsidiaries and its and its Subsidiaries’ directors, officers, employees, shareholders, members, partners, managers, agents, representatives and Affiliates (collectively, “Company Representatives”) to) not, directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, facilitate, seek, knowingly encourage, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, consolidation, purchase of assets, tender offer, license or otherwise, or effect any such transaction (other than the license and sale of Company Products in the ordinary course of business), (ii) disclose or furnish any information not customarily disclosed to any person concerning the business, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any Person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company (other than pursuant to the exercise of Company Options and Company Warrants, or the conversion of the Convertible Notes, in each case outstanding on the Agreement Date), or (iv) enter into any agreement with any Person providing for the acquisition of the Company (other than the license and sale of Company Products in the ordinary course of business), whether by merger, purchase of assets, license, tender offer or otherwise.

(b) The Company shall, and shall cause the Company Representatives to, immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) of Section 5.3(a).

(c) In the event that the Company or any of the Company’s Affiliates or Company Representatives shall receive any offer, proposal or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) of Section 5.3(a), or any request for disclosure or access as referenced in clause (ii) of Section 5.3(a), the Company shall (i) immediately suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (ii) immediately thereafter, notify Parent thereof, which notice shall contain (1) the pricing, terms, conditions and other material provisions of such proposed transaction, (2) the identity of the proposed party or parties to such proposed transaction, (3) a copy of the written agreement or other documentation setting forth the terms of the proposed transaction, and (4) such other information related thereto as Parent may reasonably request.

(d) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions (on the approval of any court of the United States or any state having jurisdiction), without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Company Representative shall be deemed to be a breach of this Agreement by the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Required Shareholder Approval; Fairness Hearing.

(a) As soon as reasonably practicable following the Agreement Date, Parent and the Company shall prepare, and Parent shall file (the date of such filing, the “Permit Filing Date”), the necessary documents with the Commissioner of Corporations of the State of California (the “California Commissioner”) to request a hearing (the “Hearing”) to be held by the California Commissioner to consider the terms, conditions and fairness of the Merger pursuant to Sections 25121 and 25142 of the California Corporate Securities Law of 1968 (the “Fairness Hearing Law”), together with an application for a permit (a “California Permit”) from the California Commissioner, so that the issuance of Parent Common Stock in the First Step Merger to the Company Shareholders shall be exempt from registration under the Securities Act, by virtue of the exemption provided by Section 3(a)(10) thereof (such documents to be filed by Parent pursuant to this Section 6.1(a), collectively, the “Permit Application”). Parent shall mail or cause to be mailed the notice of the Hearing (the “Notice”), in the form approved and signed by the California Commissioner, to the Company Shareholders set forth on Section 3.2(a) of the Disclosure Schedule as promptly as practicable and in any event within three (3) Business Days following its approval by the California Commissioner. The Company shall provide to Parent any necessary update that the Company becomes aware of with respect to the information set forth on Section 3.2(a) of the Disclosure Schedule at least three (3) Business Days prior to such mailing, provided, however, that, unless otherwise agreed by Parent and the Company in writing, the delivery of any notice pursuant to this Section 6.1(a) or Section 6.3 shall not (x) limit or otherwise affect any remedies available to the party receiving such notice provided hereunder or (y) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant. Parent and the Company shall prepare a draft of the Permit Application within seven (7) Business Days of the Agreement Date and use reasonable best efforts to finalize such draft as promptly as practicable thereafter. Within one (1) Business Day after finalizing the draft Permit Application, Parent shall file the Permit Application with the California Commissioner.

(b) As soon as reasonably practicable following the Agreement Date, the Company shall prepare, with the cooperation of Parent, a related information statement or other disclosure document (the “Information Statement”). The Company shall prepare a draft of the Information Statement within seven (7) Business Days of the Agreement Date and each of Parent and the Company shall use reasonable best efforts to finalize such draft as promptly as practicable thereafter. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the Company Shareholders in the Merger and an information statement for solicitation of shareholder consent with respect to the adoption of this Agreement and the approval of the First Step Merger and the transactions contemplated hereby. The Information Statement shall be accompanied by the notice required by Chapter 13 of the CCC along with such other information as required by the CCC and shall include a reference to the unanimous recommendation of the board of directors of the Company (i) for the approval and adoption of this Agreement and the approval of the First Step Merger and the transactions contemplated hereby by the shareholders of the Company and (ii) against the exercise of dissenter’s rights in connection with the First Step Merger. Each party agrees that information supplied by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the shareholders of the Company, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.

(c) The Company shall cooperate with, and provide the information requested by, Parent in connection with Parent’s application for the California Permit. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Permit Application or Information Statement, the Company and Parent shall cooperate in delivering any such amendment or supplement to all shareholders of the Company and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other government officials. Parent, with the reasonable cooperation of the Company, will respond to any comments from the California Commissioner or the California Department of Corporations, and Parent and the Company shall work together in good faith and use their reasonable best efforts to have the California Permit granted as soon as practicable after such filing. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate under the Fairness Hearing Law for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in preparation of the Information Statement. Each of the Company and Parent shall use its reasonable best efforts to cause the above-referenced documents, including the Permit Application, the Notice and the Information Statement, to comply with all requirements of applicable federal and state securities Laws. In addition, each of the Company and Parent shall cause to appear and testify at the Hearing each such party’s executives, as in such party’s reasonable judgment may be necessary to obtain the California Permit.

(d) Subject to compliance by the Company with this Section 6.1, in the event that, (i) after working in good faith and using commercially reasonable efforts to obtain the California Permit for at least ninety (90) days from the Permit Filing Date (the “Minimum Permit Period”), Parent reasonably determines that it is not able to receive the California Permit under terms that permit the consummation of the transactions contemplated hereby by within 120 days after the Agreement Date or (ii) the California Commissioner has denied Parent’s application for a California Permit following the exercise of commercially reasonable efforts by Parent to appeal any such denial, Parent shall promptly issue to the Company a notice (the “Election Notice”) that it is abandoning the process to obtain a California Permit and will instead, in Parent’s sole discretion, either (A) register the offer and sale of the securities to be issued pursuant to the First Step Merger on a registration statement on Form S-4 or (B) issue the shares of Parent Common Stock to be issued pursuant to the First Step Merger in reliance on a private placement exemption. If Parent elects to issue shares of Parent Common Stock pursuant to clause (ii)(B) of the preceding sentence, Parent will file a registration statement registering the resale of such shares of Parent Common Stock and use its best efforts to cause such registration statement to become effective within fifteen (15) days after the Closing Date and remain effective until all such shares may be resold pursuant to Rule 144 of the Securities Act without regard to volume or other limitations set forth in such Rule.

(e) As promptly as practicable after the Agreement Date, Parent and the Company shall prepare and make such filings as are required under applicable blue sky Laws relating to the transactions contemplated by this Agreement. The Company shall assist Parent as may be necessary to comply with the securities and blue sky Laws relating to the transactions contemplated by this Agreement.

(f) As promptly as practicable after the receipt of a California Permit, but in no event later than one (1) Business Day from the receipt of a California Permit, the Company shall submit this Agreement and the transactions contemplated hereby to shareholders of the Company for approval and adoption as provided by applicable Law and the Charter Documents. Such submission, and consent in connection therewith, (i) shall include the Information Statement, (ii) shall include the Shareholder Written Consent, (iii) shall include the Letter of Transmittal and such other documents as reasonably requested by Parent and (iv) shall specify that adoption of this Agreement shall constitute approval by the shareholders of the Company of: (A) the escrow and indemnification obligations of the Company Shareholders set forth Article VIII and the deposit of the Escrow Amount into the Escrow Fund and the Expense Escrow Amount into the Expense Escrow Fund, as contemplated by Sections 2.10(a) and 2.10(b), respectively, and (B) in favor of the appointment of Shareholder Representative Services LLC as Shareholder Representative, under and as defined in this Agreement.

(g) Any materials to be submitted to the shareholders of the Company in connection with the solicitation of their approval of the First Step Merger and this Agreement, including the Information Statement and, if required pursuant to Section 6.9, any materials submitted to the shareholders of the Company in connection with obtaining the 280G Approval (the “Soliciting Materials”), shall be subject to reasonable review and approval by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement, the unanimous recommendation of the board of directors of the Company in favor of the Merger and this Agreement, including each of the matters set forth in Section 6.1(f) and if required pursuant to Section 6.9. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its Affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion, such consent not to be unreasonably withheld, delayed or conditioned. The Company and Parent shall promptly advise the other in writing if at any time prior to the Closing the Company or Parent, as the case may be, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law; provided that Parent shall only be required to provide notice of any such facts to the extent such facts relate to information furnished in writing by Parent or Merger Subs for the express purposes of including in such Soliciting Materials; provided, further, that the Company shall only be required to provide notice to Parent of any such facts to the extent such facts relate to information included by the Company in the Soliciting Materials.

(h) Promptly following receipt of written consents of the shareholders of the Company constituting the Required Shareholder Approval, the Company shall deliver notice of the approval of the First Step Merger and the other actions approved by written consent of the shareholders of the Company, pursuant to 603(b) of the CCC (the “Shareholder Notice”). In the event the Company holds a meeting of shareholders of the Company to obtain approval of the remaining shareholders of the Company who have not executed the Shareholder Written Consent, the Company shall consult with Parent regarding the date of the shareholders’ meeting (the “Company Shareholders’ Meeting”) and shall not postpone or adjourn (other than for absence of a quorum) the Company Shareholders’ Meeting without the consent of the Parent.

(i) In the event that the Parent issues an Election Notice to the Company pursuant to Section 6.1(c), the parties hereto agree to cooperate to take such other actions necessary to complete the transactions contemplated by this Agreement.

6.2 Access to Information. The Company shall provide Parent and its accountants, counsel and other representatives (a) reasonable access during business hours and upon reasonable advance written notice to the Company, to (i) all of the properties, books, Contracts, commitments and records of the Company, including all Company Intellectual Property Assets, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all employees of the Company and its Subsidiaries as identified by Parent; and (b) during business hours and upon reasonable advance written notice to the Company, copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request; provided, however, that no information or knowledge obtained in any investigation pursuant to this Section 6.2 or otherwise shall affect or be deemed to amend or modify any representation or warranty set forth herein, the Disclosure Schedule, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise limit, affect or prejudice in any way the rights and remedies of Parent.

6.3 Notification of Certain Matters. The Company or Parent, as the case may be, shall give prompt notice to the other of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company or Parent, as the case may be, in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, and (b) any failure of the Company or Parent, as the case may be, to comply in all material respects with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that, unless otherwise agreed by Parent and the Company in writing, the delivery of any notice pursuant to Section 6.1(a) or this Section 6.3 shall not (x) limit or otherwise affect any remedies available to the party receiving such notice provided hereunder or (y) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.2 or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Reciprocal Confidentiality Agreement; provided, that the Shareholder Representative shall not be required to return or destroy any information pursuant thereto until such time as its responsibilities hereunder are complete. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of due diligence and negotiation of this Agreement and the Related Agreements could be considered to be material nonpublic information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions regarding the Parent Common Stock in violation of applicable securities Laws. Notwithstanding anything in this Agreement or the Reciprocal Confidentiality Agreement to the contrary, following Closing, the Shareholder Representative shall be permitted to disclose information as required by Law or to employees, advisors or consultants of the Shareholder Representative and to the Indemnifying Parties, in each case who have a need to know such information, provided that such persons either (a) agree to observe the terms of this Section 6.4 or (b) are bound by obligations of confidentiality to the Shareholder Representative of at least as high a standard as those imposed on the Shareholder Representative under this Section 6.4.

6.5 Public Disclosure. The Company shall not (nor will it permit the Company Representatives to) directly or indirectly issue any statement or communication to any third Person (other than their respective legal counsel, accountants or representatives that are bound by confidentiality restrictions) regarding the existence or subject matter of this Agreement or the transactions contemplated hereby (including with respect to any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination hereof), without the consent of Parent; provided, that, notwithstanding the foregoing, (a) the Company may, subject to Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed), issue communications regarding the existence or subject matter of this Agreement or the transactions contemplated hereby to its Employees, customers and suppliers, as reasonably necessary for the Company to maintain its business relationships with such Persons or to comply with its obligations under this Agreement, (b) any information reasonably relevant for enforcing the Company’s rights or defending against assertions by Parent may be disclosed to any Governmental Entity or an arbitrator or other involved party (e.g., opposing counsel, expert witnesses, investigators) in connection with any legal proceedings involving a dispute between Parent and the Company, or the interpretation, making, performance, breach or termination hereof or thereof, (c) unless otherwise prohibited by this Agreement, the Company Representatives may make statements to any third Person (but not public statements or announcements) to the extent that such information otherwise has been made public by Parent and (d) following the public announcement of the Merger, the Shareholder Representative may publicly announce the fact that it has been engaged to serve as the Shareholder Representative in connection with the Merger, provided that such announcement does not disclose any of the other terms of this Agreement, the Merger or the other transactions contemplated herein. Parent shall not issue any statement or communication to any third Person (other than its representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby (including with respect to any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination hereof), without first providing the Company with an opportunity in advance to review and comment on such statement or communication, except that this restriction shall be subject to Parent’s and its Affiliates’ obligation to comply with applicable securities Laws and the rules of the NASDAQ Global Market and Parent may, after consultation with the Company, issue communications regarding the existence or subject matter of this Agreement or the transactions contemplated hereby to its Employees, customers and suppliers, as reasonably necessary for Parent to maintain its business relationships with such Persons or to comply with its obligations under this Agreement. Notwithstanding the foregoing, Parent and the Company have mutually agreed upon a joint press release for the announcement of the First Step Merger and this Agreement and related employee, customer and supplier communications (the “Communications Plan”) and the Company may issue such joint press release, and the Company and the Company Representatives may communicate with employees, customers and suppliers in accordance with such Communications Plan, provided, that Parent shall be entitled to make any changes to such press release or Communications Plan subject to the Company’s consent not to be unreasonably withheld.

6.6 Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall use their respective reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Law and regulations to satisfy all of the conditions to the obligations of the other parties hereto and to consummate and make effective the Merger and the transactions contemplated hereby, in the most expeditious manner practicable, to obtain all necessary waivers, consents approvals of any Governmental Entity with respect to the consummation of the Merger and to effect all necessary registrations and filings with any Governmental Entity and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that, if any proceeding is instituted (or threatened to be instituted) challenging the Merger or the other transactions contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that Parent and the Company shall consult and cooperate with one another as to the appropriate response; provided, further, that Parent shall not be required to agree to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or Affiliates or of the Company, (b) the imposition of any limitation on the ability of Parent, its Subsidiaries or Affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, or (c) the imposition of any impediment on Parent, its Subsidiaries or Affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (a), (b) or (c), an “Action of Divestiture”). Nothing herein shall require Parent or the Company to litigate with any Governmental Entity.

6.7 Contract Consents, Amendments and Terminations. The Company shall use its commercially reasonable efforts to (a) obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the First Step Merger and/or the Second Step Merger or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 3.4(b) of the Disclosure Schedule, (b) provide all notices required under any Contract in connection with the First Step Merger and/or the Second Step Merger, all of which such Contracts are listed on Schedule 6.7(b), (c) modify each of the agreements listed on Schedule 6.7(c) in the manner set forth therein effective as of and contingent upon the Closing, so that the required modifications are in effect immediately following the Effective Time, (d) send each of the notices set forth in Schedule 6.7(d) (the “Cancellation Notices”) promptly following the Agreement Date and (e) terminate each of the agreements listed on Schedule 6.7(e) (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time. Such requests for consents, waivers, approvals, modifications, terminations or notices shall be in a form reasonably acceptable to Parent and Parent shall be provided a reasonable opportunity to review and comment on the foregoing. In the event that the other parties to any such Contract, including a lessor or licensor of any Leased Real Property, conditions its grant of a consent, modification, waiver, termination or approval (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent, modification or termination request regarding the First Step Merger and/or the Second Step Merger, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty), the Company shall be responsible for making all such payments (the “Consent and Modification Fees”). Prior to the Closing, the Company shall pay (using the Company’s cash): (i) all Consent and Modification Fees; and (ii) all (A) change of control, bonus, severance or other similar payments that are or will be incurred by the Company with respect to Employees of the Company as of the Effective Time as a result of the consummation of the transactions contemplated by this Agreement, (B) Unvested Option Cashout amounts, (C) Specified Bonuses, (D) amounts payable under the Option Bonus Agreements, except to the extent included within the definition of Indebtedness (the “Option Bonus Agreement Amounts”) and (E) Transaction Payroll Taxes related to the amounts in this clause (ii) (collectively the items in clauses (i) and (ii), the “Change of Control Fees”). In the event the Merger does not close for any reason, Parent shall not have any liability to the

Company, the Company Securityholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers, approvals, modifications or terminations providing such notices.

6.8 Expenses and Fees.

(a) If the First Step Merger is consummated, all fees and expenses incurred by the Company and its Subsidiaries in connection with the Merger, including all legal, accounting, financial advisory, and consulting fees and expenses incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the Company, excluding any Covered SEC Costs. The Company shall provide Parent with a statement of Estimated Third Party Expenses and an estimate of all Change of Control Fees showing detail of both the paid and unpaid Third Party Expenses and Change of Control Fees incurred by the Company as of the Closing Date, or anticipated to be incurred or payable by the Company after the Closing Date (the “Statement of Expenses”), at least three (3) Business Days prior to the Closing Date, and the Statement of Expenses shall be certified by the Company’s Chief Financial Officer as true, correct and complete as of the Closing Date. The Company shall pay (using the Company’s cash) all of its Third Party Expenses and any Change of Control Fees on or prior to the Closing Date. Any of the Company’s Third Party Expenses or any Change of Control Fees that are not reflected on the Statement of Expenses and not accounted for in the calculation of the Base Merger Consideration (“Excess Expenses and Fees”) may be paid out of the Escrow Fund.

(b) If the First Step Merger is not consummated, each party shall pay its own fees and expenses incurred in connection herewith, and neither party shall be liable to the other party for any costs or expenses incurred in connection herewith, except that Parent will promptly reimburse the Company for any Covered SEC Costs.

6.9 280G Approval. The Company shall promptly, submit to the shareholders of the Company for approval by the requisite vote (in a manner satisfactory to Parent), by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may, separately or in the aggregate, constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent), such that all such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that (A) a vote of the shareholders of the Company was solicited in conformance with Section 280G and the regulations promulgated thereunder and that such requisite shareholder approval was obtained with respect to any Section 280G Payment (the “280G Approval”), or (B) that the 280G Approval was not obtained with respect to any Section 280G Payment and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the 280G Waivers, which were executed by the affected individuals prior to the vote of the shareholders of the Company.

6.10 Pre-Closing Employee Matters.

(a) Each person who becomes an employee of the Company or any of its Subsidiaries after the Agreement Date and prior to the Closing shall be required by the Company to enter into and execute, an Employee Proprietary Information Agreement with the Company or any of its Subsidiaries enforceable and effective as of such employee’s first date of employment or service. Each Person who becomes a consultant or contractor of the Company or any of its Subsidiaries after the Agreement Date and prior to the Closing shall be required by the Company or any of its Subsidiaries to enter into and execute, a Consultant Proprietary Information Agreement with the Company enforceable and effective as of such consultant or contractor’s first date of service.

(b) The Company shall, prior to the Closing, cause each officer and director of the Company and its Subsidiaries to execute a resignation and release letter in substantially the form attached hereto as Exhibit F (the “Director and Officer Resignation Letter”), effective as of the Effective Time.

(c) The Company and each of its Subsidiaries shall, prior to the Closing, pay in full all bonus or other obligations owed pursuant to any “phantom stock” or similar plan and shall use commercially reasonable efforts to receive written acknowledgments and releases from each individual paid pursuant to any “phantom stock” or similar plan that all payments due to such individual have been paid.

(d) The Company and each of its Subsidiaries shall, prior to the Closing, pay in full all severance obligations under applicable Law to any Employee who has been terminated prior to the Closing.

6.11 Post-Closing Employee Matters. Parent or its Affiliates may offer certain U.S. Employees, including the Key Employees, employment by Parent, its Subsidiaries, the Interim Surviving Entity and/or the Final Surviving Entity as a Continuing Employee, to be effective as of the Closing Date, upon proof of a legal right to work in the United States (such employees offered such employment, the “Offered Employees”). Such employment will: (i) be set forth in offer letters on Parent’s standard form, (ii) be subject to and in compliance with Parent’s applicable policies and procedures, including employment background checks and the execution of Parent’s employee proprietary information agreement, governing employment conduct and performance, (iii) have terms, including the position and salary, which will be determined by Parent, (iv) include, if applicable, a waiver by the Employee of any future equity-based compensation to which such Employee may otherwise have been entitled, and (v) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Closing Date. Notwithstanding the provisions of clause (iii), the offers provided to the Offered Employees shall provide for terms and conditions that maintain substantially (x) the aggregate economic value of the total cash compensation (including base salary, base hourly wage, target bonus and other cash-based incentive payments, but excluding equity compensation) of each Continuing Employee, and (y) the aggregate economic value of the benefits under the employee benefit plans, programs and arrangements for the benefit of such Continuing Employee and his or her dependents and beneficiaries, in each case, as provided to such Continuing Employee immediately prior to the Effective Time, so as to not implement any substantial aggregate reduction in the value of compensation, benefits, rights or entitlements during such period (the “Offered Terms”), and following the Closing Date, Parent shall or shall cause its Affiliate who is employing such Continuing Employee to maintain the Offered Terms. After the Effective Time, nothing contained in the foregoing sentence shall prohibit Parent or its Affiliates from reducing or otherwise modifying any component of compensation or benefits of any Continuing Employee. Effective as of, and following, the Closing, to the extent permitted or required by applicable law, Parent or Affiliate will cause any employee benefit plans, programs, policies and arrangements in which any Continuing Employee participates that is a health or welfare benefit plan (collectively, “Parent Welfare Plans”) to (i) waive all limitations as to preexisting conditions, requirements for insurability, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees (and their eligible dependents), (ii) honor any payments, charges and expenses of such Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Company Employee Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Parent Welfare Plan during the same plan year in which such payments, charges and expenses were made, and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee following the Closing. No Continuing Employee or other current or former employee of the Company or its Subsidiaries, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim hereunder and nothing in this Agreement shall be interpreted as limiting the power of the Parent or its Affiliates to amend or terminate any particular employee benefit plan, program, agreement or policy, or interpreted as requiring the Company or Parent or any of their Affiliates to continue the employment of any Continuing Employee for any period of time.

6.12 Termination of Certain Benefit Plans.

(a) Termination of 401(k) Plans. Effective as of no later than the day immediately preceding the Closing Date, the Company and any ERISA Affiliate shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plans as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges and/or fees shall be included in Third Party Expenses and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than seven (7) Business Days prior to the Closing Date.

(b) Termination of PEO Arrangement. The Company shall terminate its services agreement with TriNet, Inc. (the “PEO Arrangement”), effective as of the Closing Date. The Company shall ensure that all employee benefits under the PEO Arrangement shall continue to be provided to Continuing Employees through the Closing Date. Parent shall have received from the Company evidence reasonably satisfactory to Parent that the PEO Arrangement has been timely and properly terminated in accordance with this Section 6.12(b), pursuant to resolutions of the Board of Directors of the Company and any other appropriate entity. Any termination fee or similar expense resulting from the termination of the PEO Arrangement shall be borne solely by the Company and no such fee or expense shall be borne by Company Employees or by Parent.

6.13 Agreements and Documents Delivered at Signing or Immediately Following Signing. The Company shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to cause each agreement and document that was executed by any Person and delivered to Parent prior to, contemporaneously with, or immediately following, the execution of this Agreement, as the case may be, to remain in full force and effect through the Closing Date.

6.14 Spreadsheet. At least twelve (12) Business Days prior to the Closing Date, the Company shall deliver to Parent a draft spreadsheet in a form reasonably acceptable to Parent. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a final spreadsheet (the “Spreadsheet”) in a form reasonably acceptable to Parent (with the information relating to the Per Share Merger Consideration to be completed by the Company and delivered to Parent one (1) Business Day prior to the Closing Date), which Spreadsheet shall be certified as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company as of the immediately prior to the Effective Time and which shall include, among other things, as of the Closing:

(a) With respect to each Company Shareholder: (i) such Person’s address and electronic mail address, (ii) whether such Person is a Continuing Employee, (iii) the number and type of shares of Company Capital Stock held by such Person, (iv) the respective certificate numbers of the Company Capital Stock held by such Person, (v) the date of acquisition of such shares, (vi) the purchase price of such shares, (vii) whether such shares were acquired pursuant to the exercise of an incentive stock option (as defined in Section 422 of the Code), (viii) the aggregate Per Share Merger Consideration payable to Person, (ix) such Person’s Pro Rata Portion expressed as a percentage and portion of each of the Escrow Amount and the Expense Escrow Amount, (x) the amount of any loans outstanding from the Company to such Person, (xi) the amount, if any, to be withheld from any distribution to such Person, (xii) any vesting schedule and repurchase price applicable to such shares, (xiii) the identification of any shares that were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and to the Knowledge of the Company, whether such election under Section 83(b) was made, (xi) with respect to shares acquired on or after January 1, 2011 that are covered securities, the adjusted tax basis of such shares and (xii) such other information relevant thereto or which Parent, its agent or the Escrow Agent, may reasonably request; and

(b) With respect to each holder of a Company Option, Company Warrant or any other similar equity award from the Company (i) such Person’s address, (ii) whether such Person is a Continuing Employee, (iii) if available to the Company, social security number (or tax identification number, as applicable), (iv) the number and type of Company Capital Stock underlying each such Company Option, Company Warrant or other similar equity award, (v) the grant dates or issue dates of such Company Option, Company Warrant or other similar equity award, (vi) with respect to each Company Option, the vesting arrangement with respect thereto, (vii) with respect to each Company Option, whether such Company Options are incentive stock options or non-qualified stock options, (viii) the exercise price of such Person’s Company Option, Company Warrant or any other similar equity award from the Company, (ix) the aggregate Per Share Merger Consideration payable to such Person, if any, and (x) such other information relevant thereto or which Parent may reasonably request.

6.15 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent certifying the interests in the Company are not U.S. real property interests for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445 2(c)(3) together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.

6.16 Tax Matters.

(a) Pre-Closing Tax Returns. The Company shall be responsible, at the sole expense of the Company, for the preparation and filing of any Return of the Company or its Subsidiaries that is required to be filed on or before the Closing Date and each such Return shall be true, correct and complete and shall be completed in accordance with applicable law and consistent with past practice. The Company shall permit Parent to review and comment on each such income, franchise and other material Return during a reasonable period prior to filing, and shall not file any such Return without Parent’s prior written approval. For purposes of the preceding sentence, a reasonable period shall be at least forty (40) days prior to the due date (including extensions) for filing any Return with respect to income Taxes, and at least ten (10) days prior to the due date (including extensions) for filing any other Return.

(b) Post-Closing Tax Returns. Except as set forth in Section 6.16(c), Parent shall be responsible for the preparation and filing of any Return with respect to the Company or its Subsidiaries that is required to be filed after the Closing Date.

(c) Transfer Taxes. Any sales, use, value-added, goods and services, gross receipts, excise, registration, recording, conveyance, stamp, duty, transfer and other similar Taxes and governmental fees imposed or levied by reason of, in connection with or attributable to, the transactions contemplated by this Agreement (“Transfer Taxes”) shall be the responsibility of the Company Securityholders. The parties hereto shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes. The party required by applicable Law to file any Return with respect to Transfer Taxes shall do so in the time and manner prescribed by applicable Law.

(d) Cooperation. The parties to this Agreement shall provide assistance as reasonably requested in preparing and filing Returns and responding to any audit, Claim, dispute, controversy or proceeding relating to Taxes (“Tax Contest”), provide reasonably detailed notice of any Tax Contest sufficient to apprise the other parties of the nature of the Claim, make available as reasonably requested all relevant information, records, and documents, including workpapers, relating to Taxes of the Company or its Subsidiaries, and retain until the expiration of the applicable statute of limitations any books and records that could reasonably be expected to be necessary or useful in connection with the preparation of any Return, or for any Tax Contest. Prior to the Closing Date, the Company shall prepare and deliver to Parent a list and contact information of all third party providers of Tax services (each a “Tax Service Provider”) that have been engaged by the Company and its Subsidiaries within the last four (4) years, together with an executed notice addressed to each such Tax Service Provider permitting such Tax Service Provider to disclose to Parent and its agents confidential information relating to the Taxes of the Company and its Subsidiaries. The covenants set forth in this Section 6.15 shall survive the Closing and the Effective Time until thirty (30) days after the expiration of the applicable statute of limitations (including extensions thereof) applicable to the Tax matters in question.

6.17 S-8 Registration. Parent shall file with the SEC, within ten (10) Business Days after the Closing Date, a registration statement on Form S-8 registering the number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock underlying the Assumed Options, and shall maintain the effectiveness of such registration statement for so long as such Assumed Options remain outstanding and will reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise thereof.

6.18 NASDAQ Global Market Listing. Parent shall promptly after the Agreement Date apply for the listing on the NASDAQ Global Market of the shares of Parent Common Stock issuable, and those subject to Assumed Options, in connection with the First Step Merger, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares, subject to official notice to The NASDAQ Global Market of issuance.

6.19 Conversion of Company Preferred Stock. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to cause all of the outstanding shares of Company Preferred Stock to be converted into shares of Company Common Stock such that shares of Company Common Stock shall be the only outstanding shares of Company Capital Stock as of the Effective Time.

6.20 Repayment of Company Indebtedness. Parent shall be entitled to recover the amount of any and all Closing Indebtedness to the extent that such Closing Indebtedness is not paid in full and finally discharged by the Company (or is paid by Parent on the Company’s behalf) as of immediately prior to the Effective Time by reducing the Estimated Merger Consideration by the amount of any such unpaid Closing Indebtedness (or the amount of any such Closing Indebtedness paid by Parent on the Company’s behalf). The Company shall deliver to Parent, at least five (5) Business Days prior to the Closing Date, executed payoff letters or final invoices, as applicable, from each lender, noteholder or other counterparty to which such Closing Indebtedness is owing (whether or not then due and payable), in each case (i) that sets forth the amount to be paid on or prior to the Closing Date, together with wire transfer instructions, (ii) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Company (and, in the case of hedging, swap or similar agreements, the complete unwind and settlement of such arrangements) in respect of such item (except obligations for indemnification and reimbursement that expressly survive repayment in full) and of all current and future Liens relating to such item and (iii) contemplating the delivery of UCC-3 termination statements and mortgage releases that when filed or recorded, as the case may be, will be sufficient to release any and all Liens relating to such item.

6.21 Joinder Agreement. The Company shall use commercially reasonable efforts to cause the Joinder Agreements to be executed on or prior to the Closing Date by Company Shareholders that hold at least ninety percent (90%) of the shares of each class and series of Company Capital Stock that would be issued and outstanding immediately prior to the Effective Time (after giving effect to the conversion of all issued and outstanding shares of Company Preferred Stock into shares of Company Common Stock immediately prior to the Effective Time).

6.22 Commercial Agreement between Company and Parent. Parent confirms and agrees that from the Agreement Date until the earlier of the Effective Time or the date this Agreement is terminated pursuant to Article IX Parent shall (a) continue to be subject to, and continuously abide by, its three million dollar ($3,000,000) aggregate credit limit with the Company established in accordance with the terms of the Commercial Agreement, and (b) take physical delivery of the weekly “Scheduled and Required Shipments” and make the “Required Minimum Weekly Cash Payment” on a timely basis, in each case for each weekly period listed in Schedule 6.22 commencing upon the Agreement Date. The Company shall provide written notice to

Parent of any breach by Parent of the foregoing covenant and shall provide Parent with an opportunity to cure such breach within two (2) Business Days of such notice being delivered to Parent. In the event that Parent does not cure such breach within such two (2) Business Day period and the Company is required to draw down amounts under its WF Line of Credit as a direct consequence of such breach (such amounts, the “Credit Line Advance Amount”), the parties agree that the amount of the Credit Line Advance Amount so drawn in accordance with this Section 6.22 (which may, for the avoidance of doubt, be less than the aggregate amounts drawn down by the Company under its WF Line of Credit) shall not constitute, or be included in the calculation of, Closing Indebtedness for the purposes of Section 2.9(a)(i) hereof and shall not be deducted in the calculation of the Base Merger Consideration.

6.23 Indemnification of Company Officers and Directors.

(a) For six (6) years following the Closing, Parent shall, and shall cause the Company, to fulfill and honor the indemnification agreements between the Company and its officers and directors existing prior to the Agreement Date as set forth on Schedule 6.23(a) that relate to the directors and officers of the Company set forth in Schedule 6.23(a) (the “Company Indemnitees”), including any provisions existing in the Articles of Incorporation or the bylaws of the Company as of the Agreement Date. Notwithstanding the foregoing, the obligations of Parent, the Interim Surviving Entity and the Final Surviving Entity or their successors (i) shall be subject to any limitation imposed by applicable Law and (ii) shall not be deemed to release any Company Indemnitee who is also an officer or director of the Company from his or her obligations pursuant to this Agreement, nor shall such Company Indemnitee have any right of contribution, indemnification or right of advancement from Parent, the Interim Surviving Entity or the Final Surviving Entity or their successors with respect with any Loss claimed by any of the Indemnified Parties against such Company Indemnitee in his or her capacity as a Company Shareholder pursuant to this Agreement. Notwithstanding the foregoing, (i) Parent shall have no obligation to maintain the existence of the Interim Surviving Entity or the Final Surviving Entity for any specified period following the Effective Time and (ii) this Section 6.23(a) is intended to benefit each Person who was a director and/or an officer of the Company prior to the Closing and shall be binding on all successors of Parent, the Interim Surviving Entity and the Final Surviving Entity.

(b) Prior to the Closing, the Company shall deliver to Parent a quote for the purchase of a prepaid directors’ and officers’ liability policy or policies (the “Tail Policy”) that will remain in effect until the six (6) year anniversary of the Effective Time the material terms of which, including coverage and amount are comparable to those of the Company’s current directors’ and officers’ liability insurance policy (copies of which have been made available to Parent prior to the Agreement Date). At Parent’s request, the Company shall purchase such Tail Policy prior to the Closing Date, and the Company and Parent shall each contribute fifty percent (50%) of any payments with respect to such Tail Policy; provided, however, that to the extent any payments payable by the Company with respect to such Tail Policy have not been paid by the Company prior to the Closing, then such payments shall be deemed Third Party Expenses or Excess Third Party Expenses, as the case may be.

(c) The provisions of this Section 6.23 are intended to be for the benefit of, and shall be enforceable by the Company Indemnitees (it being expressly agreed that the Company Indemnitees shall be third party beneficiaries of this Section 6.23). The obligations of Parent under this Section 6.23 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee without the express written consent of such affected Company Indemnitee.

6.24 Option Bonus Agreement. The Company shall (a) deliver to each holder of Vested Company Options with respect to such Company Options, except for Assumed Options set forth on Schedule 2.7(f)(i) and Vested Company Options granted in 2013, an option bonus agreement in form and substance reasonably acceptable to Parent, including the terms set forth on Schedule 6.24 (an “Option Bonus Agreement”); and (b) use commercially reasonable efforts to obtain duly executed Option Bonus Agreements from each such holder.

6.25 Charter Amendment. The Company shall promptly submit to the shareholders of the Company for approval by such shareholders of the Company as is required by applicable Law, the Charter Documents and any Contracts between the Company and its shareholders, an amendment to the Articles of Incorporation in substantially the form attached hereto as Exhibit G (the “Charter Amendment”) and shall use commercially reasonable efforts to obtain the requisite shareholder consent with respect to the Charter Amendment.

6.26 Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the First Step Merger. The respective obligations of the Company, Parent and Merger Subs to effect the First Step Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) No Order; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger, any of the Related Agreements or any of the transactions contemplated hereby or thereby illegal or otherwise prohibiting or preventing the consummation of the Merger or any of the transactions contemplated hereby.

(b) No Injunctions; Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, any of the Related Agreements or any of the transactions contemplated hereby or thereby shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be threatened or pending.

(c) Regulatory Approvals. Any waiting periods, proceedings, or investigations by any Governmental Entity relating to the transactions contemplated hereby will have expired or otherwise terminated without any condition or requirement for any restraint pursuant to Antitrust Law.

(d) Other Governmental Approval. Either (i) the California Permit shall have been issued by the California Commissioner and not withdrawn, suspended or revoked, and no proceeding to withdraw, suspend or revoke such California Permit shall have been initiated or threatened by the Department of Corporations of the State of California, (ii) the SEC shall have declared a registration statement on Form S-4 covering the securities to be issued in the Merger effective, and no stop order suspending the effectiveness of such registration statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the proxy statement/prospectus, shall have been initiated or threatened in writing by the SEC, or (iii) Parent shall have been advised by its legal counsel that the offer and sale of the securities in connection with the Merger can be completed pursuant to the registration exemption set forth in Section 4(2) of the Securities Act, in each case as set forth in Section 6.1.

(e) Required Shareholder Approval. The First Step Merger and this Agreement shall have been approved and adopted by the Required Shareholder Approval.

7.2 Conditions to the Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to effect the First Step Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Subs:

(a) Representations, Warranties and Covenants.

(i) Each of the representations and warranties of the Company in this Agreement (other than the Fundamental Representations and the representations and warranties of the Company in Section 3.11 (Intellectual Property)) shall have been true and correct on the date they were made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties of the Company which address matters only as of a specified date, which representations and warranties shall be true and correct as of such specified date), except for inaccuracies that would not, individually or in the aggregate, have a Company Material Adverse Effect (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar concept set forth therein).

(ii) Each of the representations and warranties of the Company in Section 3.1(a) (Organization of the Company), Section 3.2 (Company Capital Structure), Section 3.3 (Authority) and Section 3.9 (Tax Matters) (collectively, the “Fundamental Representations”) and Section 3.11 (Intellectual Property) shall have been true and correct in all material respects on the date they were made and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for any such representations and warranties which address matters only as of a specified date, which representations and warranties shall be true and correct, individually and in the aggregate, in all material respects as of such specified date) (and without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar concept set forth therein).

(iii) The Company shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.

(b) No Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Company Material Adverse Effect that is continuing.

(c) Shareholder Approval; Joinder Agreement; Dissenters’ Rights.

(i) Company Shareholders holding at least ninety percent (90%) of the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall have approved the First Step Merger and approved and adopted this Agreement;

(ii) No more than ten percent (10%) of the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall have perfected, or continue to have a right to exercise, dissenters’ or other similar rights under applicable Law with respect to their Company Capital Stock by virtue of the First Step Merger; and

(iii) Parent shall have received the executed Joinder Agreement signed by holders of ninety percent (90%) of the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time (after giving effect to the conversion of all issued and outstanding shares of Company Preferred Stock into shares of Company Common Stock immediately prior to the Effective Time), provided, however, that if a Company Shareholder breaches or repudiates the Shareholder Consent or Joinder Agreement, as applicable, prior to the Effective Time, then such Company Shareholder shall be deemed, for purposes of this Section 7.2(c)(iii), to not have executed the Shareholder Consent or Joinder Agreement, as applicable, and any shares of Company Capital Stock held by him, her or it as of immediately prior to the Effective Time (after giving effect to the conversion of all issued and outstanding shares of Company Preferred Stock into shares of Company Common Stock immediately prior to the Effective Time) shall not be counted for purposes of determining whether the condition set forth in this Section 7.2(c)(iii) has been satisfied.

(d) Conversion of Preferred Stock. Each issued and outstanding share of Company Preferred Stock shall have been converted into one share of Company Common Stock in accordance with the Articles of Incorporation, and each holder thereof shall have received or waived any applicable prior notice of the consummation of the First Step Merger.

(e) Exercise or Termination of Company Warrants. All Company Warrants shall have been either (i) exercised by the holder(s) of such Company Warrants in full or (ii) to the extent not exercised in full, terminated or cancelled as of immediately prior to the Effective Time either pursuant to their own terms or pursuant to an agreement with the holder(s) thereof, and the Company shall have delivered to Parent written evidence of such exercise, termination or cancellation including the original Company Warrant that was exercised, terminated or cancelled, or in the case of a lost, stolen or destroyed Company Warrant, upon delivery of an affidavit in customary form (and indemnification agreement in customary form, if requested by Parent).

(f) Third Party Contracts.

(i) The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth in Schedule 7.2(f)(i).

(ii) The Company shall have delivered to Parent all necessary modification of parties to the Contracts set forth in Schedule 7.2(f)(ii).

(iii) The Company shall have terminated each of those Contracts set forth in Schedule 7.2(f)(iii) and Parent shall have received evidence thereof reasonably satisfactory to Parent.

(iv) The Company shall have sent the cancellation notices set forth in Schedule 7.2(f)(iv) and Parent shall have received evidence thereof reasonably satisfactory to Parent.

(v) The Company shall have sent the notices set forth in Schedule 7.2(f)(v) and Parent shall have received evidence thereof reasonably satisfactory to Parent.

(g) 280G Shareholder Approval. Each Person who might receive any payments and/or benefits referred to in Section 6.9 shall have executed and delivered to the Company a 280G waiver (the “280G Waiver”), pursuant to which each such Person will waive any right or entitlement to such payments and/or benefits unless the requisite shareholder approval of those payments and/or benefits is obtained pursuant to Section 280G of the Code so that such payment and benefits do not constitute “parachute payments” thereunder and such 280G Waiver shall be in effect immediately prior to the Effective Time. With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code with respect to any employees, the shareholders of the Company shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner, and Parent and its Subsidiaries shall not have any liabilities with respect to such “parachute payments.”

(h) Employee Matters.

(i) New Employment Arrangements. Each of the Key Employees (A) shall have entered into an at-will employment arrangement with Parent, a Subsidiary of Parent, the Interim Surviving Entity or the Final Surviving Entity pursuant to his or her execution of a Key Employee Offer Letter, in substantially the form attached hereto as Exhibit H which shall be in full force and effect immediately prior to the Effective Time, (B) shall have agreed to be an employee of Parent, a Subsidiary of Parent, the Interim Surviving Entity or the Final Surviving Entity after the Closing pursuant to the terms of such Key Employee Offer Letter, (C) shall be an employee of the Company immediately prior to the Effective Time and (D) shall not have taken any action prior to the Effective Time or, to the Knowledge of the Company, provided written notice to the Company to dispute, repudiate, terminate or modify such acceptance or to express any intent in writing to leave the employ of Parent or the Company within one (1) year following the Effective Time.

(ii) Non-Competition Agreements and Post-Merger Restrictions Agreements. Each of the Key Employees listed on Schedule 7.2(h)(ii) shall have executed and delivered to Parent a Key Employee Non-Competition and Non-Solicitation Agreement and such Key Employee Non-Competition and Non-Solicitation Agreement shall be in full force and effect immediately prior to the Effective Time.

(iii) Continuing Employees. At least ninety percent (90%) of the Offered Employees shall be employees of the Company immediately prior to the Effective Time (or Continuing Employees), and shall not have provided written notice to the Company of the intent to terminate such employment.

(iv) Resignation of Officers and Directors. Parent shall have received a duly executed Director and Officer Resignation Letter from each of the officers and directors of the Company effective as of the Effective Time.

(i) Termination of 401(k) Plan and PEO Arrangement. Unless Parent has explicitly instructed otherwise pursuant to Section 6.12, Parent shall have received from the Company evidence reasonably satisfactory to Parent that the 401(k) Plan has been terminated pursuant to resolution of the board of directors of the Company or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), and the Company shall have taken all actions necessary to terminate the PEO Arrangement and the PEO Arrangement shall have been terminated, in each case with respect to the 401(k) Plan and PEO Arrangement effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 6.12.

(j) Closing Certificates and Deliverables.

(i) Company Deliverables. Parent shall have received the following documents from the Company: (A) the Estimated Closing Net Working Capital Statement; (B) the Statement of Expenses; (C) the Spreadsheet; (D) the Financials; (E) the FIRPTA Compliance Certificate, in each case duly executed by a duly authorized officer of the Company as specified in this Agreement; and (F) any executed Option Cancellation Agreements and Option Bonus Agreements.

(ii) Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(iii) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) true, correct and complete copies of the Charter Documents, (ii) the valid adoption of resolutions of the board of directors of the Company (whereby this Agreement, the Merger and the transactions contemplated hereunder were unanimously approved by the board of directors) and (iii) the Required Shareholder Approval having been obtained.

(iv) Certificates of Good Standing. Parent shall have received, with respect to the Company, (A) a long-form certificate of good standing from the Secretary of State of the State of California, and (B) a certificate of good standing from the applicable Governmental Entity in each jurisdiction where the Company is qualified to do business, in each case, dated within five (5) Business Days prior to the Closing.

(k) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company covering the matters set forth on Exhibit I.

(l) Release of Liens; Payment of Indebtedness of the Company. Parent shall have received from the Company a duly and validly executed copy of all payoff letters in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to provide for the release of all Liens set forth in Schedule 7.2(l).

7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the First Step Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants.

(i) Each of the representations and warranties of Parent and Merger Subs in this Agreement (other than the representations and warranties of Parent and Merger Subs in Section 4.1 (Organization) and Section 4.2 (Authority)) shall have been true and correct on the date they were made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for any such representations and warranties which address matters only as of a specified date, which representations and warranties shall be true and correct as of such specified date), except for any inaccuracies therein that would not, individually or in the aggregate, have a Parent Material Adverse Effect (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or similar concept set forth therein).

(ii) Each of the representations and warranties of Parent and Merger Subs in Section 4.1 (Organization) and Section 4.2 (Authority) shall have been true and correct in all material respects on the date they were made and shall be true and correct, individually or in the aggregate, in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Parent or Merger Subs as of a specified date, which shall be true and correct as of such date) (and without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or similar concept set forth therein).

(iii) Each of Parent and Merger Subs shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Certificate of Parent. Company shall have received a certificate executed on behalf of Parent by an officer for and on its behalf to the effect that, as of the Closing the conditions set forth in Section 7.3(a) have been satisfied.

(c) Discharge of Closing Indebtedness. At or upon the Closing, Parent shall have caused the payment of, or have provided all necessary funding for the Company to discharge, all outstanding Closing Indebtedness (other than Indebtedness set forth in clause (ii) of the definition of Indebtedness) in full prior to the Effective Time.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS

8.1 Survival.

(a) The representations and warranties of the Company set forth in this Agreement, or in any certificate, agreement, document or other instrument required to be delivered pursuant to this Agreement (the “Certificates”) by the Company, shall survive the Closing and the Effective Time and remain in full force and effect until 11:59 p.m. California time on the date that is eighteen (18) months after the Closing Date (the “Survival Date”); provided, however, that: (i) the Fundamental Representations shall survive the Closing and the Effective Time and remain in full force and effect until the expiration of the statutes of limitations (including extensions thereof) applicable to the matters referenced therein (and with respect to such Fundamental Representations, the Survival Date shall mean such expiry of the applicable statutes of limitations (including extensions thereof); and (ii) in the event of fraud or intentional misrepresentation of or by the Company with respect to any representation or warranty set forth in this Agreement or any Certificate, such representation or warranty shall survive indefinitely. If a Claim Certificate asserting a breach of a representation or warranty is delivered before the date on which such representation or warranty ceases to survive, then the claims arising out of the underlying facts specifically set forth in such Claim Certificate shall survive for the benefit of all Indemnified Parties beyond the expiration of the applicable survival period for such representation or warranty until such claims are resolved in accordance with this Article VIII. Notwithstanding anything to the contrary in this Agreement, it is the intention of the parties hereto that the foregoing survival period supersede any applicable statute of limitations applicable to such representations or warranties.

(b) The representations and warranties of Parent and Merger Subs set forth in this Agreement, or in any certificate or other instrument required to be delivered by Parent or Merger Subs pursuant to this Agreement, shall terminate at the Effective Time.

(c) The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms.

8.2 Indemnification.

(a) By virtue of the First Step Merger, subject to the provisions of this Article VIII, from and after the Effective Time, the Company Shareholders (each, also an “Indemnifying Party”) agree to and shall severally, and not jointly, in accordance with their respective Pro Rata Portions, indemnify, defend and hold harmless Parent and its directors, officers and other employees, Affiliates, agents and other representatives, including the Interim Surviving Entity and the Final Surviving Entity (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all claims, losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, Taxes, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred or sustained by the Indemnified Party or Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with the following (the “Indemnifiable Matters”):

(i) (A) any failure of any representation or warranty (other than any Fundamental Representations) made by the Company in this Agreement to be true and correct as of the Agreement Date or as of the Closing Date with the same force and effect as if such representation and warranty had been made at and as of the Closing Date and (B) any failure of any representation or warranty made by the Company in any Certificate to be true and correct at and as of the date of such Certificate;

(ii) (A) any failure of any Fundamental Representations made by the Company in this Agreement to be true and correct as of the Agreement Date or as of the Closing date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date and (B) any failure of any Fundamental Representation made by the Company in any Certificate to be true and correct at and as of the date of such Certificate;

(iii) any breach of or failure by the Company to perform or comply with any covenant or agreement of the Company set forth in this Agreement or any Certificate;

(iv) any (A) claims by or purportedly on behalf of any current or former holder or alleged holder of any security of the Company or any of its Subsidiaries (including any predecessors) relating to or arising out of this Agreement, any Certificates, the transactions contemplated hereby or thereby, and the allocation of the Final Adjusted Merger Consideration or (y) or for breach of fiduciary duty by the directors of the Company or similar claims, and (B) without duplication, any Dissenting Share Payments in excess of the value such Person would have received in the First Step Merger for such Dissenting Shares had such shares been converted pursuant to Section 2.7(d) and all out of pocket costs, expenses and fees incurred by Parent, the Company, the Interim Surviving Entity and the Final Surviving Entity in connection with the exercise or attempted exercise of any dissenters’ rights;

(v) any claim by any actual or purported holder of Company Options for consideration in respect of such Company Options different than as provided in this Agreement, including pursuant to the Plan;

(vi) any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to this Agreement or any amounts that a Person was entitled to receive pursuant to this Agreement that was omitted from the Spreadsheet;

(vii) any (A) Excess Expenses and Fees, and (B) Closing Indebtedness to the extent that such Closing Indebtedness did not reduce the Final Adjusted Merger Consideration in accordance with Section 2.9(a)(iv) and (C) any Shortfall Amount;

(viii) any Pre-Closing Taxes to the extent that such amount did not reduce the Final Adjusted Merger Consideration in accordance with Section 2.9(a)(iv);

(ix) any of the matters set forth on Schedule 8.2(a)(ix); or

(x) any fraud or intentional misrepresentation with respect to this Agreement, any Related Agreement or any Certificate on the part of the Company, its executive officers or directors (in their capacity as such).

(b) Notwithstanding any provision of this Agreement, the Charter Documents of the Company, or in any agreement between the Company and any Company Shareholder to the contrary, in no event shall the Interim Surviving Entity, as the successor in interest to the Company by virtue of the First Step Merger, the Final Surviving Entity, as the successor in interest to the Interim Surviving Entity by virtue of the Second Step Merger, or Parent, be obligated to reimburse, contribute, advance expenses, indemnify or hold harmless any Company Securityholder, director or officer for or in connection with any Losses claimed by any Indemnified Party under this Article VIII.

(c) For the purpose of this Article VIII, when determining the amount of Losses paid, incurred or sustained by an Indemnified Party or Parties as a result of, arising out of or in connection with any breach or inaccuracy of a representation or warranty of the Company or any failure by the Company or any Indemnifying Party or Parties to perform or comply with any covenant or agreement applicable to it that is qualified or limited in scope as to materiality or Company Material Adverse Effect (including the definition of Material Contracts), such determination of the amount of Losses as a result of, arising out of or in connection with such breach, inaccuracy or failure shall be deemed to be made without regard to such qualification or limitation (but, for the avoidance of doubt, such qualification or limitation shall be taken into account in determining the existence of any breach, inaccuracy or failure of such representation, warranty, covenant or agreement).

(d) Any indemnity payments made under this Agreement shall be treated as purchase price adjustments for federal and state income Tax purposes.

(e) For the avoidance of doubt, Losses for Indemnifiable Matters pursuant to Section 8.2(a)(ix) shall first reduce the Additional Escrow Amount then remaining in the Escrow Fund.

(f) Except as otherwise provided in Section 8.4, if the First Step Merger is consummated the indemnification remedies set forth in this Article VIII shall be the sole and exclusive remedy of any Indemnified Party for any breach by the Company of this Agreement or any Certificate.

8.3 Indemnification Limitations.

(a) Except as otherwise provided in Section 8.4, (i) the Escrow Fund shall constitute the sole and exclusive remedy of the Indemnified Party or Parties for Indemnifiable Matters pursuant to Section 8.2(a)(i), and (ii) the maximum amount that the Indemnified Party or Parties may recover from each Indemnifying Party for Losses in respect of any Indemnifiable Matters under or pursuant to (A) Section 8.2(a)(i) shall be limited to an amount equal to such Indemnifying Party’s Pro Rata Portion of the property in the Escrow Fund, for this purpose excluding the Additional Escrow Amount; (B) Section 8.2(a)(ii) through Section 8.2(a)(viii), shall be limited to the portion of the Final Adjusted Merger Consideration received by such Indemnifying Party or Parties and (C) Section 8.2(a)(ix) shall be limited to an amount equal to such Indemnifying Party’s or Parties’ Pro Rata Share of the Escrow Fund, for this purpose including the Additional Escrow Amount, in addition to any related Indemnifiable Matters pursuant to Section 8.2(a)(i).

(b) Except as otherwise provided in Section 8.4, no Indemnified Party or Parties shall be entitled to recover any Losses in respect of any Indemnifiable Matters under or pursuant to Section 8.2(a)(i) unless the aggregate amount of Losses for which the Indemnified Party or Parties are entitled to indemnification pursuant to this Agreement exceeds $1,000,000 (the “Threshold”), in which case the Indemnified Party or Parties shall be entitled to the full amount of all such Losses from the first dollar (including the amount of the Threshold).

(c) In determining the amount of Losses for which the Indemnified Parties are entitled to indemnification under this Article VIII, the gross amount of the indemnification will be reduced by (i) any insurance proceeds actually received by such Indemnified Parties (excluding any costs incurred by the Indemnified Parties in recovering or seeking to recover any insurance proceeds and net of any related premium increases), (ii) any indemnification payments actually received by such Indemnified Parties under Contracts in effect as of immediately prior to the Effective Time (excluding any costs incurred by the Indemnified Parties in recovering or seeking to recover such payments) and (iii) any amounts accrued, reflected or otherwise taken into account in the calculation of the Closing Net Working Capital, in each case related to such Loss; provided, however, that no Indemnified Party shall have any obligation to seek recovery under any insurance policy or from any third party Persons if such Indemnified Party reasonably determines in good faith that recovery would be unlikely.

8.4 No Indemnification Limitations. Notwithstanding anything to the contrary in this Agreement:

(a) Nothing in this Agreement shall limit the liability of the Company or Parent for any willful or intentional breach of any representation, warranty or covenant set forth in this Agreement, any Related Agreements or in any certificates or other instruments required to be delivered pursuant to this Agreement if the First Step Merger is not consummated;

(b) (i) any Indemnifying Party or Parties committing, or having Knowledge of, any fraud or intentional misrepresentation with respect to this Agreement or the transactions contemplated hereby shall indemnify, and hold the Indemnified Party or Parties harmless for, any Losses paid, incurred or sustained by the Indemnified Party or Parties or any of them (including the Company), as a result of such fraud or intentional misrepresentation; and (ii) none of the Indemnified Party’s or Parties’ equitable or legal claims arising out of fraud or intentional misrepresentation shall be limited or waived by this Article VIII or this Agreement with respect to any Person committing such fraud or intentional misrepresentation or any Person who has Knowledge of such fraud or intentional misrepresentation;

(c) Any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Indemnified Party or Parties had Knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto;

(d) Nothing shall prohibit Parent from seeking and obtaining recourse against any Company Securityholder in the event that Parent issues more than the portion of the Estimated Merger Consideration or Final Adjusted Merger Consideration to which such Company Securityholder is entitled pursuant to Article II;

(e) If an Indemnified Party’s or Parties’ claim under this Article VIII may be brought under different sections of Section 8.2(a) then such Indemnified Party or Parties shall have the right to bring such claim under any applicable section it chooses in accordance with this Article VIII;

(f) Nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder; and

(g) Nothing in this Agreement shall limit the right of any Indemnified Party or Parties to pursue remedies under any Related Agreement against the parties thereto.

8.5 Indemnification Claims Procedures.

(a) Making a Claim for Indemnification; Claim Certificate. If an Indemnified Party or Parties believes that it has or may acquire a right to indemnification under this Article VIII, such Indemnified Party or Parties may make an indemnification claim pursuant to Section 8.2(a) by delivering a certificate (a “Claim Certificate”) to the Shareholder Representative, with a copy to the Escrow Agent (if and to the extent that the Indemnified Party or Parties are seeking recourse against the Escrow Fund), and/or to one or more Indemnifying Party or Parties (if and to the extent that the Indemnified Party or Parties are seeking recourse directly against any such Indemnifying Party or Parties), (i) stating that such Indemnified Party or Parties have paid, sustained or incurred (or reasonably anticipate that they will have to pay, sustain or incur) Losses, and (ii) specifying in reasonable detail, to the extent known, the individual items of Losses included in the amount so stated, the date each such item was paid, sustained or incurred, or the basis for such anticipated liability, and, if applicable, the nature of the Indemnifiable Matter to which such item is related; provided, however, that the Claim Certificate need only specify such information to the knowledge of such Indemnified Party or Parties as of the Claim Date, shall not limit any of the rights or remedies of any Indemnified Party or Parties, and may be updated and amended from time to time by the Indemnified Party or Parties by delivering an updated or amended Claim Certificate to the Shareholder Representative or applicable Indemnifying Party or Parties, as the case may be, with a copy to the Escrow Agent (if and to the extent that the Indemnified Party or Parties are seeking recourse against the Escrow Fund). The date of delivery of a Claim Certificate is referred to herein as the “Claim Date” of such Claim Certificate (and the claims for indemnification set forth therein).

(b) Objecting a Claim for Indemnification; Objection Notice.

(i) Following its receipt of a Claim Certificate, the Shareholder Representative (or in the case of a claim directly against one or more Indemnifying Party or Parties, such Indemnifying Party or Parties) may object to any item(s) or amount(s) set forth therein by delivering written notice thereof (an “Objection Notice”) to the Indemnified Party or Parties submitting such Claim Certificate at the addresses of such Indemnified Party or Parties set forth in such Claim Certificate, with a copy to the Escrow Agent (if and to the extent that the Indemnified Party or Parties are seeking recourse against the Escrow Fund); provided that to be effective such Objection Notice must (i) be delivered to the Indemnified Party or Parties (and, in the case of a claim for recourse against the Escrow Fund, to the Escrow Agent) prior to 5:00 p.m. California time on the forty-fifth (45th) calendar day following the Claim Date of the Claim Certificate (such deadline, the “Objection Deadline” for such Claim Certificate and the claims for indemnification set forth therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in the Claim Certificate in respect of which the objection is made.

(ii) If the Shareholder Representative (or the Indemnifying Party or Parties, if indemnification is being sought hereunder directly from such Indemnifying Party or Parties) does not object as provided in Section 8.5(b)(i) to any item or amount set forth in an Claim Certificate prior to the Objection Deadline for such Claim Certificate, such failure to so object shall be an irrevocable acknowledgement by the Shareholder Representative (or the Indemnifying Party or Parties, if indemnification is being sought hereunder directly from such Indemnifying Party or Parties) that the Indemnified Party or Parties is entitled to the full amount of the claims for Losses set forth in such Claim Certificate (and such entitlement shall be conclusively and irrefutably established) with respect to the Indemnifying Party or Parties against whom indemnification has been sought (any such claim, an “Unobjected Claim”).

(iii) With respect to an Unobjected Claim against the Escrow Fund, promptly following the Objection Deadline for the Claim Certificate, the Escrow Agent shall promptly release from the Escrow Fund and deliver to any Indemnified Party or Parties that have previously delivered such Claim Certificate an amount equal to the amount of Losses set forth in such Unobjected Claim. With respect to an Unobjected Claim for which the Indemnifying Party or Parties are directly liable beyond the Escrow Fund hereunder, within thirty (30) days of a claim becoming an Unobjected Claim, the applicable Indemnifying Party or Parties shall make the applicable payment to such Indemnified Party or Parties, subject to Section 8.3, Section 8.4 and Section 8.7.

(c) Resolution of Conflicts.

(i) In case the Shareholder Representative (or the Indemnifying Party or Parties in the case of a claim for indemnification sought directly from an Indemnifying Party or Parties) timely delivers an Objection Notice in accordance with Section 8.5(b)(i), the Shareholder Representative (or such objecting Indemnifying Party or Parties) and Parent (for itself and on behalf of any other Indemnified Party) shall attempt in good faith to agree upon the rights of the respective parties and to resolve objections in the Objection Notice with respect to each of such claims. Either party may, but shall not be obligated to, initiate non-binding mediation of the dispute with the assistance of a neutral arbitrator belonging to and under the rules of the CPR Institute for Dispute Resolution. The party requesting the mediation shall arrange for mediation services, subject to the approval of the other party, which shall not be unreasonably withheld. Mediation shall take place in Santa Clara County, California during reasonable business hours and upon reasonable advance notice. Mediation may be scheduled to begin at any time, but with at least ten (10) Business Days’ written notice to all parties. If one party initiates mediation, the parties (A) shall participate in the mediation in good faith and shall devote reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude that they cannot resolve the dispute and (B) shall not pursue other remedies while such mediation is proceeding. If the Shareholder Representative (or the objecting Indemnifying Parties) and Parent reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent and, in the case of a claim directly against the Indemnifying Parties, to the Indemnifying Parties. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation (and, if applicable, mediation) prior to ninety (90) days following the date an Objection Notice is deemed properly delivered, given and received pursuant to Section 10.1, either Parent or the Shareholder Representative (or the objecting Indemnifying Party or Parties) may bring suit in the courts identified in Section 10.8 to resolve the matter. The decision of the trial court as to the validity and amount of any claim in such Claim Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement and the Escrow Agent shall be entitled to act in accordance with such decision and the Escrow Agent shall distribute the amounts from the Escrow Fund in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

8.6 Third-Party Claims. In the event that any Indemnified Party or Parties become aware of a third party claim (a “Third Party Claim”) which such Indemnified Party or Parties in good faith believes may result in an Indemnification Claim, such Indemnified Party or Parties shall as promptly as practicable notify the Shareholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party or Parties, such Indemnifying Party or Parties) of such claim. The Shareholder Representative shall be entitled on behalf of the Indemnifying Party or Parties (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party or Parties, such Indemnifying Party or Parties shall be entitled), at its or their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim or settlement negotiations with respect to such Third Party Claim. The Shareholder Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Party and Parent shall keep the Shareholder Representative reasonably informed and updated as to the status of the Third Party Claim at all times pending resolution thereof. The failure to so notify the Shareholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party or Parties, such Indemnifying Party or Parties) of the commencement of any such Claim will relieve the Indemnifying Parties from liability in connection therewith only if and to the extent that such failure materially and adversely affects the ability of the Indemnifying Parties to defend their interests in such Claim. The Indemnified Party or Parties shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Shareholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party or Parties, such Indemnifying Party or Parties), no settlement of any such Third Party Claim shall be determinative of (i) the amount of Losses relating to such matter, or (ii) unless otherwise previously agreed in writing by the Shareholder Representative, the existence of an Indemnifiable Matter. In the event that the Shareholder Representative has consented to any such settlement with respect to an Indemnification Claim under Section 8.2(a), the Indemnifying Party or Parties shall have no power or authority to object under any provision of this Article VIII to the amount of any Third Party Claim by the Indemnified Party or Parties against the Escrow Fund or against the Indemnifying Party or Parties directly, as the case may be, with respect to such settlement. In the event that the Shareholder Representative has not consented to any such settlement or indicates that it will not consent to such settlement, in each case within five (5) Business Days following the date the Shareholder Representative was provided notice of the settlement, the Shareholder Representative shall give the Indemnified Parties written notice specifying in reasonable detail the nature of the objections to such settlement (a “Settlement Objection”) by the end of such five (5) Business Day period. Unless Parent believes that Parent or any of the Indemnified Parties would be materially prejudiced by the failure to settle within thirty (30) days, in which case Parent shall notify the Shareholder Representative and attempt in good faith to resolve any disputes with the Shareholder Representative regarding the Settlement Objection prior to the failure to settle such Third Party Claim becoming materially prejudicial, the Indemnified Parties shall not enter into any settlement with respect to the relevant matter for a period of thirty (30) days from the date that the Shareholder Representative delivers the Settlement Objection to the Indemnified Party or Parties (the “Stand-down Period”), and during the Stand-down Period, the Shareholder Representative and the Indemnified Parties shall discuss the terms of such settlement in good faith and shall attempt in good faith to agree upon the rights of the respective parties and to resolve the objections in the Settlement Objection with respect to such settlement.

8.7 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as partial security for the Indemnified Party or Parties under Section 8.2(a), at the Effective Time, Parent shall deposit with the Escrow Agent the Escrow Amount without any act of the Indemnifying Parties in accordance with Section 2.10(a) such deposit of the Escrow Amount to constitute an escrow fund to be governed by the terms set forth herein. The Escrow Amount (collectively, the “Escrow Fund”) shall be available to compensate the Indemnified Party or Parties for any claims by such parties for any Losses paid, incurred or sustained by them and for which they are entitled to recovery under this Article VIII. The Escrow Agent may execute this Agreement following the Agreement Date and prior to the Closing, and such later execution, if so executed after the Agreement Date, shall not affect the binding nature of this Agreement as of the Agreement Date between the other signatories hereto.

(b) Distribution of Escrow Fund.

(i) Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 11:59 p.m., California time, on the date that is eighteen (18) months after the Closing Date (the “Escrow Period”).

(ii) On the date that is twelve (12) months after the Closing Date, Parent and the Shareholder Representative shall jointly instruct the Escrow Agent to (A) retain in the Escrow Fund an amount of Parent Common Stock (valued at the Closing Price) or cash, if applicable, equal to the Subsequent Escrow Amount, which Subsequent Escrow Amount shall remain a part of the Escrow Fund and (B) distribute any Parent Common Stock or cash, as the case may be, remaining in the Escrow Fund (after setting aside an amount of Parent Common Stock (valued at the Closing Price) or cash, as the case may be, equal to the Subsequent Escrow Amount) to the Indemnifying Parties in accordance with such Indemnifying Parties’ respective Pro-Rata Portions.

(iii) Within three (3) Business Days following the expiration of the Escrow Period, Parent and the Shareholder Representative shall jointly instruct the Escrow Agent to distribute any Parent Common Stock or cash, as the case may be, remaining in the Escrow Fund to the Indemnifying Parties in accordance with their respective Pro-Rata Portions following such termination as provided in Section 8.7(b)(v); provided, however, that the Escrow Fund shall not terminate, and the Escrow Agent shall not disburse any shares of Parent Common Stock or cash, as the case may be, from the Escrow Fund with respect to any amount in respect of any unsatisfied claims specified in any Claim Certificate in accordance with Section 8.2 (“Unresolved Claims”) delivered prior to the expiration of the Escrow Period with respect to facts and circumstances existing prior to the expiration of the Escrow Period, and any such amount shall not be distributed to the Indemnifying Party or Parties at such time and shall remain in the Escrow Fund until such Unresolved Claims have been resolved or satisfied pursuant to this Article VIII.

(iv) Promptly following such time as all claims for indemnification for Indemnification Matters under Section 8.2(a)(ix) have been fully resolved, Parent and the Shareholder Representative shall jointly instruct the Escrow Agent to distribute to the Indemnifying Parties an amount equal to the Additional Escrow Amount minus the amount of all Losses of the Indemnified Parties with respect to Indemnification Matters under Section 8.2(a)(ix). Notwithstanding the foregoing, (A) the Additional Escrow Amount may be distributed to the Indemnified Parties from the Escrow Fund only in connection with any Losses paid, incurred or sustained by the Indemnified Party or Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with Indemnifiable Matters under Section 8.2(a)(ix) and (B) the existence, availability or unavailability of the Additional Escrow Amount as part of the Escrow Fund shall not impair or alter Parent’s ability to seek recourse to the remainder of the Escrow Fund in connection with such Indemnifiable Matters under Section 8.2(a)(ix) or otherwise.

(v) As soon as all such claims have been resolved, Parent and the Shareholder Representative shall jointly instruct the Escrow Agent to deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims, (A) first, to the Shareholder Representative for any Shareholder Representative Expenses, and (B) second, to the Indemnifying Party or Parties. Deliveries of shares of Parent Common Stock or cash out of the Escrow Fund to the Indemnifying Party or Parties pursuant to this Section 8.7 shall be made in proportion to their respective Pro Rata Portions of the remaining amounts in the Escrow Fund, with the amount delivered to each Company Securityholder rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up), in respect of cash and rounded down, to the nearest share, in respect of Parent Common Stock. Notwithstanding anything to the contrary in this Agreement, the Escrow Agent shall be entitled to deduct and withhold from any property in the Escrow Fund deliverable pursuant to this Agreement to any former holder of Company Capital Stock such amounts as are required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

(vi) For purposes of this Agreement, if the Escrow Fund consists of (A) shares of Parent Common Stock, the amount of shares of Parent Common Stock in the Escrow Fund to be returned to the Indemnified Parties in respect of any indemnifiable Losses, if any, shall equal the applicable amount of the Losses divided by the Closing Price and (B) cash, the amount of cash in the Escrow Fund to be returned to the Indemnified Parties in respect of any indemnifiable Losses, if any, shall equal the applicable amount of the Losses.

(c) Sale of Parent Common Stock in the Escrow Fund and Expense Escrow Fund.

(i) Within seven (7) days following the Closing Date, the Shareholder Representative shall deliver to Parent written notice that it, on behalf of the Indemnifying Parties, has elected to either (A) direct the Escrow Agent to cause to be sold all of the shares of Parent Common Stock in the Escrow Fund, with the net sale price of such sale being contributed directly to the Escrow Fund, or (B) hold all of the shares of Parent Common Stock in the Escrow Fund until the release of the Escrow Fund in accordance with this Section 8.7. The Shareholder Representative hereby notifies Parent that immediately after the Closing it shall direct the Escrow Agent to cause to be sold all of the shares of Parent Common Stock in the Expense Escrow Fund, with the net sale price of such sale being contributed directly to the Expense Escrow Fund.

(ii) In the event that the Shareholder Representative notifies Parent that the Shareholder Representative is making the election described in Section 8.7(c)(i)(A) above, then within seven (7) days following the Closing Date, the Shareholder Representative shall deliver to the Escrow Agent a written notice in substantially the form attached hereto as Exhibit J (an “Escrow Sale Instruction Letter”) that the Shareholder Representative has elected to direct the Escrow Agent to cause to be sold all of the shares of Parent Common Stock in the Escrow Fund. As part of the same Escrow Sale Instruction Letter with respect to such sale of shares of Parent Common Stock in the Escrow Fund, or pursuant to a separate Escrow Sale Instruction Letter which the Shareholder Representative shall deliver to the Escrow Agent within seven (7) days following the Closing Date, the Shareholder Representative shall instruct the Escrow Agent to sell all of the shares of Parent Common Stock in the Expense Escrow Fund.

(iii) If Parent or the Escrow Agent, as applicable, shall not receive notice from the Shareholder Representative delivered pursuant to and in accordance with Section 8.7(c)(i) or Section 8.7(c)(ii), as applicable, within the time period set forth therein, then the Shareholder Representative (on behalf of itself and the Indemnifying Parties) shall have irrevocably waived its right to cause to be sold all of the shares of Parent Common Stock in the Escrow Fund and/or the Expense Escrow Fund prior to the disbursement of such shares in accordance with the terms and conditions of this Agreement.

(iv) If the Shareholder Representative notifies Parent of its election to cause to be sold all of the shares of Parent Common Stock in the Escrow Fund in accordance with Section 8.7(c)(i) and delivers an Escrow Sale Instruction Letter to the Escrow Agent pursuant to Section 8.7(c)(ii) within the time period set forth therein, the Escrow Agent shall cause all of the shares of Parent Common Stock in the Escrow Fund and in the Expense Escrow Fund to be sold as promptly as practicable, with the net sales price realized from such sale (but no additional consideration) being contributed directly to the Escrow Fund, or the Expense Escrow Fund, as applicable.

(v) In the event that any shares of Parent Common Stock in the Escrow Fund or Expense Escrow Fund are sold at a price below the Closing Price, in compliance with this Section 8.7(c): (A) neither the Shareholder Representative nor any of the Indemnifying Parties shall have any liability to any Indemnified Party or to the Indemnifying Parties as a result of such sale below the Closing Price, and (B) neither Parent, Escrow Agent or any Indemnified Party shall have any liability to any Indemnifying Party or Indemnifying Parties as a result of such sale below the Closing Price.

(d) Protection of Escrow Fund and Expense Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund and the Expense Escrow Fund during the Escrow Period, shall treat such funds as trust funds in accordance with the terms of this Agreement and shall hold and dispose of (A) the Escrow Fund only in accordance with the terms of this Article VIII and Section 2.10 and (B) the Expense Escrow Fund only in accordance with the terms of Section 8.8.

(ii) If the Escrow Fund or Expense Escrow Fund includes cash, such cash shall be invested in U.S. Treasury bills with maturities of not more than ninety (90) days and any interest paid on such cash shall be added to the Escrow Fund or Expense Escrow Fund, as the case may be, and become a part thereof. For any period of time before such U.S. Treasury bills can be purchased by the Escrow Agent or after such bills mature, the cash, if any, in the Escrow Fund and/or the Expense Escrow Fund, if any, shall be invested in a U.S. Bank money market deposit account, as fully described on the attached Exhibit K and any interest paid on such cash shall be added to the Escrow Fund and/or the Expense Escrow Fund, as the case may be, and become a part thereof and available for satisfaction of claims, in the case of the Escrow Fund, and available for satisfaction of Shareholder Representative Expenses, in the case of the Expense Escrow Fund. The Escrow Agent shall have no liability for any investment losses including without any limitation any market loss for any investment liquidated prior to maturity in order to make a payment required hereunder. Should the Escrow Agent be directed by the Shareholder Representative under Section 8.7(c) to sell shares of Parent Common Stock in the Escrow Fund and the Expense Escrow Fund, the Escrow Agent shall be fully protected in acting upon such instructions provided by the Shareholder Representative in executing such trade(s). The Escrow Agent shall not be responsible for any loss in the event that any shares of Parent Common Stock in the Escrow Fund and/or the Expense Escrow Fund are sold at a price below the Closing Price.

(e) Tax Reporting.

(i) For all U.S. federal, state, local and non-U.S. tax reporting and withholding purposes the Indemnifying Parties shall not be treated as having received or contributed any portion of the Escrow Amount, or as owners of any portion of the Escrow Amount, including any interest or other income or gains from investment of the Escrow Amount, until it is released and distributed to them. Parent shall be treated as the owner of the Escrow Fund for tax purposes and shall report any income earned by the Escrow Fund, until the Escrow Fund, if any, is distributed to the Indemnifying Parties. Any amounts released to the Indemnifying Parties from the Escrow Fund shall be (A) treated as additional consideration paid pursuant to this Agreement, and (B) composed of an interest element and a principal element, the interest element to be computed and reported in accordance with the imputed interest rules of the Code and which Parent shall provide to the Escrow Agent prior to each distribution from the Escrow Fund. Each of Parent and, prior to the Closing, the Company and, after the Closing, the Shareholder Representative shall use commercially reasonable efforts to cause each Indemnifying Party to provide to the Escrow Agent any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, (which must be originally executed) or any similar form requested by the Escrow Agent; provided, that the Escrow Agent shall rely upon (and obtain copies from Parent as necessary, to the extent Parent has received such forms prior to the Closing) all tax forms used and collected by Parent in connection with Closing payments pursuant to Section 2.10(c)(ii).

(ii) The Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Company hereby represent and warrants to the Escrow Agent that (A) there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (B), except as provided in the Spreadsheet, no Indemnifying Party is subject to withholding on payments made in connection with the Merger, other than backup withholding on failure to provide any required tax documentation. The Indemnifying Parties agree to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this

Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties, except to the extent such amounts relate to the Escrow Agent’s fraud or gross negligence, failure to withhold, or failure to perform any backup withholding. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

(iii) Parent shall make an affirmative communication to the Escrow Agent if the securities being exchanged, redeemed, or sold are classified as “Covered Securities” under the Internal Revenue Service Cost Basis Reporting regulations.

(iv) If such securities are classified as “Covered Securities,” Parent is responsible for providing the required information to the Escrow Agent for sending accurate and complete Form 1099-B information to the Company Securityholders. The required information shall be each Company Shareholder’s date of acquisition and each Company Shareholder’s cost basis of the applicable security, and any such other information that the Escrow Agent may request to be in compliance with the IRS 1099-B reporting regulations under the Internal Revenue Code. The information shall be provided timely to Escrow Agent so it can meet its obligations to send Form 1099-B information to the applicable Company Shareholders and the IRS by the applicable reporting deadlines.

(v) The parties acknowledge that, for tax reporting purposes, all interest attributable to the Expense Escrow Amount, and interest thereon, held in the Expense Escrow Fund shall be allocable to the Indemnifying Parties in accordance with each Holder’s respective Pro Rata Share of the Expense Escrow Fund.

(f) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the Agreement Date which are signed by an officer of Parent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and written instructions of Parent. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except as a result of gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Indemnifying Parties on the basis of the Indemnifying Parties’ respective Pro Rata Portions; provided, however, that in the event any Indemnifying Party fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Indemnifying Party’s Pro Rata Portion of the Agent Interpleader Expenses and recover an amount equal from such Indemnifying Party’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) Parent and the Indemnifying Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Indemnifying Parties on the basis of each Indemnifying Party’s respective Pro Rata Portions; provided, however, that in the event any Indemnifying Party fails to timely pay his or her Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Indemnifying Party’s Pro Rata Portion of the Agent Indemnification Expenses and recover an amount equal from such Indemnifying Party’s Pro Rata Portion of the Escrow Fund.

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent by Parent, subject to the consent of the Shareholder Representative, which consent shall not be unreasonably withheld, delayed or conditioned. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(g) Fees. The Company and Parent shall each contribute fifty percent (50%) of all fees of the Escrow Agent for performance of its duties hereunder in accordance with the standard fee schedule of the Escrow Agent; provided, however, that to the extent any such fees payable by the Company have not been paid by the Company prior to with the Closing, then such fees shall be deemed Third Party Expenses or Excess Third Party Expenses, as the case may be. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of this Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(h) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

8.8 Shareholder Representative.

(a) By virtue of the approval of the First Step Merger and this Agreement by the Indemnifying Parties, each of the Indemnifying Parties shall be deemed to have agreed to appoint Shareholder Representative Services LLC as its agent and attorney-in-fact, as the Shareholder Representative with full power and authority to act for and on behalf of the Indemnifying Parties to give and receive notices and communications, to direct the Escrow Agent to cause to be sold all of the shares of Parent Common Stock in the Escrow Fund and the Expense Escrow Fund pursuant to Section 8.7(c), to authorize payment to any Indemnified Party or Parties from the Escrow Fund in satisfaction of claims by such Indemnified Party or Parties pursuant to Section 8.2(a), to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and request mediation as provided in this Agreement and comply with orders of courts and awards of mediators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and request mediation and comply with orders of courts and awards of mediators with respect to, any other claim by any Indemnified Party or Parties against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or Parties or any dispute between any Indemnified Party or Parties and any such Indemnifying Party, to authorize the sale of all of the shares of Parent Common Stock in the Escrow Fund and deliver an Escrow Sale Instruction Letter to the Escrow Agent pursuant to Section 8.7(c)(i), and to execute all such documents necessary or appropriate in the sole opinion of the Shareholder Representative for the accomplishment of the foregoing, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. The Shareholder Representative may resign at any time. Such agency may be changed by the Indemnifying Parties from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of a majority of the outstanding shares of Company Capital Stock as of immediately prior to the Effective Time agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Shareholder Representative may be filled by the vote of holders of a majority of the outstanding shares of Company Capital Stock as of immediately prior to the Effective Time. No bond shall be required of the Shareholder Representative. After the Closing, notices or communications to or from the Shareholder Representative shall constitute notice to or from the Indemnifying Parties.

(b) The Expense Escrow Amount (collectively, with any interest accrued thereon, the “Expense Escrow Fund”) shall be available to pay directly, or reimburse the Shareholder Representative for,

Shareholder Representative Expenses (as defined in Section 8.8(c) below) that are incurred without gross negligence or bad faith on the part of the Shareholder Representative and that arise out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder. From time to time prior to the end of the Escrow Period, the Shareholder Representative may deliver a written certificate (a “Shareholder Representative Certificate”), signed by the Shareholder Representative, to the Escrow Agent (A) stating that the Shareholder Representative is entitled to be paid, or to be reimbursed, from amounts then available in the Expense Escrow Fund the aggregate amount of the Shareholder Representative Expenses incurred by the Shareholder Representative that are set forth in the Shareholder Representative Certificate, and (B) certifying that all such Shareholder Representative Expenses set forth in such Shareholder Representative Certificate were reasonably and actually incurred by the Shareholder Representative in connection with the administration of its duties and the fulfillment of its obligations under this Agreement. Each Shareholder Representative Certificate delivered by the Shareholder Representative to the Escrow Agent pursuant to this Section 8.8(b) shall contain a reasonably detailed description of all Shareholder Representative Expenses for which payment or reimbursement is sought by the Shareholder Representative. The Escrow Agent shall not be responsible for making any assessments of any Shareholder Representative Certificate and shall be entitled to rely conclusively upon its contents. Provided the Shareholder Representative Certificate delivered by the Shareholder Representative complies with the requirements set out in this Section 8.8(b), the Escrow Agent shall promptly distribute to or as directed by the Shareholder Representative, to the extent such amount is then available in the Expense Escrow Fund, the aggregate amount of the Shareholder Representative Expenses set forth in such Shareholder Representative Certificate.

(c) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and without gross negligence or willful misconduct. The Indemnifying Parties shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs or expenses (including the fees and expenses of counsel and experts and all expenses with respect to document location, duplication and shipment) arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative (collectively, “Shareholder Representative Expenses”), in each case as such Shareholder Representative Expense is suffered or incurred; provided, that in the event that any such Shareholder Representative Expense is finally adjudicated to have been directly caused by the bad faith, gross negligence or willful misconduct of the Shareholder Representative, the Shareholder Representative will reimburse the Indemnifying Parties the amount of such indemnified Shareholder Representative Expenses to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Shareholder Representative by the Indemnifying Parties, any such Shareholder Representative Expenses shall be recovered by the Shareholder Representative from (i) funds in the Expense Escrow Fund and (ii) to the extent the funds in the Expense Escrow Fund are insufficient, if then available after satisfaction of all claims of an Indemnified Party or Parties, the amounts in the Escrow Fund prior to any distribution thereof to the Indemnifying Parties; provided, that while this section allows the Shareholder Representative to be paid from the Expense Escrow Fund and the Escrow Fund, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Shareholder Representative Expenses as they are suffered or incurred, nor does it prevent the Shareholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholder Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. The Indemnifying Parties acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Shareholder Representative or the termination of this Agreement. A decision, act, consent or instruction of the Shareholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.3 and Section 9.4, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

(d) After the completion of the Shareholder Representative’s responsibilities, the Shareholder Representative shall instruct the Escrow Agent to distribute any cash remaining in the Expense Escrow Fund to the Indemnifying Parties in accordance with such Indemnifying Parties’ respective Pro Rata Portions of the remaining amounts in the Escrow Fund, with the amount delivered to each Indemnifying Party rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the First Step Merger abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent, if the First Step Merger shall not have been consummated by one hundred eighty (180) days after the Agreement Date; (such applicable date, the “End Date”); provided, however that if the Effective Time shall not have occurred before the End Date, but as of the End Date all of the conditions to the obligations of the parties to consummate the First Step Merger pursuant to Article VII, other than (i) those conditions that by their nature are to be satisfied at the Closing, and (ii) any of the conditions set forth in Section 7.1(b) or Section 7.1(c) but only to the extent the matter giving rise to the failure of such condition to be satisfied is related to Antitrust Laws, have been satisfied or waived in writing, then at the election of either Parent or the Company, the End Date shall be extended for a period of sixty (60) days; and provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the First Step Merger to occur on or before such date;

(c) by either the Company or Parent, if any requirement under Law makes the consummation of the Merger illegal, or if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in such requirement under Law or such action;

(d) by the Parent if the Required Shareholder Approval is not obtained within one (1) Business Day after the receipt of the California Permit;

(e) by Parent, if Parent is not in material breach of any of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied, and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f) by the Company, if the Company is not in material breach of any of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent and Merger Subs set forth in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied, and such breach has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Subs, or the Company, or any of their respective directors, officers or other employees, or shareholders, if applicable; provided, however, that each party hereto shall remain liable for any willful breaches of this Agreement that occurred prior to its termination; and provided further, however, that, the provisions of Section 6.4 (Confidentiality), Section 6.5 (Public Disclosure), Section 6.8 (Expenses and Fees) and Article X (General Provisions) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.3, the Indemnifying Parties agree that any amendment of this Agreement following the Effective Time that is signed by the Shareholder Representative shall be binding upon and effective against the Indemnifying Parties whether or not they have signed such amendment.

9.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Subs, on the one hand, and the Company, on the other hand, and at any time following the Effective Time, Parent and Merger Subs, on the one hand, and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party set forth herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Indemnifying Parties agree that any such extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Indemnifying Parties whether or not they have signed such extension or waiver.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed properly delivered, given and received (i) when delivered in person, (ii) when delivered by commercial messenger or courier service (with written confirmation), (iii) when transmitted via facsimile (with written confirmation of transmission), (iv) on the fifth (5th) Business Day following the mailing thereof by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Parent, Merger Subs or the Company (after the Closing), to:

SolarCity Corporation

3055 Clearview Way
San Mateo CA 94402
Attention:	Tanguy Serra
Seth R. Weissman
Facsimile No.: (650) 638-1029

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Attention:	Steven V. Bernard, Esq.
Facsimile No.: (650) 493-6811

1301 Avenue of the Americas

New York, New York 10019

Attention: Sacha Ross, Esq.

(b) If to the Company (prior to the Closing), to:

Zep Solar, Inc.
161 Mitchell Blvd. Suite 104
San Rafael, CA 94903
Attention:	Jack West
Facsimile No.: (415) 479-6901

with a copy to (which shall not constitute notice):

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention:	Douglas N. Cogen, Esq.
Lynda M. Twomey, Esq.
Facsimile No.: (650) 938-5200

(c) If to the Shareholder Representative, to

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Email: deals@shareholderrep.com
Facsimile No.: (303) 648-4085
Telephone No.: (303) 623-0294

(d) If to the Indemnifying Party or Parties, to the addresses set forth in the Spreadsheet.

(e) If to the Escrow Agent, to:

U.S. Bank National Association
One California Street, Suite 1000
San Francisco, CA 94044
Attention: Sheila K. Soares, with reference to Project Zoom
Facsimile No.: (415) 677-3768 or 3769

10.2 Counterparts; Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

10.3 Entire Agreement; No Third Party Beneficiaries; Assignment. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Reciprocal Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, other than (i) the Indemnifying Parties with respect to the right to receive payments from the Escrow Fund, if any, (ii) the Indemnified Party or Parties with respect to the rights under Article VIII, and (iii) the Company Indemnitees with respect to their rights under Section 6.23, and (c) shall not be assigned by operation of law or otherwise, except that a Parent may assign its rights and delegate its obligations hereunder to its Affiliates, provided that Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.4 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.5 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.6 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as applied to agreements entered into and performed entirely in the State of California by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

10.7 Consent to Jurisdiction. Subject to the terms of Section 8.5, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within San Francisco County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to the terms of Section 8.5, each party agrees not to commence any legal proceedings related hereto except in such courts.

10.8 Dispute Resolution. Without limiting the other provisions of this Section 10.8, the parties hereto agree that any legal proceeding by or against any party hereto or with respect to or arising out of this Agreement shall be brought exclusively in any federal court in the U.S. District for the Northern District of California. By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

10.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR

COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.10 USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account. For a non-individual Person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties hereto each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

10.11 Security Procedures.

(a) Parent and the Shareholder Representative shall each deliver to Escrow Agent a fully executed incumbency certificate naming the officers who have the authority to execute and amend this Agreement. Exhibit L names the authorized representatives who are authorized to provide disbursement instructions with respect to the Escrow Funds, and Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer or authorized representative. In the event funds transfer instructions are given, whether in writing or by facsimile, Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to one or more of the person or persons designated in Schedule 10.11 who is different from the person who gave the transfer instruction, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by Escrow Agent. If Escrow Agent is unable to contact any of the authorized representatives identified, Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of Parent’s or the Shareholder Representative’s (as applicable) authorized officers as prescribed on Purchaser’s banking resolutions which shall include the titles of treasurer or assistant treasurer for Parent. Escrow Agent and the beneficiary’s bank in any funds transfer to Parent may rely solely upon any account numbers or similar identifying numbers provided by Parent to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. Escrow Agent may apply any of the Escrow Fund for any payment order it executes using any such identifying number in a manner consistent with the written instructions from (i) Parent, to the extent that it relates to payments to Parent and/or (ii) the Shareholder Representative, to the extent that it relates to payments to the Shareholder Representative or the Indemnifying Parties. Parent and the Shareholder Representative each acknowledge that the security procedures set forth in this Section are commercially reasonable.

(b) Unless the Escrow Agent is otherwise instructed in writing by Parent, Parent acknowledges that the Escrow Agent is authorized to use the funds transfer instructions to disburse any funds due to Parent under this Agreement without a verifying call-back as set forth on Exhibit L.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Subs, the Company, the Shareholder Representative and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SOLARCITY CORPORATION

By:	/s/ Lyndon Rive
Name:	Lyndon Rive
Title:	CEO

ZOOM ACQUISITION CORPORATION

By:	/s/ Lyndon Rive
Name:	Lyndon Rive
Title:	CEO

ZOOM ACQUISITION LLC

By:	/s/ Lyndon Rive
Name:	Lyndon Rive
Title:	CEO

ZEP SOLAR, INC.

By:	/s/ Michael Miskovsky
Name:	Michael Miskovsky
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Merger Subs, the Company, the Shareholder Representative and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Shareholder Representative

By:	/s/ Mark B. Vogel
Name:	Mark B. Vogel
Title:	Managing Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Merger Subs, the Company, the Shareholder Representative and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Sheila K. Soares
Name:	Sheila K. Soares
Title:	Vice President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]